Exhibit 10.5

CREDIT AGREEMENT

dated as of

March 24, 2005

among

PROGRESS RAIL SERVICES HOLDINGS CORP.

Each of its Subsidiaries that are Signatories Hereto

PROGRESS RAIL CANADA CORPORATION

PROGRESS RAIL TRANSCANADA CORPORATION

The Lenders Party Hereto

GENERAL ELECTRIC CAPITAL CORPORATION,
as U.S. Administrative Agent

and

GE CANADA FINANCE HOLDING COMPANY,
as Canadian Administrative Agent

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner,  Sole Lead Arranger and Syndication Agent

WACHOVIA BANK, NATIONAL ASSOCIATION, NATIONAL CITY BANK AND BANK

OF AMERICA, N.A.,
as Co-Documentation Agents

i

SCHEDULES:

Commitment Schedule
Schedule 1.1(a) – Acquisition Documentation
Schedule 1.1(b) – Mortgaged Properties
Schedule 3.05 – Intellectual Property
Schedule 3.06 – Disclosed Matters
Schedule 3.09 – Taxes
Schedule 3.12 – Material Agreements
Schedule 3.15 – Capitalization and Subsidiaries
Schedule 3.17 – Financing Statements
Schedule 3.18 – Labor Matters
Schedule 3.19 – Affiliate Transactions
Schedule 3.23 – Properties
Schedule 3.24 – Environmental Matters
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.04 – Existing Investments
Schedule 6.08 – Existing Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Borrowing Base Certificate
Exhibit C – Form of Compliance Certificate
Exhibit D – Closing Checklist
Exhibit E – Form of Discount Note
Exhibit F – Form of Notice of Drawing
Exhibit G – Form of Guaranty

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of March 24, 2005 (as it may be amended or modified from time to time, this “Agreement”), among PROGRESS RAIL SERVICES HOLDINGS CORP., a Delaware corporation (the “Parent”), each of Parent’s domestic Subsidiaries identified on the signature pages hereof (together with the Parent, the “U.S. Borrowers”), Progress Rail Canada Corporation and Progress Rail Transcanada Corporation (the “Canadian Borrowers”; the Canadian Borrowers, together with the U.S. Borrowers, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”, as governed by the provisions of Section 1.05 of this Agreement), the Lenders party hereto, GENERAL ELECTRIC CAPITAL CORPORATION, as U.S. Administrative Agent and U.S. Swingline Lender, JPMORGAN CHASE BANK, N.A., as U.S. Issuing Bank, GE CANADA FINANCE HOLDING COMPANY, as Canadian Administrative Agent and Canadian Swingline Lender and JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Issuing Bank.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01                    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptance” means a Draft drawn by either Canadian Borrower on a Canadian Lender conforming to the requirements of Section 2.05 and accepted by such Canadian Lender in accordance with Section 2.05(c). As the context shall require, “Acceptance” shall also have the meaning ascribed to it in Section 2.05(j).

“Acceptance Equivalent Loan” means an advance made under this Agreement by a Canadian Lender evidenced by a Discount Note.

“Acceptance Exposure” means, at any time, the aggregate full face amount or principal amount of the outstanding Acceptances and Acceptance Equivalent Loans at such time, expressed in U.S. Dollars. The Acceptance Exposure of any Canadian Lender at any time shall be its Applicable Percentage of the aggregate Acceptance Exposure at such time.

“Acceptance Fee” has the meaning assigned to it in Section 2.14(d).

“Account” has the meaning assigned to such term in the Canadian Security Agreement, the U.S. Security Agreement or both, as the context may require.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger, amalgamation or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the applicable Borrower or the Subsidiary is the surviving entity.

“Acquisition Documentation” means, collectively, the agreements, documents and instruments listed on Schedule 1.1(a).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period and, in the case of a U.S. Eurodollar Borrowing, multiplied by (b) the Statutory Reserve Rate.

“Administrative Agents” means the U.S. Administrative Agent and the Canadian Administrative Agent.

“Administrative Borrower” has the meaning set forth in Section 9.19.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the applicable Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof, which Aggregate Commitment shall initially be in the amount of U.S.$220,000,000.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Annualized Basis” shall mean, with respect to the components of the Fixed Charge Coverage Ratio and Fixed Charges for the periods ending on or prior to February 28, 2006, the following:

(a)                                  for the Fiscal Quarter ending May 31, 2005, each such component of the Fixed Charge Coverage Ratio during the period beginning on the Effective Date and ending on May 31, 2005, divided by the number of days in such period and multiplied by 90 (the “Adjusted Quarter”), multiplied by four (4);

(b)                                 for the Fiscal Quarter ending August 31, 2005, each such component of the Fixed Charge Coverage Ratio during the Adjusted Quarter and the Fiscal Quarter ending August 31, 2005, multiplied by two (2);

(c)                                  for the Fiscal Quarter ending November 30, 2005, each such component of the Fixed Charge Coverage Ratio during the Adjusted Quarter, the Fiscal Quarter ending August 31, 2005 and the Fiscal Quarter ending November 30, 2005, divided by 0.75; and

(d)                                 for the Fiscal Quarter ending February 28, 2006, each such component of the Fixed Charge Coverage Ratio during the Adjusted Quarter, the Fiscal Quarter ending August 31, 2005, the Fiscal Quarter ending November 30, 2005 and the Fiscal Quarter ending February 28, 2005.

“Applicable Percentage” means (i) in the case of a Canadian Lender in respect of its Canadian Commitment or any extension of credit thereunder, the percentage of the total Canadian Commitments represented by such Canadian Lender’s Commitment, or (ii) in the case of a U.S. Lender in respect of its U.S. Commitment or any extension of credit thereunder, the percentage of the total U.S. Commitments represented by such U.S. Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentage shall be determined based upon the U.S. Commitments or Canadian Commitments, as applicable, most recently in effect, after giving effect to any assignments pursuant to Section 2.11.

“Applicable Rate” means, for any day, with respect to any ABR Loan, Eurodollar Loan or Canadian Prime Loan or any Acceptance Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread”, “Canadian Prime Spread”, or “Acceptance Fee Rate”, as the case may be, based upon the average of the Borrowers’ Availability on the last day of each of the three most recently ended calendar months:

Availability	RevolverABR Spread	RevolverEurodollar Spread	CanadianPrime Spread	AcceptanceFee Rate
> U.S.$100,000,000	0.00%	1.75%	0.00%	1.75%
< U.S.$100,000,000 but > U.S.$75,000,000	0.25%	2.00%	0.25%	2.00%
< U.S.$75,000,000 but > U.S.$50,000,000	0.50%	2.25%	0.50%	2.25%
< U.S.$50,000,000	0.75%	2.50%	0.75%	2.50%

For the period commencing on the Effective Date and ending on the last day of the first complete Fiscal Quarter of the Borrowers following the Effective Date, the Applicable Rate shall be as set forth in the pricing grid in the applicable columns opposite the row entitled “< U.S.$75,000,000 but > U.S.$50,000,000”.

“Approved Fund” has the meaning assigned to such term in Section 9.05.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the applicable Administrative Agent, in the form of Exhibit A or any other form approved by the applicable Administrative Agent.

“Authorized Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, a Financial Officer.

“Availability” means the sum of the U.S. Availability and the Canadian Availability.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Canadian Commitment” means, at any time, the Canadian Commitment then in effect minus the Canadian Exposure of all Canadian Lenders at such time.

“Available U.S. Commitment” means, at any time, the U.S. Commitment then in effect minus the U.S. Exposure of all U.S. Lenders at such time.

“Average 20-Day Availability” means, at any time, the average daily Availability for the immediately preceding twenty (20) Business Day period.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of such Lender’s Affiliates: (a) commercial credit cards, purchasing cards or other similar charge cards, (b) stored value cards, and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” and “Borrowers” have the respective meanings set forth in the preamble to this Agreement.

“Borrowing” means (a) Revolving Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, and in the case of Acceptances, as to which a single maturity date is in effect, (b) a Swingline Loan and (c) a Protective Advance.

“Borrowing Base” means either the Canadian Borrowing Base or the U.S. Borrowing Base, as the context requires.

“Borrowing Base Certificate” means a certificate, signed by a Financial Officer of the Administrative Borrower, in the form of Exhibit B or another form which is acceptable to the Administrative Agents in their sole discretion.

“Borrowing Request” means a request by the Administrative Borrower for a Revolving Borrowing in accordance with Section 2.04.

“Business Day” means, as the context shall require, a U.S. Business Day, a Canadian Business Day, or both.

“Calculation Date” means the last U.S. Business Day of each calendar week.

“Canadian Administrative Agent” means GE Canada Finance Holding Company, in its capacity as administrative agent for the Canadian Lenders hereunder, together with its successors and assigns.

“Canadian Availability” means the amount by which the lesser of the aggregate outstanding Canadian Commitment and the Canadian Borrowing Base, within all applicable sublimits, exceeds the sum of the Canadian Exposure.

“Canadian Borrowers” has the meaning set forth in the preamble to this Agreement.

“Canadian Borrowing Base” means, at any time, the sum, expressed in U.S. Dollars, of (a) 85% of Canadian Borrowers’ Eligible Accounts at such time, plus (b) the lesser of (i) the sum of (A) the lesser of (x) 60% of Canadian Borrowers’ Eligible Inventory (other than scrap steel and finished wheelsets), valued on an average cost basis, consistent with the Canadian Borrowers’ practices as of the Effective Date and (y) 85% of the Net Recovery Rate of Canadian Borrowers’ Eligible Inventory (other than scrap steel and finished wheelsets), multiplied by the value of such inventory determined on an average cost basis, consistent with the Canadian Borrowers’ practices as of the Effective Date, plus (B) the lesser of (x) 70% of the value of Canadian Borrowers’ Eligible Inventory consisting of scrap steel and finished wheelsets, determined on an average cost basis, consistent with the Canadian Borrowers’ practices as of the Effective Date and (y) 85% of the Net Recovery Rate of Canadian Borrowers’ Eligible Inventory consisting of scrap steel and finished wheelsets, multiplied by the value of such inventory determined on an average cost basis, consistent with the Canadian Borrowers’ practices as of the Effective Date and (ii) an amount equal to 50% of the Canadian Borrowing Base, plus (c) 75% of the appraised Fair Market Value of Eligible Real Estate of the Canadian Borrowers, plus (d) 80% of the appraised Net Orderly Liquidation Value of Eligible Equipment of the Canadian Borrowers, minus (e) Canadian Reserves.  The maximum amount of Eligible Equipment and Eligible Real Estate that may be included in the Canadian Borrowing Base is the amount equal to the lesser of (i) the Fixed Asset Percentage multiplied by U.S.$5,000,000 and (ii) (x) the Fixed Asset Percentage multiplied by U.S.$40,000,000 minus (y) the amount of Eligible Equipment and Eligible Real Estate included in the U.S. Borrowing Base.

“Canadian Borrowing” means a Borrowing comprised of Canadian Loans.

“Canadian Business Day” means any day that is not a Saturday, Sunday or legal holiday in the Province of Ontario, on which banks are open for business in Toronto and in New York City; provided that when used in connection with a Eurodollar Loan, the term “Canadian Business Day” shall also exclude any day on which banks are not open for dealings in U.S. Dollar deposits in the London interbank market.

“Canadian Collateral Agent” means GE Canada Finance Holding Company, in its capacity as collateral agent for the Canadian Secured Parties hereunder, together with its successors and assigns.

“Canadian Collection Account” has the meaning assigned to such term in the Canadian Security Agreement.

“Canadian Commitment” means, with respect to each Lender, such Lender’s commitment, if any, to make Canadian Loans, to acquire participations in any Canadian Letter of Credit and to accept Acceptances hereunder, expressed as an amount in U.S. Dollars representing the maximum aggregate amount of such Lender’s Canadian Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.11, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05.  The initial amount of each Lender’s Canadian Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Canadian Commitment, as applicable.

“Canadian Controlled Disbursement Account” means, collectively, any accounts of the Canadian Borrowers maintained as a zero balance, cash management account pursuant to and under any agreement between the Canadian Borrowers and the Canadian Administrative Agent, as modified and amended from time to time, and through which all disbursements of the Canadian Borrowers, any Canadian Loan Party and any designated Subsidiary of the Canadian Borrowers are made and settled on a daily basis with no uninvested balance remaining overnight.

“Canadian Dollar Equivalent” means, with respect to an amount of U.S. Dollars on any date, the amount of Canadian Dollars that may be purchased with such amount of U.S. Dollars at the Exchange Rate with respect to U.S. Dollars on such date.

“Canadian Dollars” and the symbol “Cdn.$” mean the lawful currency of Canada.

“Canadian Exposure” means, at any time, the aggregate principal amount of outstanding Acceptance Exposure, Canadian Loans and Canadian LC Exposure at such time, in each case expressed in U.S. Dollars. The Canadian Exposure of any Canadian Lender at any time shall be the sum of its Acceptance Exposure and Canadian LC Exposure plus the aggregate principal amount of its outstanding Canadian Loans at such time, in each case expressed in U.S. Dollars.

“Canadian Hypothec” means a hypothec granted by any Loan Party having assets located in the province of Quebec, and any bonds or debentures, any pledge of bonds or debentures and documentation related thereto.

“Canadian Issuing Bank” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as the issuer of Canadian Letters of Credit hereunder, or such other financial institution as may be approved by the Administrative Agents and the Administrative Borrower as the successor Canadian Issuing Bank as provided in Section 2.08(i). The Canadian Issuing Bank may, in its discretion, arrange for one or more Canadian Letters of Credit to be issued by Affiliates of the Canadian Issuing Bank, in which case the term “Canadian Issuing Bank” shall include any such Affiliate with respect to Canadian Letters of Credit issued by such Affiliate.

“Canadian LC Collateral Account” has the meaning assigned to such term in Section 2.08(j).

“Canadian LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Canadian Letters of Credit at such time plus (b) the aggregate principal amount of all LC Disbursements made pursuant to Canadian Letters of Credit that have not yet been reimbursed by or on behalf of the Canadian Borrowers at such time, in each case expressed in U.S. Dollars. The Canadian LC Exposure of any Canadian Lender at any time shall mean its Applicable Percentage of the aggregate Canadian LC Exposure at such time.

“Canadian LC Shortfall Amount” means an amount equal to the difference of (x) the amount of Canadian LC Exposure at such time, less (y) the amount on deposit in the Canadian LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations.

“Canadian Lender” means any Lender that has a Canadian Commitment or any Canadian Exposure. The initial Canadian Lenders are listed on the Commitment Schedule under the caption “Canadian Lenders”.

“Canadian Letter of Credit” means any Letter of Credit issued by the Canadian Issuing Bank for the account of a Canadian Borrower.  Each Existing Canadian Letter of Credit shall be deemed to constitute a Canadian Letter of Credit issued hereunder on the Effective Date for all purposes of the Loan Documents.

“Canadian Loan” means a Loan made pursuant to Section 2.02(b), a Canadian Swingline Loan and a Canadian Protective Advance, and shall be deemed to include the acceptance and purchase of Acceptances, where applicable.

“Canadian Loan Parties” means each Canadian Borrower and each Canadian Subsidiary made a party hereto pursuant to Section 5.11.

“Canadian Obligations” means all unpaid principal of and accrued and unpaid interest on the Canadian Loans (including interest that accrues or that would accrue but for the filing of a bankruptcy case or a proceeding under the Companies’ Creditors Arrangement Act (Canada) by a Canadian Loan Party, whether or not such interest would be an allowable claim under any applicable bankruptcy or other similar proceeding, and other obligations accruing or arising after commencement of any case under any bankruptcy or similar laws by or against any Canadian Loan Party (or that would accrue or arise but for the commencement of any such case)), all Acceptance Exposure, all Canadian LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Canadian Loan Parties to the Canadian Lenders or to any Canadian Lender, the Canadian Administrative Agent, the Canadian Issuing Bank or any indemnified party arising under the Loan Documents.  Canadian Obligations shall also include (i) all Banking Services Obligations of any Canadian Loan Party, and (ii) all Swap Obligations owing to one or more Canadian Lenders or their respective Affiliates by any Canadian Loan Party, provided that a Swap Obligation to a Canadian Lender or an Affiliate of a Canadian Lender shall not be “Obligations” unless within a reasonable time after any transaction relating to such Swap Obligation is executed, the Canadian Lender or Affiliate of a Canadian Lender shall have delivered written notice to the Canadian Administrative Agent that such a transaction has been entered into and that it constitutes a Canadian Obligation entitled to the benefits of the Collateral Documents.

“Canadian Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, between Progress Rail Services Corporation, Progress Rail Holdings, Inc. and the Canadian Collateral Agent, for the benefit of the Canadian Collateral Agent and the Canadian Secured Parties, as the same may be amended, restated or otherwise modified from time to time.

“Canadian Prime” means, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Prime Rate” means, for any day, a rate per annum equal to the higher of (i) the rate per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., Toronto

Branch as its prime rate in effect for Canadian Dollar denominated loans made  at its principal office in Toronto and (ii) the one-month CDOR Rate plus one hundred bps (1.00%) per annum.

“Canadian Protective Advance” has the meaning assigned to such term in Section 2.06.

“Canadian Railcar Security Agreement” means that certain Memorandum of Canadian Pledge and Security Agreement, dated as of the date hereof, between the Canadian Borrowers and the Canadian Collateral Agent, for the benefit of the Canadian Collateral Agent and the Canadian Secured Parties, as the same may be amended, restated or otherwise modified from time to time.

“Canadian Reserves” means (i) any and all reserves which the Canadian Administrative Agent deems necessary, in its Permitted Discretion, to from time to time establish against the gross amounts of Eligible Accounts, Eligible Inventory and Eligible Equipment (including, without limitation, reserves for rent at locations leased by any Canadian Borrower and for which no Collateral Access Agreement is in effect, to the extent property at such locations is included in the Canadian Borrowing Base; reserves for consignee’s, warehousemen’s and bailee’s charges at locations for which no Collateral Access Agreement is in effect, to the extent property at such locations is included in the Canadian Borrowing Base; Canadian Vendor Retention of Title Reserves; reserves for dilution of Accounts; reserves for Inventory shrinkage; reserves for customs charges and shipping charges related to any Inventory in transit; reserves for contingent liabilities of any Canadian Borrower; reserves for uninsured losses of any Canadian Borrower and reserves for taxes, employee source deductions, workers’ compensation obligations, vacation pay, pension fund obligations, fees, assessments, and other Liens created by applicable law which rank or are capable of ranking prior to or pari passu with Canadian Collateral Agent’s Lien against all or part of the Collateral) and (ii) any and all reserves for Swap Obligations of any Canadian Loan Party which any Lender to whom Swap Obligations are owing directs the Canadian Administrative Agent to establish, or which the Canadian Administrative Agent deems necessary in its Permitted Discretion to establish, from time to time against the gross amounts of Eligible Accounts, Eligible Inventory and Eligible Equipment.

“Canadian Revolving Loan” means a Loan made pursuant to Section 2.02(b).

“Canadian Secured Parties” means, collectively, (i) the Canadian Administrative Agent, (ii) the Canadian Lenders, (iii) the Canadian Issuing Bank, (iv) any Person indemnified under the Loan Documents, (v) any Canadian Lender or an Affiliate of any Canadian Lender with respect to any Banking Services Obligations, and (vi) any Canadian Lender or Affiliate of a Canadian Lender which is a counterparty to any Swap Obligation with any Loan Party that constitutes an Obligation.

“Canadian Security Agreements” means that certain Security Agreement, dated as of the date hereof, between the Canadian Borrowers and the Canadian Collateral Agent, for the benefit of the Canadian Collateral Agent and the Canadian Secured Parties, together with the Canadian Pledge Agreement and each Canadian Hypothec, as the same may be amended, restated or otherwise modified from time to time.

“Canadian Subsidiary” means the Canadian Borrowers and each other Subsidiary that is incorporated or otherwise organized under the laws of Canada or any political subdivision thereof.

“Canadian Swingline Lender” means GE Canada Finance Holding Company, in its capacity as lender of Canadian Swingline Loans hereunder.

“Canadian Swingline Loan” has the meaning assigned to such term in Section 2.07.

“Canadian Vendor Retention of Title Reserve” means an amount calculated by the Canadian Administrative Agent to provide for vendor liabilities relating to Inventory of the Canadian Borrowers which may be subject to Section 81.1 of the Bankruptcy and Insolvency Act (Canada).

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Parent and its Subsidiaries  prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal or movable property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CDOR Rate” means, on any day, the annual discount rate which is the rate determined by the Canadian Administrative Agent as being the arithmetic average of the rates applicable to Canadian Dollar bankers’ acceptances for the applicable period displayed and identified as such on the “Reuters’ Screen CDOR Page” at approximately 10:00 a.m. (Toronto time) on such day for Schedule I chartered banks, or if such day is not a Canadian Business Day then on the immediately preceding Canadian Business Day (as adjusted by a Canadian bank after 10:00 a.m. (Toronto time) to reflect any error in a posted discount rate or in the posted average annual discount rate). Each change in the Canadian Prime Rate shall be effective on the date after such change is publicly announced.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

“Change in Control” means (a) One Equity Partners LLC and its Affiliates shall cease to own and control, directly or indirectly, free and clear of all Liens or other encumbrances, Equity Interests of the Parent representing at least 50.1% of the voting power on a fully diluted basis, (b) Parent shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances, 100% of the outstanding Equity Interests of Progress Rail on a fully diluted basis or (c) the occurrence of any “Change of Control” under the Senior Unsecured Debt Documents.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.17(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“ChaseLincoln” means Chase Lincoln First Commercial Corporation, a Delaware corporation, in its individual capacity, and its successors.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Canadian Loans or U.S. Loans, and when used in reference to any Commitment, refers to whether such Commitment is a Canadian Commitment or U.S. Commitment.

“Closing Checklist” means the closing checklist attached hereto as Exhibit D.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all “Collateral”, or “Mortgaged Property” as defined in any Collateral Document, whether such “Collateral” or “Mortgaged Property” is now existing or hereafter acquired.

“Collateral Access Agreement” has the collective meanings assigned to such term in the U.S. Security Agreement, the Canadian Security Agreement or both, as the context may require.

“Collateral Agent” means the U.S. Collateral Agent, the Canadian Collateral Agent or both, as the context may require.

“Collateral Documents” means, collectively, the Security Agreements, the Railcar Security Agreement, the Canadian Railcar Security Agreement, the Mortgages and any other security documents delivered pursuant to Section 4.01(b) or Section 5.11 to secure payment of the Obligations.

“Collection Account” means the U.S. Collection Account, the Canadian Collection Account, or both, as the context requires.

“Commitment” means a U.S. Commitment or a Canadian Commitment, or both, as the context requires.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Consolidated Net Tangible Assets” of the Parent and its Subsidiaries means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of the Parent and its Subsidiaries after deducting therefrom, without duplication, the sum of (a) all liabilities and liability items which under GAAP would be included on such balance sheet, except funded debt, liabilities in respect of Capital Lease Obligations (other than the current portion thereof), capital stock and surplus, surplus reserves and provisions for deferred income taxes, and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under GAAP would be included on such consolidated balance sheet.

“Contracts” has the meaning assigned to such term in Section 3.12.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Disbursement Account” means the U.S. Controlled Disbursement Account, the Canadian Controlled Disbursement Account, or both, as the context may require.

“Copyright Security Agreement” means that certain Copyright Security Agreement dated as of the date hereof by and among the Loan Parties party thereto and the U.S. Collateral Agent.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to such Lender’s Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.

“DBRS” means Dominion Bond Rating Service and its successors.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” has the meaning assigned to such term in Section 2.09(b).

“Departing Lender” has the meaning assigned to such term in Section 2.21(b).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Discount Note” means a non-interest bearing, non-negotiable promissory note denominated in Canadian Dollars, issued by either Canadian Borrower to a Canadian Lender, substantially in the form of Exhibit E.

“Discount Proceeds” means proceeds in respect of any Acceptance to be purchased by a Lender under Section 2.05 on any day, in an amount (rounded to the nearest whole Canadian cent, and with one-half of one Canadian cent being rounded up) calculated on such day by dividing:

(a)               the face amount of such Acceptance; by

(b)              the sum of one plus the product of:

(i)                  the Discount Rate (expressed as a decimal) applicable to such Acceptance; and

(ii)               a fraction, the numerator of which is the number of days in the term of such Acceptance commencing on the date of acceptance of the Acceptance and ending on, but excluding, the maturity date of such Acceptance, and the denominator of which is 365;

with such product being rounded up or down to the fifth decimal place and .000005 being rounded up.

“Discount Rate” with respect to an issue of Acceptances with the same maturity date, (a) for a Canadian Lender which is a Schedule I Lender, (i) the average CDOR Rate for banker’s acceptances with the applicable term and face value and (b) for a Canadian Lender which is not a Schedule I Lender, the rate determined by the Canadian Administrative Agent based on the arithmetic average (rounded upwards to the nearest multiple of 0.01%) of the actual discount rates, calculated on the basis of a year of 365 days, for Acceptances for such term and face value accepted by the Schedule II or III Reference Banks established in accordance with their normal practices at or about 10:00 a.m. (Toronto time) on the date of issuance of such Acceptances, but not to exceed the actual rate of discount applicable to Acceptances established pursuant to clause (a) for the same Acceptances issue plus ten bps (0.10%) per annum.

“Document” has the collective meanings assigned to such term in the U.S. Security Agreement and the Canadian Security Agreement.

“Draft” means a depository bill issued in accordance with the Depository Bills and Notes Act (Canada) or a bill of exchange in the form used from time to time by each Canadian Lender, respectively, in connection with the creation of bankers’ acceptances in accordance with the provisions of Section 2.05 and payable in Canadian Dollars.

“EBITDA” means for any period Net Income for such period plus, to the extent deducted from revenues for such period in determining Net Income, (a) Interest Expense, (b) expense for taxes paid or accrued net of tax refunds, (c) depreciation, (d) amortization and other non-cash charges, (e) purchase price adjustments, restructuring charges and fees and expenses (including legal, accounting, and debt issuance costs) in each case, incurred (whether or not invoiced) on or before the Effective Date in connection with the Transactions, (f) any item for which the Borrowers have recovered pursuant to any indemnification or reimbursement provision contained in the Acquisition Documentation, (g) extraordinary losses (as determined in accordance with GAAP) and non-cash non-recurring losses, in each case incurred other than in the ordinary course of business and (h) cash non-recurring losses incurred other than in the ordinary course of business in an amount not to exceed U.S.$5,000,000 in any Fiscal Year or U.S.$20,000,000 over the term of this Agreement, minus, to the extent included in Net Income for such period, extraordinary gains (as determined in accordance with GAAP) realized other than in the ordinary course of business, all calculated for the Parent and its Subsidiaries on a consolidated basis.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.03).

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail, E-Fax, Internet or extranet-based site or any other equivalent electronic service, whether owned, operated or hosted by an Administrative Agent, any of such Administrative Agent’s Related Persons or any other Person.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including, without limitation, the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-Systems” means any electronic system, including IntralinksTM and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by an Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Accounts” means, at any time, the Accounts of the applicable Borrowers which an Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Acceptances and Letters of Credit hereunder. Without limiting such Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

(a)                                  which is not subject to a first priority perfected security interest in favor of the applicable Collateral Agent;

(b)                                 which is subject to any Lien other than (i) a Lien in favor of the applicable Collateral Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of such Collateral Agent;

(c)                                  with respect to which more than 90 days have elapsed since the date of the original invoice therefor or which is more than 60 days past the due date for payment;

(d)                                 which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;

(e)                                  which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to such Borrowers exceeds 25% of the aggregate Eligible Accounts;

(f)                                    with respect to which any covenant, representation, or warranty relating to such Account contained in this Agreement or in the Security Agreements has been breached or is not true;

(g)                                 which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice, or other documentation satisfactory to such Administrative Agent, which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Borrowers’ completion of any further performance, or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment which is billed prior to actual sale to the end user, cash-on-delivery or any other repurchase or return basis;

(h)                                 for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrowers;

(i)                                     with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)                                     which is owed by an Account Debtor which (i) has applied for, suffered, or consented to the appointment of any receiver, interim receiver, receiver and manager, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, interim receiver, receiver and manager, custodian, trustee or liquidator, (iii) has filed, or has had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial or federal bankruptcy laws, (iv) to the knowledge of such Borrowers, has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) to the knowledge of such Borrowers, has become insolvent, or (vi) has ceased operation of its business;

(k)                                  which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l)                                     which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada unless, in either case, such Account is backed by a letter of credit or other credit support acceptable to such Administrative Agent which is in the possession of such Administrative Agent; provided that up to $1,000,000 of Accounts owing from Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of the United Mexican States, may be included as Eligible Accounts even if not backed by a letter of credit or other credit support acceptable to the applicable Administrative Agent;

(m)                               which is owed in any currency other than U.S. or Canadian dollars;

(n)                                 which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to such Administrative Agent which is in the possession of such Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the applicable Collateral Agent in such Account have been complied with to such Administrative Agent’s satisfaction;

(o)                                 which is owed by any Affiliate, employee, director, or officer of any Loan Party;

(p)                                 which, for any Account Debtor, exceeds a credit limit determined by such Administrative Agent of which the Administrative Borrower has been previously notified, to the extent of such excess;

(q)                                 which is owed by an Account Debtor or any Affiliate of such Account Debtor (other than a Lender or any Affiliate of a Lender) which is the holder of Indebtedness issued or incurred by any Loan Party, but only to the extent of such Indebtedness;

(r)                                    which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff or dispute, unless such Administrative Agent, in its Permitted Discretion, has established an appropriate Reserve and determines to include such Account as an Eligible Account;

(s)                                  which is evidenced by any promissory note, chattel paper, or instrument;

(t)                                    which is owed by an Account Debtor located in any jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless such Borrowers have so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent such Borrowers may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty reasonably viewed by such Administrative Agent to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account;

(u)                                 with respect to which such Borrowers have made any agreement with the Account Debtor for any reduction thereof, but only to the extent of such reduction, other than discounts and adjustments given in the ordinary course of business; or

(v)                                 which such Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the applicable Borrowers shall notify the Administrative Agents thereof on and at the time of submission to the Administrative Agents of the next Borrowing Base Certificate.

“Eligible Equipment” means, at any time, the equipment owned by one of the applicable Borrowers which an Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Acceptances and Letters of Credit hereunder.  Without limiting such Administrative Agent’s discretion provided herein, Eligible Equipment shall not include any equipment unless:

(a)                                  one of the Borrowers has good title to such equipment;

(b)                                 the Borrower having title to such Equipment has the right to subject such equipment to a Lien in favor of the applicable Collateral Agent; such equipment is subject to a first priority perfected Lien in favor of such Collateral Agent and is free and clear of all other Liens of any nature whatsoever (except for Permitted Encumbrances which do not have priority over the Lien in favor of such Collateral Agent);

(c)                                  the full purchase price for such equipment has been paid by a Borrower;

(d)                                 such equipment is located on premises (i) owned by one of the Borrowers, or (ii) leased by one of the Borrowers and (x) the lessor has delivered to such Administrative Agent a Collateral Access Agreement or (y) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by such Administrative Agent in its Permitted Discretion;

(e)                                  such equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by the Borrowers in the ordinary course of business of the Borrowers;

(f)                                    such equipment is not subject to any agreement which restricts the ability of the Borrowers to use, sell, transport or dispose of such equipment or which restricts such Administrative Agent’s ability to take possession of, sell or otherwise dispose of such equipment; and

(g)                                 such equipment does not constitute “fixtures” under the applicable laws of the jurisdiction in which such equipment is located.

“Eligible Inventory” means, at any time, the Inventory owned by one of the applicable Borrowers which an Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Acceptances and Letters of Credit hereunder. Without limiting such Administrative Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a)                                  which is not subject to a first priority perfected Lien in favor of the applicable Collateral Agent;

(b)                                 which is subject to any Lien other than (i) a Lien in favor of the applicable Collateral Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of such Collateral Agent;

(c)                                  which is, in such Administrative Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d)                                 with respect to which any covenant, representation, or warranty contained in this Agreement or any Security Agreement has been breached or is not true;

(e)                                  which does not conform to all standards imposed by any governmental authority;

(f)                                    which is not finished goods or which constitutes work-in-process, subassemblies (unless such Administrative Agent determines, in its Permitted Discretion, to include such work-in-process or subassemblies as Eligible Inventory), packaging and shipping material, manufacturing supplies other than scrap steel, display items, bill-and-hold goods, returned or repossessed goods, defective goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g)                                 which is not located in the U.S. or Canada or is in transit with a common carrier from vendors and suppliers;

(h)                                 which is located in any location leased by the Borrowers unless (i) the lessor has delivered to such Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by such Administrative Agent in its Permitted Discretion;

(i)                                     which is located in any third party warehouse or is in the possession of a bailee and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to such Administrative Agent a Collateral Access Agreement and such other documentation as such Administrative Agent may require or (ii) an appropriate Reserve has been established by such Administrative Agent in its Permitted Discretion;

(j)                                     which is the subject of a consignment by any Borrower as consignor unless (i) (a) at the time of determination, the consignee is rated at least Investment Grade or (b) a protective UCC-1 financing statement has been properly filed against the consignee, such Administrative Agent has determined in its Permitted Discretion to include such Inventory as Eligible Inventory and the aggregate amount of all Inventory eligible under this subclause (b) does not exceed $2,000,000 at any time, and (ii) there is a written agreement clearly acknowledging that such Inventory is held on consignment, that the Borrower retains title to such Inventory, that no Lien arising by, through or under such consignee has attached or will attach to such Inventory and requiring consignee to segregate the consigned Inventory from the consignee’s other personal or movable property and having other terms consistent with the Borrowers’ past practices for consigned Inventory; provided that the aggregate amount of all Inventory eligible under this clause (j) shall not exceed U.S.$20,000,000 at any time;

(k)                                  which is perishable; or

(l)                                     which contains or bears any intellectual property rights licensed to the Borrowers unless such Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrowers shall notify the Administrative Agents thereof on and at the time of submission to the Administrative Agents of the next Borrowing Base Certificate.

“Eligible Real Estate” means, at any time, the real or immovable property owned, or in the case of the real or immovable property described in Part II of Schedule 1.1(b), leased, by one of the applicable Borrowers which an Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Acceptances and Letters of Credit hereunder. As of the Effective Date, but subject to such Administrative Agent’s Permitted Discretion based upon post-Effective Date events, the properties described on Schedule 1.1(b) are Eligible Real Estate.  Without limiting such Administrative Agent’s discretion provided herein, Eligible Real Estate shall not include any such real or immovable property unless:

(a)                                  one of the Borrowers is the record owner of and has good and marketable fee title to, or a valid leasehold interest in, such real or immovable property;

(b)                                 one of the Borrowers has the right to subject such real or immovable property (or, if the real or immovable property is leased by such Borrower, such Borrower’s leasehold interest therein) to a mortgage Lien in favor of the applicable Collateral Agent; such real or immovable property (or, if the real or immovable property is leased by such Borrower, such Borrower’s leasehold interest therein) is subject to a first priority perfected Lien in favor of such Collateral Agent and is free and clear of all other Liens of any nature whatsoever (except for Permitted Encumbrances);

(c)                                  except for Permitted Encumbrances, such real or immovable property (or, if the real or immovable property is leased by such Borrower, such Borrower’s leasehold interest therein) is not subject to any agreement or condition which could restrict or otherwise adversely affect such Administrative Agent’s ability to sell or otherwise dispose of such real or immovable property (or, if the real or immovable property is leased by such Borrower, such Borrower’s leasehold interest therein); and

(d)                                 the applicable Borrower has delivered to such Administrative Agent such environmental audits, mortgage title insurance, real or immovable property survey, local counsel opinion(s) as to such real or immovable property (and, if the real or immovable property is leased by such Borrower, such Borrower’s leasehold interest therein), supplemental casualty insurance and flood insurance, and other documents, instruments or agreements as may be reasonably requested by such Administrative Agent, in each case, in form and substance reasonably satisfactory to such Administrative Agent.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the pollution or protection of the environment or the preservation or reclamation of natural resources, including those relating to the management, release or threatened release of any Hazardous Material, or to employee health and safety matters.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Loan Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release or resulting from the ownership, lease, sublease or other operation or occupation of property by any Loan Party, whether on, prior to or after the date hereof.

“Equity Funding” means the consummation by the Sponsor Group of a cash equity investment to Parent Holdco and a simultaneous contribution by Parent Holdco to Parent of not less than U.S.$100,000,000 and, to the extent such investment is not used to finance a portion of the consideration for the Progress Rail Acquisition, the contribution by Parent of such investment to Progress Rail or Progress Metal, each on the date hereof.

“Equity Interests” means, with respect to any Person, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in such Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means Loan Parties, their Subsidiaries and Affiliates, but excluding those Persons having a Controlling or ownership interest in Parent.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, (a) with respect to Canadian Dollars in relation to U.S. Dollars, the spot rate at which U.S. Dollars are offered on such day by JPMorgan Chase Bank, N.A. in New York City for Canadian Dollars at approximately 12:00 p.m. (New York City time), and (b) with respect to U.S. Dollars in relation to Canadian Dollars, the spot rate at which Canadian Dollars are offered on such day by JPMorgan Chase Bank, N.A. in New York City for U.S. Dollars at approximately 12:00 p.m. (New York City time), as quoted generally to customers of JPMorgan Chase Bank, N.A.

“Excluded Taxes” means, with respect to any Person, (a) income or franchise taxes imposed on or measured by (or for which of two or more alternative bases is based on or measured by reference to) such Person’s net income by the United States of America (or any political subdivision thereof), Canada (or any political subdivision thereof), or the jurisdiction under the laws of which such Person is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by Canada or any other jurisdiction, (c) any gift, inheritance, succession or similar taxes, (d) U.S. withholding tax imposed with respect to amounts payable to a Non-U.S. Lender to the extent that such withholding tax is in effect and is applicable to such Non-U.S. Lender (after giving effect to any treaty or other applicable basis for reduction or exemption) on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), (e) Canadian withholding tax imposed with respect to amounts payable to a Non-Canadian Lender (other than a Non-Canadian Lender that becomes a Lender pursuant to an assignment permitted by Section 9.05(b)(ii)(D)) to the extent that such withholding tax is in effect and is applicable to such Non-Canadian Lender (after giving effect to any treaty or other applicable basis for reduction or exemption) on the date such Non-Canadian Lender becomes a party to this Agreement (or designates a new lending office) and (f) any tax that is attributable to a Lender’s failure to comply with Section 2.19(e); provided, that clauses (d) and (e) above shall not include amounts that arise (i) as a result of an assignment or the designation of a new lending office made at the request of the Administrative Borrower under Section 2.21(b), or (ii) to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.19(a).

“Extraordinary Receipts” means any Net Cash Proceeds, received by any Loan Party or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.13(b)(ii), (iii) or (iv) hereof), including, without limitation, (i) foreign, Canadian, provincial, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments and (vii) any purchase price adjustment received in connection with any purchase agreement.

“Fair Market Value” shall mean, with respect to real or immovable property of any Person, the fair market value thereof as determined in the most recent appraisal received by an Administrative Agent in accordance with the terms hereof, which appraisal shall be performed in a manner reasonably acceptable to such Administrative Agent by an appraiser reasonably acceptable to such Administrative Agent.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such date, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the U.S. Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Administrative Borrower.

“Fiscal Quarter” means a fiscal quarter of the Parent and its Subsidiaries ending on February 28 or February 29 (as applicable), May 31, August 31 or November 30 of each year.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on November 30 of each year.

“Fixed Asset Percentage” shall mean, as of any date, the percentage equal to one hundred percent (100%) minus the percentage obtained by dividing the number of full Fiscal Quarters elapsed since the Effective Date by twenty (20).

“Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each Fiscal Quarter of the Parent for the most-recently ended four Fiscal Quarters, of (a) EBITDA for such four Fiscal Quarters, plus Rentals for such four Fiscal Quarters, minus Capital Expenditures during such four Fiscal Quarters (excluding Capital Expenditures to the extent financed with Indebtedness for borrowed money (other than Indebtedness incurred hereunder) or to the extent actually reimbursed in cash pursuant to indemnification or reimbursement provisions of the

Acquisition Documentation) to (b) Fixed Charges for such four Fiscal Quarters, all calculated for the Parent and its Subsidiaries on a consolidated basis; provided, for calculations of Fixed Charge Coverage Ratio with respect to annual periods ending on or prior to February 28, 2006, the components of the Fixed Charge Coverage Ratio and Fixed Charges shall be determined on an Annualized Basis based upon the one (1), two (2), three (3) or four (4) most recent consecutive Fiscal Quarters of the Parent occurring after the Effective Date.

“Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense for such period, plus Rentals for such period, plus scheduled principal payments on Indebtedness made during such period, plus expense for taxes paid in cash during such period, plus dividends or distributions paid in cash during such period, plus Capital Lease Obligation payments (to the extent not already included in Rentals) during such period, all calculated for the Parent and its Subsidiaries on a consolidated basis.

“Flex-Pricing Provisions” means any term or provision of any fee letter, commitment letter or term sheet delivered in connection with the transaction which is the subject of this Agreement which purports to permit the Syndication Agent or the lead arranger to change any or all of the structure, terms or pricing of the credit facility evidenced by this Agreement either before or after the Effective Date in order to allow the Syndication Agent and/or lead arranger to successfully syndicate such credit facility either before or after the Effective Date.

“Funding Accounts” has the meaning assigned to such term in Section 4.01(h).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including without limitation the Surface Transportation Board.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty” means the Guaranty dated as of the Effective Date by the U.S. Borrowers in substantially the form of Exhibit G.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business and not overdue by more than 60 days), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) obligations under any liquidated earn-out, (k) all Swap Obligations (and the amount of Indebtedness under any Swap Obligation shall be deemed the Net Mark-to-Market Exposure thereunder) and (l) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property or any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 9.04(b).

“Information Memorandum” means the Confidential Information Memorandum dated February, 2005 relating to Progress Rail and the Transactions.

“Interest Election Request” means a request by the Administrative Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.10.

“Interest Expense” means, with reference to any period, the interest expense (net of interest income) of the Parent and its Subsidiaries calculated on a consolidated basis for such period.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan) or Canadian Prime Loan, the last day of each calendar quarter and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the

Borrowing of which such Loan is a part, and in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Administrative Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the U.S. Security Agreement, the Canadian Security Agreement or both, as the context may require.

“Investment Grade” means a rating of (a) “BBB” or better by S&P or (b) “Baa” or better by Moody’s.

“Issuing Bank” means, as the context may require, the U.S. Issuing Bank or the Canadian Issuing Bank, and “Issuing Banks” means both of such banks.

“Joinder Agreement” has the meaning assigned to such term in Section 5.11.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means the U.S. LC Exposure and the Canadian LC Exposure.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor page or any successor to such Service, or any substitute page or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the applicable Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be determined by reference to such other comparable publicly available service for displaying the offered rate for dollar deposits in the London interbank market as may be selected by the applicable Administrative Agent and, in the absence of availability, such other method to determine such eurodollar rate as may be selected by such Administrative Agent in its Permitted Discretion.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Guaranty, the Collateral Documents and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, an Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to an Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means U.S. Loan Parties and the Canadian Loan Parties.

“Loans” means the Canadian Loans (including Acceptances) and the U.S. Loans.

“Management Agreement” means that certain Management Agreement dated of even date herewith by and between One Equity Partners LLC and Parent Holdco.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Parent and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Collateral Agents’ Liens (on behalf of themselves and the Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agents, the Issuing Banks or the Lenders thereunder.

“Material Environmental Liabilities” means Environmental Liabilities exceeding U.S.$5,000,000 in the aggregate.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent and its Subsidiaries in an aggregate principal amount exceeding U.S.$5,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Parent or any of its Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means March 24, 2010 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of February 17, 2005, by and among Parent, PRSC Acquisition Corp., PMRC Acquisition Co., Progress Rail, Progress Metal, Progress Fuels Corporation and Progress Energy, Inc.

“Mexican Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, between Railcar, Ltd. and the Collateral Agents, for the benefit of the Collateral Agents and the Secured Parties, as the same may be amended, restated or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc. or if such company shall cease to issue ratings, another nationally recognized statistical rating company selected in good faith by mutual agreement of the Administrative Agents and the Administrative Borrower.

“Mortgaged Properties” means the real or immovable property listed on Schedule 1.1(b).

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agents, for the benefit of the Collateral Agents and the Secured Parties, on real or immovable property of a Loan Party, including any amendment, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, if in connection with (a) an asset disposition, cash proceeds net of (i) commissions, brokers’ fees, legal, accounting and professionals’ fees and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Loan Party in connection therewith (in each case, paid to non-Affiliates), (ii) transfer taxes paid in connection therewith, (iii) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (iv) cash taxes paid in connection therewith, (b) the issuance or incurrence of Indebtedness, cash proceeds net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith, (c) an equity issuance, cash proceeds net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith or (d) Extraordinary Receipts, cash proceeds received net of (i) expenses related thereto payable by such Loan Party in connection therewith (in each case, paid to non-Affiliates), (ii) transfer taxes paid, and (iii) cash taxes paid in connection therewith.

“Net Income” means, with reference to any period, the net income (or loss) of the Parent and its Subsidiaries calculated on a consolidated basis for such period.

“Net Mark-to-Market Exposure” shall mean, with respect to any Person, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreement transactions.  As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement transactions as of the date of determination (assuming the Swap Agreement transactions were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement transactions as of the date of determination (assuming such Swap Agreement transactions were to be terminated as of that date).

“Net Orderly Liquidation Value” means, with respect to Inventory or equipment of any Person, the orderly liquidation value thereof as determined in a manner acceptable to an Administrative Agent by an appraiser reasonably acceptable to such Administrative Agent, net of all costs of liquidation thereof.

“Net Recovery Rate” means the quotient of (x) the estimated net income, payments and proceeds from the sale, exchange, collection or other disposition of each Loan Party’s Inventory (as determined on a Net Orderly Liquidation Value basis), based on an appraisal provided by an appraiser retained or approved by the Administrative Agents in consultation with the Borrowers and (y) the cost of the Eligible Inventory as of the effective date of the estimate provided pursuant to clause (x) of this definition.

“Non-Acceptance Canadian Lender” has the meaning assigned to such term in Section 2.05(i).

“Non-Canadian Lender” means a Lender or a Participant that is not a resident of Canada for purposes of the Income Tax Act (“ITA”) nor an “authorized foreign bank” within the meaning of the ITA for whom any amount paid or credited to such Lender or Participant hereunder is paid or credited in respect of its Canadian banking business for purposes of the ITA.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.03(f).

“Non-U.S. Lender” means a Lender or a Participant that is (x) organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia or (y) organized under the laws of the United States, any State thereof, or the District of Columbia and whose separate existence from a Person that is not treated as a “United States person” for purposes of Section 7701(a)(30) of the Code is disregarded for U.S. federal income tax purposes under Treasury Regulations Section 301.7701-3 or any similar provision.

“Non-U.S. Plan” means any pension, retirement, superannuation or similar policy or arrangement sponsored, maintained or contributed to by any Borrower in a jurisdiction other than the United States.

“Non-U.S. Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Notice of Drawing” has the meaning assigned to such term in Section 2.05(c)(i).

“Obligations” means the Canadian Obligations and the U.S. Obligations.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation, (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (d) operating leases.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (but, for the avoidance of doubt, not including any income or withholding taxes) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Holdco” means Progress Rail Services Parent Corp., a Delaware corporation.

“Participant” has the meaning set forth in Section 9.05.

“Patent Security Agreement” means that certain Patent Security Agreement dated as of the date hereof by and among the Loan Parties party thereto and the U.S. Collateral Agent.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other agreement, document, undertaking, lease, indenture, mortgage, deed of trust or other instrument with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” has the meaning set forth in Section 6.04(i).

“Permitted Discretion” means a determination made by an Administrative Agent in its sole discretion exercised reasonably.

“Permitted Encumbrances” means:

(a)                                  Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04 other than those arising pursuant to ERISA;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)                                 deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)                                    easements, zoning restrictions, rights-of-way and encumbrances on real or immovable property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Borrower or any Subsidiary;

(g)                                 Liens in favor of the Collateral Agents granted pursuant to any Loan Document; and

(h)                                 title exceptions identified on the title policies delivered on or prior to the Effective Date pursuant to Section 4.01(b).

“Permitted Investments” means:

(a)                                  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or Canada), in each case maturing within one year from the date of acquisition thereof;

(b)                                 investments in commercial paper maturing within 270 days from the date of acquisition thereof and rated, at such date of acquisition, at least A-1 by S&P, at least P-1 by Moody’s or the highest credit rating attainable by DBRS;

(c)                                  investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or under the Federal laws of Canada which has a combined capital and surplus and undivided profits of not less than U.S.$100,000,000 or its equivalent in Canadian Dollars;

(d)                                 fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)                                  money market funds that (i) have substantially all of their assets invested continuously in the types of investments listed in clauses (a), (b), (c) and (d) above, (ii) are rated AAA by S&P, Aaa by Moody’s or the highest credit rating attainable by DBRS and (iii) have portfolio assets of at least U.S.$5,000,000,000 or its equivalent in Canadian Dollars.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Closing Letter” means that certain Post-Closing Letter dated as of the date hereof by the Loan Parties in favor of the Administrative Agents.

“PPSA” means the Personal Property Security Act (Ontario) or similar personal or movable property security legislation in the Provinces of Canada other than Ontario, as the same may be in effect on the date of determination in the applicable jurisdiction.

“Prepayment Fee” means a fee payable to the applicable Administrative Agent, for the benefit of the applicable Lenders, in the following amount:

Period during which early termination or reduction occurs	Prepayment Fee
On or prior to the first anniversary of the date of this Agreement	2.0% of the Aggregate Commitment terminated or reduced

After the first anniversary of the date of this Agreement but on or prior to the second anniversary of the date of this Agreement	1.0% of the Aggregate Commitment terminated or reduced

“Prime Rate” means (a) in respect of ABR Loans provided by U.S. Lenders, the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate and (b) in respect of ABR Loans provided by Canadian Lenders, the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., Toronto Branch as its U.S. base rate in effect at its office in Toronto; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

“Pro Forma Information” has the meaning assigned to such term in clause (k) of Section 4.01.

“Progress Metal” means Progress Metal Reclamation Company, a Kentucky corporation.

“Progress Rail” means Progress Rail Services Corporation, an Alabama corporation.

“Progress Rail Acquisition” means the acquisition by Parent Holdco of all of the Equity Interests of Parent and the mergers of (i) Progress Rail with and into PRSC Acquisition Corp., a wholly owned Subsidiary of Parent, with Progress Rail as the surviving entity, and (ii) Progress Metal with and into PMRC Acquisition Co., a wholly owned Subsidiary of Parent, with Progress Metal as the surviving entity.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Protective Advance” means a means a U.S. Protective Advance or a Canadian Protective Advance, or both, as the context requires.

“Railcar Security Agreement” means that certain Memorandum of Domestic Pledge and Security Agreement, dated as of the date hereof, between the U.S. Loan Parties and the Collateral Agents, for the benefit of the Collateral Agents and the Secured Parties, as the same may be amended, restated or otherwise modified from time to time.

“Register” has the meaning set forth in Section 9.05.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Rentals” means all payments due by the Parent and its Subsidiaries under all operating leases.

“Report” means reports prepared in good faith by an Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after such Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by such Administrative Agent.

“Required Lenders” means, at any time, Lenders having Commitments representing a majority of the Aggregate Commitment at such time or, if the Commitments of the Lenders have been terminated, Lenders representing a majority of the Aggregate Credit Exposure.  For purposes of determining the Required Lenders, any amounts denominated in Canadian Dollars shall be translated into the U.S. Dollar Equivalent at the Exchange Rate in effect on the Effective Date.

“Reserve” means a Canadian Reserve or a U.S. Reserve.

“Reset Date” has the meaning set forth in Section 2.24(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in any Borrower or any Subsidiary.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.11, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05.  The initial amount of each Revolving Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Revolving Lenders’ Revolving Commitments is U.S.$220,000,000.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of (a) the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans at such time.

“Revolving Lenders” means, as of any date of determination, Lenders having a Revolving Commitment or, if the Revolving Commitments have been terminated, the Lenders having Revolving Credit Exposure.

“Revolving Loan” means a U.S. Revolving Loan, a Canadian Revolving Loan, or both, as the context may require.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. or if such company shall cease to issue ratings, another nationally recognized statistical rating company selected in good faith by mutual agreement of the Administrative Agents and the Administrative Borrower.

“Schedule I Lender” means, any Canadian Lender named on Schedule I to the Bank Act (Canada).

“Schedule II or III Lender” means any Canadian Lender named on Schedule II or Schedule III to the Bank Act (Canada).

“Schedule II or III Reference Banks” means JPMorgan Chase Bank, N.A., Toronto Branch, or any bank named on Schedule II or Schedule III to the Bank Act (Canada) and agreed upon by the Canadian Administrative Agent and the Canadian Borrowers.

“Secured Parties” means, collectively, (i) the Administrative Agents, (ii) the Lenders, (iii) the  Issuing Banks, (iv) any Person indemnified under the Loan Documents, (v) any Lender or an Affiliate of any Lender with respect to any Banking Services Obligations, and (vi) any Lender or Affiliate of a Lender which is a counterparty to any Swap Obligation with any Loan Party that constitutes an Obligation.

“Security Agreements” means the U.S. Security Agreement, the Canadian Security Agreements, the Mexican Pledge Agreement, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Senior Unsecured Debt Documents” means that certain Indenture, dated as of March 24, 2005, among Progress Rail, Progress Metal, Parent, as parent guarantor and The Bank of New York, as trustee, and all documents relating thereto or executed in connection therewith.

“Senior Unsecured Debt Funding” means the receipt by Progress Rail and Progress Metal of not less than $200,000,000 in net proceeds from the issuance of 7.75% Senior Unsecured Notes due 2012 pursuant to the Senior Unsecured Debt Documents.

“Settlement” has the meaning assigned to such term in Section 2.06(d).

“Settlement Date” has the meaning assigned to such term in Section 2.06(d).

“Sponsor Group” means One Equity Partners LLC, its Affiliates, members of senior management of the Borrowers and certain other equity investors who acquired equity interests in Parent Holdco from One Equity Partners LLC within 60 days of the Effective Date not to exceed 30% of the aggregate Equity Interests in Parent Holdco.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Administrative Agents.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of any Borrower or a Loan Party, as applicable.

“Supporting Letter of Credit” means a standby letter of credit, in form and substance satisfactory to the Canadian Administrative Agent or U.S. Administrative Agent, as applicable, issued by an issuer satisfactory to such Administrative Agent, in a stated amount equal to 105% of the Canadian LC Shortfall Amount or U.S. LC Shortfall Amount, as applicable.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any Subsidiary shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Lender” means the U.S. Swingline Lender, the Canadian Swingline Lender, or both, as the context requires.

“Swingline Loan” means a means a U.S. Swingline Loan or a Canadian Swingline Loan, or both, as the context requires.

“Syndication Agent” means J.P. Morgan Securities Inc., in its capacity as syndication agent with respect to the Loans.

“tax”, “Tax” or “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, together with any interest, penalties or additions to tax imposed thereon or with respect thereto.

“Tax Sharing Agreement” means any tax sharing agreement or arrangement, as the same may be amended from time to time, in form and substance reasonably satisfactory to the Administrative Agents, between and among the Borrowers or between Parent or any other Borrower and one or more other Persons, provided that in the later case (x) in no event shall the amount paid by the Borrowers to such other Person or Persons pursuant to all such agreements and/or arrangements exceed a reasonable estimate of the amount that the Parent would be required to pay for taxes (including interest, penalties and additions to tax and including estimated taxes) were it to file a consolidated, combined, unitary or similar tax return for itself and its subsidiaries as if it were the common parent (or analogous person) with respect to a consolidated, combined, unitary or similar tax group, (y) in the event that such reasonable estimate exceeds the actual amount that Parent would be required to pay, such other Person or Persons are required to repay the excess to Parent or the other Borrowers within a reasonable period after the later of the date on which such excess is determined and the date on which such other Person or Persons receives any refund related to such excess and (z) the agreement or arrangement contains an acknowledgement by Parent Holdco or any other Person entitled to receive payments from Parent or any other Borrower that payments under such agreement or arrangement may be restricted by the terms of this Agreement.

“Trademark Security Agreement” means that certain Trademark Security Agreement dated as of the date hereof by and among the Loan Parties party thereto and the U.S. Collateral Agent.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and the consummation of (a) the Senior Unsecured Debt Funding, (b) the Equity Funding and (c) the Progress Rail Acquisition.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or the Canadian Prime Rate or whether the Loan or Borrowing is made available by Acceptances.

“U.S. Administrative Agent” means General Electric Capital Corporation, in its capacity as administrative agent for the Lenders hereunder.

“U.S. Availability” means, at any time, an amount equal to the lesser of (a) the U.S. Commitment and (b) the U.S. Borrowing Base, in each case, minus the U.S. Revolving Credit Exposure of all U.S. Lenders.

“U.S. Borrowers” has the meaning set forth in the preamble to this Agreement.

“U.S. Borrowing” means a Borrowing comprised of U.S. Loans.

“U.S. Borrowing Base” means, at any time, the sum of (a) 85% of U.S. Borrowers’ Eligible Accounts at such time, plus (b) the lesser of (i) the sum of (A) the lesser of (x) 60% of U.S. Borrowers’ Eligible Inventory (other than scrap steel and finished wheelsets), valued on an average cost basis, consistent with the U.S. Borrowers’ practices as of the Effective Date and (y) 85% of the Net Recovery Rate of U.S. Borrowers’ Eligible Inventory (other than scrap steel and finished wheelsets), multiplied by the value of such Inventory determined on an average cost basis, consistent with the U.S. Borrowers’ practices as of the Effective Date, plus (B) the lesser of (x) 70% of the value of U.S. Borrowers’ Eligible Inventory consisting of scrap steel and finished wheelsets, determined on an average cost basis, consistent with the U.S. Borrowers’ practices as of the Effective Date and (y) 85% of the Net Recovery Rate of U.S. Borrowers’ Eligible Inventory consisting of scrap steel and finished wheelsets, multiplied by the value of such Inventory determined on an average cost basis, consistent with the U.S. Borrowers’ practices as of the Effective Date and (ii) an amount equal to 50% of the U.S. Borrowing Base, plus (c) 75% of the appraised Fair Market Value of Eligible Real Estate of the U.S. Borrowers, plus (d) 80% of the appraised Net Orderly Liquidation Value of Eligible Equipment of the U.S. Borrowers, minus (e) U.S. Reserves.  The maximum amount of Eligible Equipment and Eligible Real Estate that may be included in the U.S. Borrowing Base is the amount equal to the Fixed Asset Percentage multiplied by U.S.$40,000,000.

“U.S. Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“U.S. Collateral Agent” means General Electric Capital Corporation, in its capacity as collateral agent for the Secured Parties hereunder, together with its successors and assigns.

“U.S. Collection Account” has the meaning assigned to such term in the U.S. Security Agreement.

“U.S. Commitment” means, with respect to each U.S. Lender, such Lender’s Revolving Commitment, together with the commitment of such Lender to acquire participations in U.S. Protective Advances hereunder, as such Revolving Commitment may be (a) reduced from time to time pursuant to Section 2.11, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05.  The initial amount of each U.S. Lender’s U.S. Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its U.S. Commitment, as applicable.

“U.S. Controlled Disbursement Account” means, collectively, any accounts of the U.S. Borrowers maintained as a zero balance, cash management account pursuant to and under any agreement between the U.S. Borrowers and the U.S. Administrative Agent, as modified and amended from time to time, and through which all disbursements of the U.S. Borrowers, any U.S. Loan Party and any designated Subsidiary of the U.S. Borrowers are made and settled on a daily basis with no uninvested balance remaining overnight.

“U.S. Dollar Equivalent” means, with respect to an amount of Canadian Dollars on any date, the amount of U.S. Dollars that may be purchased with such amount of Canadian Dollars at the Exchange Rate with respect to Canadian Dollars on such date.

“U.S. Dollars” or “U.S.$” refers to lawful money of the United States of America.

“U.S. Exposure” means, at any time, the aggregate principal amount of outstanding U.S. Loans and U.S. LC Exposure at such time. The U.S. Exposure of any U.S. Lender at any time shall be the sum of its U.S. LC Exposure plus the aggregate principal amount of its outstanding U.S. Loans at such time.

“U.S. Issuing Bank” means (a) JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, or (b) any Person that hereafter becomes a U.S. Issuing Bank pursuant to Section 2.08(i), and the successors of a U.S. Issuing Bank in such capacity as provided in Section 2.08(i).  The U.S. Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the U.S. Issuing Bank, in which case the term “U.S. Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“U.S. LC Collateral Account” has the meaning assigned to such term in Section 2.08(j).

“U.S. LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding U.S. Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements made pursuant to U.S. Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The U.S. LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total U.S. LC Exposure at such time.

“U.S. LC Shortfall Amount” means an amount equal to the difference of (x) the amount of U.S. LC Exposure at such time, less (y) the amount on deposit in the U.S. LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations.

“U.S. Lender” means any Lender that has a U.S. Commitment or any U.S. Exposure.  The initial U.S. Lenders are listed on the Commitment Schedule under the caption “U.S. Lenders”.

“U.S. Letter of Credit” means any Letter of Credit issued by the U.S. Issuing Bank for the account of a U.S. Borrower. Each Existing U.S. Letter of Credit shall be deemed to constitute a U.S. Letter of Credit issued hereunder on the Effective Date for all purposes of the Loan Documents.

“U.S. Loan” means the loans and advances made by the U.S. Lenders pursuant to this Agreement, including U.S. Swingline Loans and U.S. Protective Advances.

“U.S. Loan Parties” means each of the U.S. Borrowers and each U.S. Subsidiary made a party hereto pursuant to Section 5.11.

“U.S. Obligations” means all unpaid principal of and accrued and unpaid interest on the U.S. Loans (including interest that accrues or that would accrue but for the filing of a bankruptcy case by a U.S. Loan Party, whether or not such interest would be an allowable claim under any applicable bankruptcy or other similar proceeding, and other obligations accruing or arising after commencement of any case under any bankruptcy or similar laws by or against any U.S. Loan Party (or that would accrue or arise but for the commencement of any such case)), all U.S. LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the U.S. Loan Parties to the U.S. Lenders or to any U.S. Lender, the U.S. Administrative Agent, the U.S. Issuing Bank or any indemnified party arising under the Loan Documents.  U.S. Obligations shall also include (i) all Banking Services Obligations of any U.S. Loan Party, and (ii) all Swap Obligations owing to one or more U.S. Lenders or their respective Affiliates by any U.S. Loan Party, provided that a Swap Obligation to a U.S. Lender or an Affiliate of a U.S. Lender shall not be “Obligations” unless within a reasonable time after any transaction relating to such Swap Obligation is executed, the U.S. Lender or Affiliate of a U.S. Lender party thereto shall have delivered written notice to the U.S. Administrative Agent that such a transaction has been entered into and that it constitutes a U.S. Obligation entitled to the benefits of the Collateral Documents.

“U.S. Protective Advance” has the meaning assigned to such term in Section 2.06.

“U.S. Reserves” means (i) any and all reserves which the U.S. Administrative Agent deems necessary, in its Permitted Discretion, to from time to time establish against the gross amounts of Eligible Accounts, Eligible Inventory, Eligible Equipment and Eligible Real Estate (including, without limitation, reserves for rent at locations leased by any U.S. Borrower and for which no Collateral Access Agreement is in effect, to the extent property at such locations is included in the U.S. Borrowing Base; reserves for consignee’s, warehousemen’s and bailee’s charges at locations for which no Collateral Access Agreement is in effect, to the extent property at such locations is included in the U.S. Borrowing Base; reserves for dilution of Accounts; reserves for Inventory shrinkage; reserves for customs charges and shipping charges related to any Inventory in transit; reserves for contingent liabilities of any U.S. Borrower; reserves for uninsured losses of any U.S. Borrower and reserves for taxes, fees, assessments, and other governmental charges) and (ii) any and all reserves for Swap Obligations of any U.S. Loan Party which any Lender to whom Swap Obligations are owing directs the U.S. Administrative Agent to establish, or which the U.S. Administrative Agent deems necessary in its Permitted Discretion to establish, from time to time against the gross amounts of Eligible Accounts, Eligible Inventory, Eligible Equipment and Eligible Real Estate.

“U.S. Revolving Loan” means a Loan made pursuant to Section 2.02(a).

“U.S. Secured Parties” means, collectively, (i) the U.S. Administrative Agent, (ii) the U.S. Lenders, (iii) the U.S. Issuing Bank, (iv) any Person indemnified under the Loan Documents, (v) any U.S. Lender or an Affiliate of any U.S. Lender with respect to any Banking Services Obligations, and (vi) any U.S. Lender or Affiliate of a U.S. Lender which is a counterparty to any Swap Obligation with any Loan Party that constitutes an Obligation.

“U.S. Security Agreement” means that certain Domestic Pledge and Security Agreement, dated as of the date hereof, between the U.S. Borrowers and the U.S. Collateral Agent, for the benefit of the U.S. Collateral Agent and the Secured Parties.

“U.S. Subsidiary” means each Subsidiary which is not a Non-U.S. Subsidiary; “U.S. Subsidiaries” means all such Subsidiaries.

“U.S. Swingline Lender” means General Electric Capital Corporation, in its capacity as lender of U.S. Swingline Loans hereunder.

“U.S. Swingline Loan” has the meaning assigned to such term in Section 2.07.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02               Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “U.S. Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “U.S. Eurodollar Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “U.S. Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “U.S. Eurodollar Borrowing”).

SECTION 1.03               Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04               Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with

GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agents that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if an Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision  amended in accordance herewith.

SECTION 1.05               The Term “Borrower” or “Borrowers”.  (a)  Subject to Section 1.05(d) and unless otherwise specifically provided herein, all references to “Borrower” or “Borrowers” herein shall refer to and include each of the U.S. Borrowers and Canadian Borrowers separately and all representations contained herein shall be deemed to be separately made by each of them, and each of the covenants, agreements and obligations set forth herein shall be deemed to be the joint and several covenants, agreements and obligations of them.  Any notice, request, consent, report or other information or agreement delivered to an Administrative Agent or any other Lender by the U.S. Borrowers or the Canadian Borrowers shall be deemed to be ratified by, consented to and also delivered by the other of the U.S. Borrowers or Canadian Borrowers.  Each Borrower recognizes and agrees that each covenant and agreement of “Borrower” or “Borrowers” under this Agreement and the other Loan Documents shall create a joint and several obligation of the U.S. Borrowers and the Canadian Borrowers, which may be enforced against Borrowers, jointly or against each of the U.S. Borrowers and the Canadian Borrowers separately.  Except as expressly set forth in this Agreement and the other Loan Documents and without limiting the terms of this Agreement and the other Loan Documents, security interests, assets and collateral shall extend to the properties, interests, assets and collateral of each of the U.S. Borrowers and the Canadian Borrowers.  Similarly, the term “Obligations” shall include, without limitation, all obligations, liabilities and indebtedness of such entities, or any one of them, to any Lender, whether such obligations, liabilities and indebtedness shall be joint, several, joint and several or individual.  Unless otherwise specified in this Agreement, the parties hereto anticipate that any notice, request, consent, report or other information or agreement to be delivered in connection with this Agreement by U.S. Borrowers or Canadian Borrowers to the Administrative Agents will be executed by Parent as Administrative Borrower, on behalf of such U.S. Borrowers or Canadian Borrowers, and that any such notice, request, consent, report or other information or agreement delivered to the Administrative Agents and executed by Parent shall be deemed to be executed by Parent on behalf of all such U.S. Borrowers or Canadian Borrowers.  Each U.S. Borrower’s and each Canadian Borrower’s obligation to pay and perform the Obligations shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement, or any term or provision therein, as to any other Borrower, or (ii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder.

(b)           Subject to Section 1.05(d) and unless otherwise specifically provided herein, all references to “U.S. Borrower” or “U.S. Borrowers” herein shall refer to and include each U.S. Borrower separately and all representations contained herein shall be deemed to be separately made by each of them, and each of the covenants, agreements and obligations set forth herein shall be deemed to be the joint and several covenants, agreements and obligations of them.  Any notice, request, consent, report or other information or agreement delivered to an Administrative Agent or any other Lender by any U.S. Borrower shall be deemed to be ratified by, consented to and also delivered by each other U.S. Borrower.  Each U.S. Borrower recognizes and agrees that each covenant and agreement of “U.S. Borrower” or “U.S. Borrowers” under this Agreement and the other Loan Documents shall create a joint and several obligation of the U.S. Borrowers, which may be enforced against the U.S. Borrowers, jointly or against each U.S. Borrower separately.  Except as expressly set forth in this Agreement and the other Loan Documents and without limiting the terms of this Agreement and the other Loan Documents, security interests, assets and collateral shall extend to the properties, interests, assets and collateral of each U.S. Borrower.  Similarly, the term “Obligations” shall include, without limitation, all obligations, liabilities and indebtedness of such entities, or any one of them, to any Lender, whether such obligations, liabilities and indebtedness shall be joint, several, joint and several or individual.  Unless otherwise specified in this Agreement, the parties hereto anticipate that any notice, request, consent, report or other information or agreement to be delivered in connection with this Agreement by U.S. Borrowers to the Administrative Agents will be executed by Parent as Administrative Borrower, on behalf of U.S. Borrowers, and that any such notice, request, consent, report or other information or agreement delivered to the Administrative Agents and executed by the Administrative Borrower shall be deemed to be executed by the Administrative Borrower on behalf of all the U.S. Borrowers.  In addition, unless otherwise specified in this Agreement, the parties hereto anticipate that any advances made hereunder by any Lender to U.S. Borrowers shall be disbursed directly to the Administrative Borrower.  Each U.S. Borrower’s obligation to pay and perform the Obligations of any other U.S. Borrower shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement, or any term or provision therein, as to any other U.S. Borrower, or (ii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any U.S. Borrower’s obligations hereunder.

(c)           Subject to Section 1.05(d) and unless otherwise specifically provided herein, all references to “Canadian Borrower” or “Canadian Borrowers” herein shall refer to and include each Canadian Borrower separately and all representations contained herein shall be deemed to be separately made by each of them, and each of the covenants, agreements and obligations set forth herein shall be deemed to be the joint and several covenants, agreements and obligations of them.  Any notice, request, consent, report or other information or agreement delivered to an Administrative Agent or any other Lender by any Canadian Borrower shall be deemed to be ratified by, consented to and also delivered by each other Canadian Borrower.  Each Canadian Borrower recognizes and agrees that each covenant and agreement of “Canadian Borrower” or “Canadian Borrowers” under this Agreement and the other Loan Documents shall create a joint and several obligation of the Canadian Borrowers, which may be enforced against the Canadian Borrowers, jointly or against each Canadian Borrower separately.  Except as expressly set forth in this Agreement and the other Loan Documents and without limiting the terms of this Agreement and the other Loan Documents, security interests, assets and collateral shall extend to the properties, interests, assets and collateral of each Canadian Borrower.  Similarly, the term “Obligations” shall include, without limitation, all obligations, liabilities and indebtedness of such entities, or any one of them, to any Lender, whether such obligations, liabilities and indebtedness shall be joint, several, joint and several or individual.  Unless otherwise specified in this Agreement, the parties hereto anticipate that any notice, request, consent, report or other information or agreement to be delivered in connection with this Agreement by Canadian Borrowers to the Administrative Agents will be executed by Parent as Administrative Borrower, on behalf of Canadian Borrowers, and that any such notice, request, consent, report or other information or agreement delivered to the Administrative Agents and executed by the Administrative Borrower shall be deemed to be executed by the Administrative Borrower on behalf of all the Canadian Borrowers.  In addition, unless otherwise specified in this Agreement, the parties hereto anticipate any advances made hereunder by any Lender to the Canadian Borrowers shall be disbursed directly to the Canadian Borrower specified in the Borrowing Request provided pursuant to Section 2.04 hereof or Notice of Drawing pursuant to Section 2.05 hereof or, if no Borrowing Request or Notice of Drawing was provided in connection with such advance, to the Canadian Borrower whose operations or activities the Canadian Administrative Agent reasonably determines give rise to such advance.  Each Canadian Borrower’s obligation to pay and perform the Obligations of any other Canadian Borrower shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement, or any term or provision therein, as to any other Canadian Borrower, or (ii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Canadian Borrower’s obligations hereunder.

(d)           Notwithstanding any other provision of this Agreement, including clause (a), (b) or (c) of this Section 1.05, in no event shall any Canadian Borrower be liable or otherwise responsible for, directly or indirectly, as a primary obligor, guarantor, surety or otherwise, any principal of, interest on or fee payable with respect to any U.S. Loan or U.S. LC Exposure.

SECTION 1.06               Currencies; Exchange Rates.  If, at any time, any amount denominated in Canadian Dollars is required pursuant to any Loan Document to be expressed in U.S. Dollars, then such amount shall be expressed at the U.S. Dollar Equivalent determined by the U.S. Administrative Agent based on the Exchange Rate then in effect (as provided in Section 2.20(a)), unless the Exchange Rate is required to be determined as of another date. If, at any time, any amount is required to be expressed in Canadian Dollars, then such amount shall be expressed at the Canadian Dollar Equivalent determined as of such date by the U.S. Administrative Agent based on the Exchange Rate then in effect (as provided in Section 2.20(a)), unless the Exchange

Rate is required to be determined as of another date. Any such determinations by the U.S. Administrative Agent shall be conclusive absent manifest error.

ARTICLE II

The Credits

SECTION 2.01               The Facility.  (a)  Subject to the terms and conditions set forth herein, each U.S. Lender agrees to make Loans to the U.S. Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s U.S. Exposure exceeding such Lender’s U.S. Commitment or (ii) the sum of the total Credit Exposures exceeding the Aggregate Commitment.  The U.S. Issuing Bank will issue U.S. Letters of Credit hereunder on the terms and conditions set forth below.  The U.S. facility shall be composed of U.S. Revolving Loans, U.S. Swingline Loans, U.S. Protective Advances and U.S. Letters of Credit as set forth below.

(b)           Canadian Facility.

(i)            Subject to the terms and conditions set forth herein, each Canadian Lender agrees to make Loans to the Canadian Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Canadian Exposure exceeding such Lender’s Canadian Commitment or (ii) the sum of the total Credit Exposures exceeding the Aggregate Commitment.  The Canadian Issuing Bank will issue Canadian Letters of Credit hereunder on the terms and conditions set forth below.  The Canadian facility shall be composed of Canadian Revolving Loans, Canadian Swingline Loans, Canadian Protective Advances, Acceptances and Canadian Letters of Credit as set forth below.

(ii)           Except as may result from Section 9.05(b)(ii)(D), Canadian Loans may only be made, and Acceptances may only be accepted, by Lenders that are not Non-Canadian Lenders.  Any Canadian Lender who should become a Non-Canadian Lender shall forthwith notify the Canadian Borrowers of such event.

(c)           Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Loans from each Lender during the Availability Period.

SECTION 2.02               Revolving Loans.  (a)  Subject to the terms and conditions set forth herein, each U.S. Lender agrees to make U.S. Loans to the U.S. Borrowers at any time and from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s U.S. Exposure exceeding such Lender’s U.S. Commitment, (ii) the total U.S. Exposure exceeding the total U.S. Commitments, (iii) the sum of the total U.S. Exposure and the total Canadian Exposure exceeding the Aggregate Commitment or (iv) the total U.S. Exposure exceeding the U.S. Borrowing Base then in effect.

(b)           Subject to the terms and conditions set forth herein, each Canadian Lender agrees at any time and from time to time during the Availability Period to make

Canadian Loans (including by way of acceptance and purchase of Acceptances in accordance with Section 2.05) to the Canadian Borrowers in an aggregate principal amount that will not result in (i) such Lender’s Canadian Exposure exceeding such Lender’s Canadian Commitment, (ii) the total Canadian Exposure exceeding the total Canadian Commitments, (iii) the sum of the total U.S. Exposure and the total Canadian Exposure exceeding the Aggregate Commitment or (iv) the total Canadian Exposure exceeding an amount that equals the Canadian Borrowing Base then in effect.

(c)           Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.03               Loans and Borrowings.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  Any Protective Advance shall be made in accordance with the procedures set forth in Section 2.06.

(b)           Subject to Section 2.15, (i) each U.S. Borrowing shall be denominated in U.S. Dollars and comprised entirely of ABR Loans or Eurodollar Loans as the applicable U.S. Borrower may request in accordance herewith; and (ii) each Canadian Borrowing shall be either (A) denominated in U.S. Dollars and comprised entirely of ABR Loans or Eurodollar Loans as the applicable Canadian Borrower may request or (B) denominated in Canadian Dollars and comprised of Canadian Prime Loans or Acceptances.  Each U.S. Swingline Loan shall be denominated in U.S. Dollars and shall be an ABR Loan and each Canadian Swingline Loan shall be denominated in Canadian Dollars or U.S. Dollars and shall be a Canadian Prime Loan or an ABR Loan, as applicable.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of U.S.$1,000,000 and not less than U.S.$1,000,000.  Canadian Prime Borrowings and ABR Revolving Borrowings may be in any amount.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) U.S. Eurodollar Revolving Borrowings, five (5) Canadian Eurodollar Revolving Borrowings outstanding or five (5) Borrowings by way of Acceptances outstanding.

(d)           Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.04               Requests for Revolving Borrowings. To request a Revolving Borrowing (other than Acceptances), the Administrative Borrower shall notify the applicable Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York time (or in the case of a Canadian Borrowing, Toronto time), three Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York time (or in the case of a Canadian Borrowing, Toronto time), on the day of the proposed Borrowing, or (c) in the case of a Canadian Prime Borrowing, not later than 11:00 a.m., Toronto time, on the day of the proposed Canadian Borrowing; provided that any such notice of an ABR Borrowing or Canadian Prime Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e) may be given not later than 10:00 a.m., New York City time (or, in the case of a Canadian Prime Borrowing, Toronto time) on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the applicable Administrative Agent of a written Borrowing Request in a form approved by the applicable Administrative Agent and signed by the Administrative Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            whether the requested Borrowing is to be a U.S. Borrowing or a Canadian Borrowing;

(ii)           the currency (in the case of a Canadian borrowing) and aggregate amount of the requested Borrowing;

(iii)          the date of such Borrowing, which shall, in the case of a U.S. Borrowing, be a U.S. Business Day, and in the case of a Canadian Borrowing, be a day that is both a Canadian Business Day and a U.S. Business Day;

(iv)          in the case of a Borrowing denominated in U.S. Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v)           in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)          the U.S. Availability (after giving effect to such Borrowing) (in the case of a U.S. Borrowing) or the Canadian Availability (after giving effect to such Borrowing) (in the case of a Canadian Borrowing); and

(vii)         the U.S. Borrower or Canadian Borrower to whom the proceeds from such Borrowing are to be disbursed.

If no election as to the Type of Revolving Borrowing in U.S. Dollars or Canadian Dollars is specified, then the requested Revolving Borrowing shall be an ABR Borrowing or a Canadian Prime Borrowing, respectively.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the applicable Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.05               Acceptances.  (a)  Acceptance Commitment. Subject to the terms and conditions set forth herein, each Canadian Lender severally agrees that the Canadian Borrowers may, at any time and from time to time during the Availability Period, issue Acceptances denominated in Canadian Dollars, in minimum denominations of Cdn.$100,000 or a whole multiple thereof and in minimum aggregate amounts of Cdn.$5,000,000 or any greater whole multiple of Cdn.$100,000, each in accordance with the provisions of this Section 2.05 and in an aggregate face amount that will not result in (i) such Lender’s Canadian Exposure exceeding such Lender’s Canadian Commitment, (ii) the total Canadian Exposure exceeding the total Canadian Commitments, (iii) the sum of the total U.S. Exposure and the total Canadian Exposure exceeding the Aggregate Commitment or (iv) the total Canadian Exposure exceeding an amount that equals the Canadian Borrowing Base then in effect; provided that at all times the outstanding aggregate face amount of all Acceptances made by a Canadian Lender shall equal its Applicable Percentage of the outstanding face amount of all Acceptances made by all Canadian Lenders.  For purposes of this Agreement, the full face value of an Acceptance, without discount, shall be used when calculations are made to determine the outstanding amount of a Canadian Lender’s Acceptances; provided that in computing the face amount of Acceptances outstanding, the face amount of an Acceptance in respect of which the Acceptance Obligation has been cash collateralized by the Canadian Borrowers and received by the Canadian Lender that created the same in accordance with the terms of this Agreement shall not be included.

(b)           Terms of Acceptance.  Each Draft shall be accepted by a Canadian Lender, upon the written request of the Administrative Borrower given in accordance with paragraph (c), by the completion and acceptance by such Canadian Lender of a Draft (i) payable in Canadian Dollars, drawn by either Canadian Borrower on the Canadian Lender in accordance with this Agreement, to the order of the Canadian Lender and (ii) maturing prior to the Maturity Date with respect to such Canadian Lender on a day not less than 28 days nor more than 180 days after the date of such Draft (and in integral maturities of one month, two months, three months or six months, or, from time to time, such other nonstandard periods as the Canadian Administrative Agent and the affected Canadian Lender(s) may agree), excluding days of grace, all as specified in the relevant Notice of Drawing to be delivered under paragraph (c) of this Section; provided that any maturity date that would otherwise fall on a day that is not a Canadian Business Day shall be extended to the next succeeding Canadian Business Day in accordance with the provisions of Section 2.09 mutatis mutandis.

(c)           Notice of Drawing and Discount of Acceptances.

(i)           With respect to each requested acceptance of Drafts, the Administrative Borrower shall give the Canadian Administrative Agent a Notice of Drawing, substantially in the form of Exhibit F (a “Notice of Drawing”) (which shall be irrevocable and may be by telephone confirmed in writing within one Business Day) to be received prior to 12:00 noon, Toronto time, at least one day that is both a Canadian Business Day and a U.S. Business Day prior to the date of the requested acceptance, specifying:

(1)           the date on which such Drafts are to be accepted, which shall be a day that is both a Canadian Business Day and a U.S. Business Day;

(2)           the aggregate face amount of such Drafts;

(3)           the maturity date of such Acceptances;

(4)           whether the Canadian Lenders must purchase or arrange for the purchase of the Acceptances;

(5)           the Canadian Borrower to whom the advances in respect of such Acceptance are to be disbursed;

(6)           the Canadian Availability (after giving effect to such Acceptances); and

(7)           such additional information as the Canadian Administrative Agent or any Canadian Lenders may reasonably from time to time request to be included in such notices.

(ii)           Upon receipt of a Notice of Drawing the Canadian Administrative Agent shall promptly notify each Canadian Lender of the contents thereof and of such Canadian Lender’s ratable share of the Acceptances requested thereunder. The aggregate face amount of the Drafts to be accepted by a Canadian Lender shall be determined by the Canadian Administrative Agent by reference to the respective Canadian Commitments of the Canadian Lenders; provided that, if the face amount of an Acceptance which would otherwise be accepted by a Canadian Lender is not Cdn.$100,000, or a whole multiple thereof, the face amount shall be increased or reduced by the Canadian Administrative Agent, in its sole discretion, to Cdn.$100,000, or the nearest integral multiple thereof, as appropriate.

(iii)          On each date upon which Acceptances are to be accepted, the Canadian Administrative Agent shall advise the Administrative Borrower of the applicable Discount Rate for each of the Lenders.  Not later than 11:00 a.m., Toronto time, on such date each Canadian Lender shall, subject to the fulfillment of the applicable conditions precedent specified in Section 4.02 and subject to each Non-Acceptance Canadian Lender’s making Acceptance Equivalent Loans pursuant to paragraph (i) of this Section, (A) on the basis of the information supplied by the Canadian Administrative Agent, as aforesaid, complete a Draft or Drafts of the Canadian Borrowers by filling in the amount, date and maturity date thereof in accordance with the applicable Notice of Drawing, (B) duly accept such Draft or Drafts, (C) discount such Acceptance or Acceptances at the applicable Discount Rate, (D) give the Canadian Administrative Agent facsimile notice of such Canadian Lender’s acceptance of such Draft or Drafts and confirming the amount paid to the Canadian Administrative Agent for the account of the Canadian Borrowers and (E) (except to the extent such Discount Proceeds are being applied to repay maturing Acceptances in accordance with Section 2.05(e) or Canadian Prime Loans to be converted in accordance with Section 2.10(f)) remit to the Canadian Administrative Agent in Canadian Dollars in immediately available funds an amount equal to the Discount Proceeds less the Acceptance Fee.  Upon receipt by the Canadian Administrative Agent of such sums from the Canadian Lenders, the Canadian Administrative Agent shall make the aggregate amount thereof available to the Canadian Borrowers.

(iv)          Each extension of credit hereunder through the acceptance of Drafts shall be made simultaneously and pro rata by the Canadian Lenders in accordance with their respective Canadian Commitments.

(d)           Sale of Acceptances.  The Canadian Borrowers shall have the right to sell any Acceptance; provided that unless otherwise specified in the Notice of Drawing the Canadian Lenders shall purchase or arrange for the purchase of all of the Acceptances in the market and each Canadian Lender shall (except to the extent such Discount Proceeds are being applied to repay maturing Acceptances in accordance with Section 2.05(e) or Canadian Prime Loans to be converted in accordance with Section 2.10(f)) provide to the Canadian Administrative Agent the Discount Proceeds for the account of the Canadian Borrowers.  The Acceptance Fee in respect of such Acceptances may, at the option of the Canadian Lender, be set off against the discount proceeds payable by such Canadian Lender hereunder.

(e)           Acceptance Obligation.  The Canadian Borrowers are obligated, and hereby unconditionally agree, to pay to each Canadian Lender the face amount of each Acceptance accepted by such Lender in accordance with a Notice of Drawing pursuant to paragraph (c) on the maturity date thereof, or on such earlier date as may be required pursuant to provisions of this Agreement. With respect to each Acceptance which is outstanding hereunder, the Administrative Borrower shall notify the Canadian Administrative Agent prior to 12:00 noon one Canadian Business Day prior to the maturity date of such Acceptance (which notice shall be irrevocable) of the Canadian Borrowers’ intention to issue Acceptances on such maturity date to provide for the payment of such maturing Acceptance and shall deliver a Notice of Drawing to the Canadian Administrative Agent or that the Canadian Borrowers intend to repay the maturing Acceptances on the maturity date.  Any repayment of an Acceptance must be made at or before 2:00 p.m. (Toronto time) on the maturity date of such Acceptance.  If the Administrative Borrower fails to provide such notice to the Canadian Administrative Agent or the Canadian Borrowers fail to repay the maturing Acceptances, or if a Default or an Event of Default has occurred and is continuing on such maturity date, the Canadian Borrowers’ obligations in respect of the maturing Acceptances shall be deemed to have been converted on the maturity date thereof into a Canadian Prime Loan in an amount equal to the face amount of the maturing Acceptances. The Canadian Borrowers waive presentment for payment and any other defense to payment of any amounts due to a Canadian Lender in respect of any Acceptances accepted by such Canadian Lender under this Agreement which might exist solely by reason of those Acceptances being held, at the maturity thereof, by that Canadian Lender in its own right and the Canadian Borrowers agree not to claim any days of grace if that Canadian Lender, as holder, sues the Canadian Borrowers on those Acceptances for payment of the amounts payable by the Canadian Borrowers thereunder.

(f)            Supply of Drafts and Power of Attorney.  To facilitate availment of the Borrowings by way of Acceptances, each Canadian Borrower hereby appoints each Canadian Lender as its attorney to sign and endorse on its behalf (for the purpose of acceptance and purchase of  Acceptances pursuant to this Agreement), in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian

Lender, blank forms of  Acceptances.  In this respect, it is each Canadian Lender’s responsibility to maintain an adequate supply of blank forms of  Acceptances for acceptance under this Agreement.  Each Canadian Borrower recognizes and agrees that all  Acceptances signed and/or endorsed on its behalf by a Canadian Lender shall bind such Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of such Canadian Borrower.  Each Canadian Lender is hereby authorized (for the purpose of acceptance and purchase of  Acceptances pursuant to this Agreement) to issue such Acceptances endorsed in blank in such face amounts as may be determined by such Canadian Lender; provided that the aggregate amount thereof is equal to the aggregate amount of  Acceptances required to be accepted and purchased by such Canadian Lender in accordance with the applicable Notice of Drawing.  No Canadian Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of the Canadian Lender or its officers, employees, agents or representatives.  On request by the Administrative Borrower, a Canadian Lender shall cancel all forms of  Acceptances which have been pre-signed or pre-endorsed by or on behalf of the relevant Canadian Borrower and which are held by such Canadian Lender and have not yet been issued in accordance herewith.  Each Canadian Lender further agrees to retain such records in the manner and/or the statutory periods provided in the various Canadian provincial or federal statutes and regulations which apply to such Canadian Lender.  Each Canadian Lender shall maintain a record with respect to Acceptances held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities.  Each Canadian Lender agrees to provide such records to a Canadian Borrower at such Canadian Borrower’s expense upon request.  Drafts drawn by the Canadian Borrowers to be accepted as Acceptances shall be signed by a duly authorized officer or officers of the Canadian Borrowers or by their attorney-in-fact including any attorney-in-fact appointed pursuant to this Section 2.05(f). The Canadian Borrowers hereby authorize and request each Canadian Lender in accordance with each Notice of Drawing received from the Canadian Borrowers pursuant to paragraph (c) to take the measures with respect to a Draft or Drafts of the Canadian Borrowers then in possession of such Lender specified in paragraph (c)(iii) of this Section. In case any authorized signatory of any Canadian Borrower whose signature shall appear on any Draft shall cease to have such authority before the acceptance of a Draft with respect to such Draft, the obligations of the Canadian Borrowers hereunder and under such Acceptance shall nevertheless be valid for all purposes as if such authority had remained in force until such creation. The Canadian Administrative Agent and each Canadian Lender shall be fully protected in relying upon any instructions received from the Canadian Borrowers (orally or otherwise) without any duty to make inquiry as to the genuineness of such instructions.  The Canadian Administrative Agent and each Canadian Lender shall be entitled to rely on instructions received from any person identifying himself (orally or otherwise) as a duly authorized officer of any Canadian Borrower and shall not be liable for any errors, omissions, delays or interruptions in the transmission of such instructions.

(g)           Exculpation.  No Canadian Lender shall be responsible or liable for its failure to accept a Draft if the cause of such failure is, in whole or in part, due to the failure of any Canadian Borrower to provide the Drafts or the power of attorney described in paragraph (f) above to such Canadian Lender on a timely basis nor shall any Canadian Lender be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such Draft except loss or improper use arising by reason of the gross negligence or willful misconduct of such Canadian Lender.

(h)           Rights of Canadian Lender as to Acceptances.  Neither the Canadian Administrative Agent nor any Canadian Lender shall have any responsibility as to the application of the proceeds by any Canadian Borrower of any discount of any Acceptances. For greater certainty, each Canadian Lender may, at any time, purchase Acceptances issued by any Canadian Borrower and may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Acceptances accepted and/or purchased by it.

(i)            Acceptance Equivalent Loans.  Whenever the Administrative Borrower delivers a Notice of Drawing to the Canadian Administrative Agent under this Agreement requesting the Canadian Lenders to accept Drafts, a Canadian Lender which cannot accept Drafts (a “Non-Acceptance Canadian Lender”) shall, in lieu of accepting Drafts, make an Acceptance Equivalent Loan. On each date on which Drafts are to be accepted, subject to the same terms and conditions applicable to the acceptance of Drafts, any Non-Acceptance Canadian Lender that makes an Acceptance Equivalent Loan, upon delivery by the Canadian Borrowers of an executed Discount Note payable to the order of such Non-Acceptance Canadian Lender, will remit to the Canadian Administrative Agent in immediately available funds for the account of the Canadian Borrowers the Acceptance equivalent discount proceeds in respect of the Discount Notes issued by the Canadian Borrowers to the Non-Acceptance Canadian Lender.  Each Non-Acceptance Canadian Lender may agree, in lieu of receiving any Discount Notes, that such Discount Notes may be uncertificated and the applicable Acceptance Equivalent Loan shall be evidenced by a loan account which such Non-Acceptance Canadian Lender shall maintain in its name, subject to Section 2.12, and reference to such uncertificated Discount Notes elsewhere in this Agreement shall be deemed to include reference to the relevant Acceptance Equivalent Loan or loan account, as applicable.

(j)            Terms Applicable to Discount Notes.  The term “Acceptance” when used in this Agreement shall be construed to include Discount Notes and all terms of this Agreement applicable to Acceptances shall apply equally to Discount Notes evidencing Acceptance Equivalent Loans with such changes as may in the context be necessary (except that no Discount Note may be sold, rediscounted or otherwise disposed of by the Non-Acceptance Canadian Lender making Acceptance Equivalent Loans). For greater certainty:

(i)            a Discount Note shall mature and be due and payable on the same date as the maturity date for Acceptances specified in the applicable Notice of Drawing;

(ii)           an Acceptance Fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Acceptance Fee in respect of an Acceptance;

(iii)          a discount applicable to a Discount Note shall be calculated in the same manner and at the Discount Rate that would be applicable to Acceptances accepted by a Schedule II or III Lender pursuant to the applicable Notice of Drawing;

(iv)          an Acceptance Equivalent Loan made by a Non-Acceptance Canadian Lender will be considered to be part of a Non-Acceptance Canadian Lender’s outstanding Acceptances for all purposes of this Agreement; and

(v)           each Canadian Borrower shall deliver Discount Notes to each Non-Acceptance Canadian Lender and grants to each Non-Acceptance Canadian Lender a power of attorney in respect of the completion and execution of Discount Notes, each in accordance with Section 2.05(f).

(k)           Prepayment of Acceptances and Discount Notes. No Acceptance or Discount Note may be repaid or prepaid prior to the maturity date of such Acceptance or Discount Note, except in accordance with the provisions of Article VII.

(l)            Depository Bills and Notes Act. At the option of the Administrative Borrower and any Canadian Lender, Acceptances and Discount Notes under this Agreement to be accepted by such Lender may be issued in the form of depository bills and depository notes, respectively, for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada).  All depository bills and depository notes so issued shall be governed by the Depository Bills and Notes Act (Canada) and the provisions of this Section 2.05.

(m)          Circumstances Making  Acceptances Unavailable.  If the Canadian Administrative Agent or any group of Canadian Lenders having 50% or more of the Canadian Commitments (the “Canadian Required Lenders”) determines in good faith, which determination shall be final, conclusive and binding upon the Canadian Borrowers, and notifies the Administrative Borrower that, by reason of circumstances affecting the money market there is no market for Acceptances or the demand for Acceptances is insufficient to allow the sale or trading of the Acceptances created hereunder, then:

(i)            the right of the Canadian Borrowers to request the acceptance and purchase of Acceptances shall be suspended until the Canadian Administrative Agent or the Canadian Required Lenders determines that the circumstances causing such suspension no longer exist and the Canadian Administrative Agent so notifies the Administrative Borrower; and

(ii)           any Notice of Drawing in respect of an Acceptance which is outstanding shall be cancelled and such notice shall (at the option of a Canadian Borrower) be deemed to be a request for a Borrowing of or conversion to a Canadian Prime Loan in principal amount equal to the Discount Proceeds that would have been payable in respect of the requested Acceptance less the Acceptance Fee that would have been payable in respect thereof.

The Canadian Administrative Agent shall promptly notify the Administrative Borrower of the suspension of the Canadian Borrowers’ right to request acceptance and purchase of Acceptances and of the termination of any such suspension.

SECTION 2.06               Protective Advances.  (a)  U.S. Protective Advances.

(i)            Subject to the limitations set forth below, the U.S. Administrative Agent is authorized by the U.S. Borrowers and the U.S. Lenders, from time to time in the U.S. Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the U.S. Borrowers, on behalf of all U.S. Lenders, which the U.S. Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the U.S. Borrowers pursuant to the terms of this Agreement, including payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including costs, fees and expenses as described in Section 9.04) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “U.S. Protective Advances”); provided that no U.S. Protective Advance shall cause the U.S. Exposure to exceed the aggregate of the U.S. Commitments; provided further that, the aggregate amount of U.S. Protective Advances outstanding at any time, which were made pursuant to clauses (i) and (ii) above, shall not at any time exceed U.S.$5,000,000.  U.S. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The U.S. Protective Advances shall be secured by the Liens in favor of the U.S. Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All U.S. Protective Advances shall be ABR Borrowings.  The U.S. Administrative Agent’s authorization to make U.S. Protective Advances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the U.S. Administrative Agent’s receipt thereof.  At any time that there is sufficient U.S. Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the U.S. Administrative Agent may request the U.S. Lenders to make a Revolving Loan to repay a U.S. Protective Advance.  At any other time the U.S. Administrative Agent may require the Lenders to fund their risk participations described in Section 2.06(a)(ii).

(ii)           Upon the making of a U.S. Protective Advance by the U.S. Administrative Agent (whether before or after the occurrence of a Default), each U.S. Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the U.S. Administrative Agent without recourse or warranty, an undivided interest and participation in such U.S. Protective Advance in proportion to its Applicable Percentage of the Aggregate Commitment.  From and after the date, if any, on which any U.S. Lender is required to fund its participation in any U.S. Protective Advance purchased hereunder, the U.S. Administrative Agent shall promptly distribute to such U.S. Lender, such U.S. Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the U.S. Administrative Agent in respect of such U.S. Protective Advance.

(b)  Canadian Protective Advances.

(i)            Subject to the limitations set forth below, the Canadian Administrative Agent is authorized by the Canadian Borrowers and the Canadian Lenders, from time to time in the Canadian Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Canadian Borrowers, on behalf of all Canadian Lenders, which the Canadian Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Canadian Borrowers pursuant to the terms of this Agreement, including payments of principal, interest, Acceptances, LC Disbursements, fees, premiums, reimbursable expenses (including costs, fees and expenses as described in Section 9.04) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Canadian Protective Advances”); provided that no such Canadian Protective Advance shall cause the Canadian Exposure to exceed the aggregate of the Canadian Commitments; provided further that, the aggregate amount of Canadian Protective Advances outstanding at any time, which were made pursuant to clauses (i) and (ii) above, shall not at any time exceed U.S.$2,500,000.  Canadian Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Canadian Protective Advances shall be secured by the Liens in favor of the Canadian Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Canadian Protective Advances shall be denominated in Canadian Dollars and shall be Canadian Prime Borrowings.  The Canadian Administrative Agent’s authorization to make Canadian Protective Advances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the Canadian Administrative Agent’s receipt thereof.  At any time that there is sufficient Canadian Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Canadian Administrative Agent may request the Canadian Lenders to make a Revolving Loan to repay a Canadian Protective Advance.  At any other time the Canadian Administrative Agent may require the Lenders to fund their risk participations described in Section 2.06(b)(ii).

(ii)           Upon the making of a Canadian Protective Advance by the Canadian Administrative Agent (whether before or after the occurrence of a Default), each Canadian Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Canadian Administrative Agent without recourse or warranty, an undivided interest and participation in such Canadian Protective Advance in proportion to its Applicable Percentage of the Aggregate Commitment.  From and after the date, if any, on which any Canadian Lender is required to fund its participation in any Canadian Protective Advance purchased hereunder, the Canadian Administrative Agent shall promptly distribute to such Canadian Lender, such Canadian Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Canadian Administrative Agent in respect of such Canadian Protective Advance.

SECTION 2.07               Swingline Loans.  (a)  U.S. Swingline Loans.

(i)            The U.S. Administrative Agent, the U.S. Swingline Lender and the U.S. Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Administrative Borrower requests an ABR Borrowing, the U.S. Swingline Lender may elect, in its sole discretion, to have the terms of this Section 2.07(a)(i) apply to such Borrowing Request by advancing, on behalf of the U.S. Lenders and in the amount requested, same day funds to the U.S. Borrowers on the applicable Borrowing date to the Funding Account (each such Loan made solely by the U.S. Swingline Lender pursuant to this Section 2.07(a)(i) is referred to in this Agreement as a “U.S. Swingline Loan”), with settlement among them as to the U.S. Swingline Loans to take place on a periodic basis as set forth in

Section 2.07(a)(iii).  Each U.S. Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the U.S. Lenders, except that all payments thereon shall be payable to the U.S. Swingline Lender solely for its own account.  In addition, the U.S. Borrowers hereby authorize the U.S. Swingline Lender to, and the U.S. Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 2:00 p.m., New York time, on each U.S. Business Day, make available to the U.S. Borrowers by means of a credit to the Funding Account, the proceeds of a U.S. Swingline Loan to the extent necessary to pay items to be drawn on any U.S. Controlled Disbursement Account that day (as determined based on notice from the U.S. Administrative Agent).  The aggregate amount of U.S. Swingline Loans outstanding at any time shall not exceed U.S.$10,000,000.  The U.S. Swingline Lender shall not make any U.S. Swingline Loan if the requested U.S. Swingline Loan exceeds U.S. Availability (before giving effect to such U.S. Swingline Loan).  U.S. Swingline Loans may not be made if the U.S. Swingline Lender has been notified by the U.S. Administrative Agent or the Required Lenders that a Default exists and that U.S. Swingline Loans may not be made.  All U.S. Swingline Loans shall be ABR Borrowings.

(ii)           Upon the making of a U.S. Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such U.S. Swingline Loan), each U.S. Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the U.S. Swingline Lender or the U.S. Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such U.S. Swingline Loan in proportion to its Applicable Percentage of the Revolving Commitment.  The U.S. Swingline Lender or the U.S. Administrative Agent may, at any time, require the U.S. Lenders to fund their participations.  From and after the date, if any, on which any U.S. Lender is required to fund its participation in any U.S. Swingline Loan purchased hereunder, the U.S. Administrative Agent shall promptly distribute to such U.S. Lender, such U.S. Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the U.S. Administrative Agent in respect of such Loan.

(iii)          The U.S. Administrative Agent, on behalf of the U.S. Swingline Lender, shall request settlement (a “U.S. Settlement”) with the U.S. Lenders on at least a weekly basis or on any date that the U.S. Administrative Agent elects, by notifying the U.S. Lenders of such requested U.S. Settlement by facsimile, telephone, or e-mail (and in each of the two later cases, promptly followed by facsimile) no later than 12:00 p.m., New York time on the date of such requested U.S. Settlement (the “Settlement Date”).  Each U.S. Lender (other than the U.S. Swingline Lender, in the case of the U.S. Swingline Loans) shall transfer the amount of such U.S. Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which U.S. Settlement is requested to the U.S. Administrative Agent, to such account of the U.S. Administrative Agent as the U.S. Administrative Agent may designate, not later than 3:00 p.m., New York time, on such Settlement Date.  U.S. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied.  Such amounts transferred to the U.S. Administrative Agent shall be applied against the amounts of the U.S. Swingline Lender’s U.S. Swingline Loans and, together with U.S. Swingline Lender’s Applicable Percentage of such U.S. Swingline Loan, shall constitute U.S. Loans of such U.S. Lenders, respectively.  If any such amount is not transferred to the U.S. Administrative Agent by any U.S. Lender on such Settlement Date, the

U.S. Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.09; provided that, so long as the U.S. Administrative Agent is able to confirm receipt of such amount on the U.S. Business Day immediately following such Settlement Date, this sentence shall not apply if the U.S. Administrative Agent is unable to confirm receipt of such amount on such Settlement Date, but such U.S. Lender has initiated the transfer of such amount to the U.S. Administrative Agent prior to 3:00 p.m., New York time, on such Settlement Date.

(b)  Canadian Swingline Loans.

(i)            The Canadian Administrative Agent, the Canadian Swingline Lender and the Canadian Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Administrative Borrower requests an ABR Borrowing or a Canadian Prime Borrowing, the Canadian Swingline Lender may elect, in its sole discretion, to have the terms of this Section 2.07(b)(i) apply to such Borrowing Request by advancing, on behalf of the Canadian Lenders and in the amount requested, same day funds to the Canadian Borrowers on the applicable Borrowing date to the Funding Account (each such Loan made solely by the Canadian Swingline Lender pursuant to this Section 2.07(b)(i) is referred to in this Agreement as a “Canadian Swingline Loan”), with settlement among them as to the Canadian Swingline Loans to take place on a periodic basis as set forth in Section 2.07(b)(iii).  Each Canadian Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans or Canadian Prime Loans, as applicable, funded by the Canadian Lenders, except that all payments thereon shall be payable to the Canadian Swingline Lender solely for its own account.  In addition, the Canadian Borrowers hereby authorize the Canadian Swingline Lender to, and the Canadian Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 2:00 p.m., Toronto time, on each Business Day, make available to the Canadian Borrowers by means of a credit to the Funding Account, the proceeds of a Canadian Swingline Loan to the extent necessary to pay items to be drawn on any Canadian Controlled Disbursement Account that day (as determined based on notice from the Canadian Administrative Agent).  The aggregate amount of Canadian Swingline Loans outstanding at any time shall not exceed U.S.$5,000,000.  The Canadian Swingline Lender shall not make any Canadian Swingline Loan if the requested Canadian Swingline Loan exceeds Canadian Availability (before giving effect to such Canadian Swingline Loan).  Canadian Swingline Loans may not be made if the Canadian Swingline Lender has been notified by the Canadian Administrative Agent or the Required Lenders that a Default exists and that Canadian Swingline Loans may not be made.  All Canadian Swingline Loans shall be ABR Borrowings or Canadian Prime Borrowings, as applicable.

(ii)           Upon the making of a Canadian Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Canadian Swingline Loan), each Canadian Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Canadian Swingline Lender or the Canadian Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Canadian Swingline Loan in proportion to its Applicable Percentage of the Revolving Commitment.  The Canadian Swingline Lender or the Canadian Administrative Agent may, at any time, require the Canadian Lenders to fund their participations.  From and after the date, if any, on which any Canadian Lender is required to fund its participation in any Canadian Swingline Loan purchased hereunder, the Canadian Administrative Agent shall promptly distribute to such Canadian Lender, such Canadian Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Canadian Administrative Agent in respect of such Loan.

(iii)          The Canadian Administrative Agent, on behalf of the Canadian Swingline Lender, shall request settlement (a “Canadian Settlement”) with the Canadian Lenders on at least a weekly basis or on any date that the Canadian Administrative Agent elects, by notifying the Canadian Lenders of such requested Canadian Settlement by facsimile, telephone, or e-mail (and in each of the two later cases, promptly followed by facsimile) no later than 12:00 p.m., Toronto time on the date of such requested Canadian Settlement (the “Settlement Date”).  Each Canadian Lender (other than the Canadian Swingline Lender, in the case of the Canadian Swingline Loans) shall transfer the amount of such Canadian Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Canadian Settlement is requested to the Canadian Administrative Agent, to such account of the Canadian Administrative Agent as the Canadian Administrative Agent may designate, not later than 3:00 p.m., Toronto time, on such Settlement Date.  Canadian Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied.  Such amounts transferred to the Canadian Administrative Agent shall be applied against the amounts of the Canadian Swingline Lender’s Canadian Swingline Loans and, together with Canadian Swingline Lender’s Applicable Percentage of such Canadian Swingline Loan, shall constitute Canadian Loans of such Canadian Lenders, respectively.  If any such amount is not transferred to the Canadian Administrative Agent by any Canadian Lender on such Settlement Date, the Canadian Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.09; provided that, so long as the Canadian Administrative Agent is able to confirm receipt of such amount on the Canadian Business Day immediately following such Settlement Date, this sentence shall not apply if the Canadian Administrative Agent is unable to confirm receipt of such amount on such Settlement Date, but such Canadian Lender has initiated the transfer of such amount to the Canadian Administrative Agent prior to 3:00 p.m., Toronto time, on such Settlement Date.

SECTION 2.08               Letters of Credit.  (a)  General. Subject to the terms and conditions set forth herein, the Administrative Borrower may request the issuance of Letters of Credit for the account of the Borrowers, in a form reasonably acceptable to the U.S. Administrative Agent (in the case of a U.S. Letter of Credit) or the Canadian Administrative Agent (in the case of a Canadian Letter of Credit)  and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Administrative Borrower to, or entered into by the Administrative Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Each U.S. Letter of Credit shall be denominated in U.S. Dollars, and each Canadian Letter of Credit shall be denominated in U.S. Dollars or Canadian Dollars.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Administrative Borrower shall hand deliver or facsimile (or transmit by means of Electronic Transmission, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the applicable Administrative Agent (prior to 10:00 am, New York time (or, with respect to a Canadian Letter of Credit, Toronto time), at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a U.S. Business Day, or in the case of a Canadian Letter of Credit, a day that is both a Canadian Business Day and a U.S. Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c)), the amount of such Letter of Credit, whether such Letter of Credit is to be denominated in U.S. Dollars or Canadian Dollars (provided that each U.S. Letter of Credit must be denominated in U.S. Dollars), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Administrative Borrower also shall submit a letter of credit application on the applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit.  Following receipt of such notice and prior to the issuance of the requested Letter of Credit or the applicable amendment, renewal or extension, the U.S. Administrative Agent shall calculate (if the Letter of Credit is a Canadian Letter of Credit denominated in Canadian Dollars) its U.S. Dollar Equivalent and, after consulting with the other Administrative Agent, shall notify the Borrowers and the Issuing Banks of the results of the tests described below after giving effect to (i) the issuance, amendment, renewal or extension of such Letter of Credit, (ii) the issuance or expiration of any other Letter of Credit that is to be issued or will expire prior to the requested date of issuance of such Letter of Credit and (iii) the borrowing or repayment of any Loans that (based upon notices delivered to either Administrative Agent by any Borrower) are to be borrowed or repaid prior to the requested date of issuance of such Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) in the case of a Canadian Letter of Credit, (1) the total Canadian LC Exposure shall not exceed U.S.$5,000,000, (2) the total Canadian Exposure shall not exceed the total Canadian Commitments and (3) the total Canadian Exposure shall not exceed the Canadian Borrowing Base then in effect, (ii) in the case of a U.S. Letter of Credit, (1) the total U.S. LC Exposure shall not exceed U.S.$30,000,000, (2) the total U.S. Exposure shall not exceed the total U.S. Commitments and (3) the total U.S. Exposure shall not exceed the U.S. Borrowing Base then in effect, (iii) in the case of each Letter of Credit, the sum of the total U.S. Exposure and the total Canadian Exposure therefor shall not exceed U.S.$30,000,000 and (iv) such requested Letter of Credit is satisfactory to the applicable Issuing Bank and the applicable Administrative Agent.

(c)           Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five U.S. Business Days or, in the case of a Canadian Letter of Credit, five Canadian Business Days prior to the Maturity Date.

(d)           Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the applicable Lenders, the applicable Issuing Bank hereby grants to each U.S.  Lender (in the case of a U.S. Letter or Credit) or Canadian Lender (in the case of a Canadian Letter of Credit), and each such Revolving Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each such  Lender hereby absolutely and unconditionally agrees to pay to the applicable Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this subsection in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the applicable Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York time (or, in the case of a Canadian Letter of Credit, Toronto time), on the date that such LC Disbursement is made, if the Administrative Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York time (or, in the case of a Canadian Letter of Credit, Toronto time), on such date, or, if such notice has not been received by the Administrative Borrower prior to such time on such date, then not later than 12:00 noon, New York time (or, in the case of a Canadian Letter of Credit, Toronto time), on (i) the Business Day that the Administrative Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York time (or, in the case of a Canadian Letter of Credit, Toronto time), on the day of receipt, or (ii) the Business Day immediately following the day that the Administrative Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Administrative Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.04 or 2.07 that such payment be financed with an ABR Revolving Loan or Swingline Loan (or, in the case of an LC Disbursement denominated in Canadian Dollars, a Revolving Borrowing of Canadian Prime Loans or Swingline Loans) in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Loan or, in the case of an LC Disbursement denominated in Canadian Dollars, a borrowing of Canadian Prime Loans, as applicable. If the Borrowers fail to make such payment when due, the applicable

Administrative Agent shall notify each applicable Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each such Lender shall pay to the applicable Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.09 with respect to Loans made by such Lender (and Section 2.09 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the applicable Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the applicable Administrative Agent of any payment from the Borrowers pursuant to this subsection (e), such Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this subsection to reimburse the applicable Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this subsection to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans, Canadian Prime Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.  Neither the Administrative Agents, the Revolving Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and refuse to make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the applicable Administrative Agent and the Administrative Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the applicable Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)           Interim Interest. If an Issuing Bank, in respect of a Letter of Credit, shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans or, if such amount is denominated in Canadian Dollars, a Canadian Prime Loan; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to Section 2.08(e), then Section 2.15(e) shall apply. Interest accrued pursuant to this subsection shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.08(e) to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement (in form and substance satisfactory to the Administrative Agents and the Administrative Borrower) among the Administrative Borrower, the Administrative Agents, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.14(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “Canadian Issuing Bank” (if the retiring Issuing Bank is a Canadian Issuing Bank) or “U.S. Issuing Bank” (if the retiring Issuing Bank is a U.S. Issuing Bank) shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization. (i) If any Event of Default shall occur and be continuing, on the Business Day that the Administrative Borrower receives notice from either Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the U.S. Borrowers shall deposit in an account in the name of the U.S. Borrowers and under the control of the U.S. Administrative Agent pursuant to a control agreement in form and substance satisfactory to the U.S. Administrative Agent (the “U.S. LC Collateral Account”) an amount in cash, and the Canadian Borrowers shall deposit in an account in the name of the Canadian Borrowers and under the control of the Canadian Administrative Agent pursuant to a control agreement in form and substance satisfactory to the Canadian Administrative Agent (the “Canadian LC Collateral Account”; the Canadian LC Collateral Account, together with the U.S. LC Collateral Account, the “LC Collateral Account”) an amount or amounts in cash (denominated in U.S. Dollars or Canadian Dollars or both, to match the currency denominations of the outstanding Canadian Letters of Credit and Acceptances), in each case for the benefit of the applicable Lenders, equal to the total U.S. LC Exposure, the total Canadian LC Exposure and Acceptance Exposure, respectively, as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII.  Each such deposit shall be held by the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, as collateral for the payment and performance of the obligations of the relevant Borrowers under this Agreement.  Such Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such accounts.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the applicable Administrative Agent and at the applicable Borrowers’ risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such accounts.  Moneys in such accounts shall be (i) applied by the applicable Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and (ii), to the extent not so applied, held for the satisfaction of the reimbursement obligations of the relevant Borrowers for their LC Exposure at such time, (iii) held for the satisfaction of outstanding Acceptance Exposure of the Canadian Borrowers or (iv), if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of such Borrowers under this Agreement.  If any Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount, together with any realized interest or profits on such amount, (to the extent not applied as aforesaid) shall be returned to such Borrowers within three Business Days after all Events of Default have been cured or waived.

(ii)                                  If, notwithstanding the provisions of this Section 2.08, any U.S. Letter of Credit is outstanding on the Maturity Date, then on such date the U.S. Borrowers shall provide to the U.S. Collateral Agent, for the benefit of the U.S. Administrative Agent and the U.S. Lenders, with respect to all U.S. LC Exposure, as the U.S. Administrative Agent in its discretion shall specify, either (i) a Supporting Letter of Credit (under which the U.S. Issuing Bank is entitled to draw amounts necessary to reimburse the U.S. Issuing Bank for LC Disbursements for which it has not been reimbursed and any fees and expenses associated with such outstanding U.S. Letter of Credit), or (ii) cash, in immediately available funds, in an amount equal to 105% of the U.S. LC Shortfall Amount to be held in the U.S. LC Collateral Account.  Such Supporting Letter of Credit or deposit of cash shall be held by the U.S. Collateral Agent, for the benefit of the U.S. Administrative Agent and the U.S. Lenders, as collateral for the payment and performance of the obligations of the U.S. Borrowers under any such U.S. Letter of Credit remaining outstanding.  In addition, if, notwithstanding the provisions of this Section 2.08, any Canadian Letter of Credit is outstanding on the Maturity Date, then on such date the Canadian Borrowers shall provide to the Canadian Collateral Agent, for the benefit of the Canadian Administrative Agent and the Canadian Lenders, with respect to all Canadian LC Exposure, as the Canadian Administrative Agent in its discretion shall specify, either (i) a Supporting Letter of Credit (under which the Canadian Issuing Bank is entitled to draw amounts necessary to reimburse the Canadian Issuing Bank for LC Disbursements for which it has not been reimbursed and any fees and expenses associated with such outstanding Canadian Letter of Credit), or (ii) cash, in immediately available funds, in an amount equal to 105% of the Canadian LC Shortfall Amount to be held in the Canadian LC Collateral Account.  Such Supporting Letter of Credit or deposit of cash shall be held by the Canadian Collateral Agent, for the benefit of the Canadian Administrative Agent and the Canadian Lenders, as collateral for the payment and performance of the obligations of the Canadian Borrowers under any such Canadian Letter of Credit remaining outstanding.

SECTION 2.09                                            Funding of Borrowings.  (a)   Each U.S. Lender shall make each U.S. Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the U.S. Administrative Agent most recently designated by it for such purpose by notice to the U.S. Lenders; provided that Swingline Loans shall be made as provided in Section 2.07. Each Canadian Lender shall make each Canadian Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Toronto time, to the account of the Canadian Administrative Agent most recently designated by it for such purpose by notice to the Canadian Lenders. The applicable Administrative Agent will make each such Loan available to the relevant Borrowers by promptly crediting the amounts so received, in like funds, to an account of such Borrowers maintained with such Administrative Agent in New York City or Toronto, as applicable, and designated by the Administrative Borrower in the applicable Borrowing Request; provided that any ABR Loans or Canadian Prime Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.08(e) shall be remitted by the applicable Administrative Agent to the relevant Issuing Bank and (ii) a Protective Advance shall be retained by the applicable Administrative Agent.  Notwithstanding the foregoing, (x) Progress Rail hereby requests that on the Effective Date, the U.S. Lenders make an inital U.S. Loan to it in the amount of U.S.$103,400,000, and that the proceeds of such U.S. Loan be made available by transferring such proceeds directly to the following account at Wachovia Bank, N.A.: Account No, #2062640499761 (Account Name: Progress Energy, Inc., ABA No.: 053 000 219)

and (y) Progress Metal hereby requests that on the Effective Date, the U.S. Lenders make an inital U.S. Loan to it in the amount of U.S.$6,600,000, and that the proceeds of such U.S. Loan be made available by transferring such proceeds directly to the following account at Wachovia Bank, N.A.: Account No, #2062640499761 (Account Name: Progress Energy, Inc., ABA No.: 053 000 219), in each case, in accordance with a Notice of Borrowing delivered by Progress Rail and Progress Metal, respectively.

(b)                                 Unless the applicable Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to such Administrative Agent such Lender’s share of such Borrowing, such Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.09(a) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the applicable Administrative Agent (a “Defaulting Lender”), then the applicable Lender and the U.S. Borrowers or the Canadian Borrowers, as applicable, severally agree to pay to such Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to such Administrative Agent, at (i) in the case of any U.S. Lender, the Federal Funds Effective Rate or, in the case of amounts payable to the Canadian Administrative Agent in U.S. Dollars or Canadian Dollars, the rate determined by the Canadian Administrative Agent (such determination to be conclusive and binding on such Lender) in accordance with the Canadian Administrative Agent’s cost of funding the amount of such payment or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans (or, in the case of amounts payable in Canadian Dollars, the interest rate applicable to Canadian Prime Loans).  If such Lender pays such amount to the applicable Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  The applicable Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrowers to such Administrative Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, such Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Applicable Percentage of the Commitments (but only to the extent that such Defaulting Lender’s Borrowing was funded by the other Lenders) or, if so directed by the Administrative Borrower and if no Default has occurred and is continuing (and to the extent such Defaulting Lender’s Borrowing was not funded by the other Lenders), retain the same to be re-advanced to the Borrowers as if such Defaulting Lender had made Loans to the Borrowers.  Subject to the foregoing, the applicable Administrative Agent may hold and, in its Permitted Discretion, setoff such Defaulting Lender’s funding shortfall against that Defaulting Lender’s Applicable Percentage of all payments received from the Borrowers or re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by such Administrative Agent for the account of such Defaulting Lender.  Until a Defaulting Lender cures its failure to fund its Applicable Percentage of any Borrowing (i) solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Defaulting Lender’s Commitment shall be deemed to be zero, (ii) such Defaulting Lender shall not be entitled to any portion of the commitment fee, and (iii) the commitment fee shall accrue in favor of the Lenders which have funded their respective Applicable Percentages of such requested Borrowing and shall be allocated among such non-Defaulting Lenders ratably based on their Applicable Percentage of the Commitments.  This Section 2.09(b) shall remain effective with respect to such Defaulting Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, the applicable Administrative Agent, and the Borrowers shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Applicable Percentage of the applicable Borrowing and pays to the applicable Administrative Agent all amounts owing by the Defaulting Lender in respect thereof.  The operation of this Section 2.09(b) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrowers of their duties and obligations hereunder.

SECTION 2.10                                            Interest Elections.  (a)   Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.10.  The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section 2.10 shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b)                                 To make an election pursuant to this Section 2.10, the Administrative Borrower shall notify the applicable Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.04 if the Borrowers were requesting a Revolving Borrowing of the Class and Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the applicable Administrative Agent of a written Interest Election Request in a form approved by the applicable Administrative Agent and signed by the Administrative Borrower.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the applicable Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Administrative Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and an Administrative Agent or the Required Lenders so notifies the Administrative Borrower, then, so long as a Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing or a Borrowing by way of Acceptances (in the case of a Canadian Prime Loan), and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(f)                                    Canadian Prime Borrowings may only be converted into a Borrowing by way of Acceptances in accordance with Section 2.05.  This Section 2.10 shall not be construed to permit any conversion of the currency in which a Borrowing is denominated.

SECTION 2.11                                            Termination or Reduction of Commitments.  (a)  Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)                                 The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to each applicable Administrative Agent of a cash deposit or Supporting Letter of Credit as required by Section 2.08(j)(ii)), (iii) the payment in full of the accrued and unpaid fees, including applicable Prepayment Fee (if any) and any payments required under Section 2.18, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c)                                  The  U.S. Borrowers may from time to time reduce the U.S. Commitments upon payment of the applicable Prepayment Fee (if any); provided that (i) each reduction of the U.S. Commitments shall be in an amount that is an integral multiple of U.S.$1,000,000 and not less than U.S.$1,000,000, (ii) the U.S. Borrowers shall not reduce the U.S. Commitments if, after giving effect to any concurrent prepayment of the U.S. Revolving Loans in accordance with Section 2.12, the total U.S. Exposure would exceed the U.S. Borrowing Base then in effect; and (iii) the U.S. Borrowers shall not reduce the U.S. Commitments unless the Canadian Borrowers concurrently ratably reduce the Canadian Commitments in accordance with paragraph (d) below.

(d)                                 The Canadian Borrowers may from time to time reduce the Canadian Commitments upon payment of the applicable Prepayment Fee (if any); provided that (i) each reduction of the Canadian Commitments shall be in an amount that is an integral multiple of U.S.$1,000,000 and not less than U.S.$1,000,000, (ii) the Canadian Borrowers shall not reduce the Canadian Commitments if, after giving effect to any concurrent prepayment of the Canadian Revolving Loans in accordance with Section 2.12, the total Canadian Exposure would exceed the Canadian Borrowing Base then in effect; and (iii) the Canadian Borrowers shall not reduce the Canadian Commitments unless the U.S. Borrowers concurrently ratably reduce the U.S. Commitments in accordance with paragraph (c) above.

(e)                                  The Administrative Borrower shall notify the Administrative Agents of any election to terminate or reduce the Commitments under Section 2.11(a), (b), (c) or (d) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agents shall advise the affected Lenders of the contents thereof.  Each notice delivered by the Administrative Borrower pursuant to this Section 2.11(e) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Administrative Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Administrative Borrower (by notice to the Administrative Agents on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of either Class shall be permanent.  Each reduction of the Commitments of either Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

SECTION 2.12                                            Repayment of Loans; Evidence of Debt.  (a)  Each of the U.S. Borrowers hereby unconditionally promises to pay to the U.S. Administrative Agent for the account of each U.S. Lender the then unpaid principal amount of each U.S. Revolving Loan on the Maturity Date.  Each of the Canadian Borrowers hereby unconditionally promises to pay to the Canadian Administrative Agent for the account of each Canadian Lender the then unpaid principal amount of each Canadian Revolving Loan (including the full face amount of all outstanding Acceptances) on the Maturity Date.  Each of the U.S. Borrowers hereby unconditionally promises to pay to the U.S. Administrative Agent the then unpaid amount of each U.S. Protective Advance on the earlier of the Maturity Date and demand by the U.S. Administrative Agent.  Each of the Canadian Borrowers hereby unconditionally promises to pay to the Canadian Administrative Agent the then unpaid amount of each Canadian Protective Advance on the earlier of the Maturity Date and demand by the Canadian Administrative Agent.

(b)                                 At all times that full cash dominion is in effect pursuant to Section 4.4.4 of the U.S. Security Agreement, each U.S. Business Day, at or before 12:00 noon, New York time, the U.S. Administrative Agent shall apply all immediately available funds credited to the U.S. Collection Account first to prepay any U.S. Protective Advances that may be outstanding, pro rata, second to prepay any U.S. Swingline Loans that may be outstanding, pro rata, third to prepay the Revolving Loans made by U.S. Lenders, pro rata, fourth to cash collateralize outstanding U.S. LC Exposure, pro rata and fifth to prepay any outstanding Canadian Obligations in the order set forth in Section 2.12(c).

(c)                                  At all times that full cash dominion is in effect pursuant to Section 4.6(2) of the Canadian Security Agreement, each Canadian Business Day, at or before 12:00 noon, Toronto time, the Canadian Administrative Agent shall apply all immediately available funds credited to the Canadian Collection Account first to prepay any Canadian Protective Advances that may be outstanding, pro rata, second to prepay any Canadian Swingline Loans that may be outstanding, pro rata, third to prepay the Revolving Loans made by Canadian Lenders, pro rata and fourth to cash collateralize outstanding Canadian LC Exposure and Acceptances, pro rata.

(d)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e)                                  Each Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iii) the amount of any sum received by such Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f)                                    The entries made in the accounts maintained pursuant to Section 2.12(d) or (e) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or any Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(g)                                 Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, each of the applicable Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the applicable Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section

9.05) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns) except to the extent that any such Lender subsequently returns any such promissory note for cancellation and requests that such Loans once again be evidenced as described in Section 2.12(d) and (e).

SECTION 2.13                                            Prepayment of Loans.  (a)  The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 2.13(d) and the payment of the amounts required under Section 2.18.

(b)                                 The U.S. Borrowers shall immediately repay, or provide cash collateral for, the U.S. Revolving Loans made by U.S. Lenders, U.S. LC Exposure and/or U.S. Swingline Loans if at any time the total U.S. Exposure of all U.S. Lenders exceeds the lesser of (A) the U.S. Commitments and (B) the U.S. Borrowing Base then in effect, to the extent required to eliminate such excess.  The Canadian Borrowers shall immediately repay, or provide cash collateral for, the Canadian Loans (including the Acceptance Exposure), Canadian LC Exposure and/or Canadian Swingline Loans if at any time the total Canadian Exposure of all Canadian Lenders exceeds the lesser of (A) the Canadian Commitments and (B) the Canadian Borrowing Base then in effect, to the extent required to eliminate such excess.

(i)                                     Immediately upon receipt by any U.S. Loan Party or any Canadian Loan Party of the Net Cash Proceeds of any asset disposition (other than sales of inventory or obsolete or worn out property in the ordinary course of business), the U.S. Borrowers or Canadian Borrowers, as applicable, shall prepay the U.S. Obligations or Canadian Obligations, respectively, in an amount equal to 100% of such Net Cash Proceeds as set forth in Section 2.13(c).

(ii)                                  If any U.S. Borrower issues Equity Interests (other than Equity Interests issued to another Borrower) or any U.S. Loan Party issues Indebtedness (other than Indebtedness permitted by Sections 6.01(a) through (j) or 6.01(l)) or if any U.S. Loan Party receives any dividend or distribution from a Person other than a Loan Party, the U.S. Borrowers shall prepay the U.S. Obligations in an amount equal to 100% of the Net Cash Proceeds of such issuance or the amount of such dividend or distribution no later than the Business Day following the date of receipt of such Net Cash Proceeds or such dividend or distribution as set forth in Section 2.13(c).  If any Canadian Borrower issues Equity Interests (other than Equity Interests issued to another Borrower) or any Canadian Loan Party issues Indebtedness (other than Indebtedness permitted by Sections 6.01(a) through (j)) or 6.01(l)) or if any Canadian Loan Party receives any dividend or distribution from a Person other than a Loan Party, the Canadian Borrowers shall prepay the Canadian Obligations in an amount equal to 100% of the Net Cash Proceeds of such issuance or the amount of such dividend or distribution no later than the Business Day following the date of receipt of such Net Cash Proceeds or such dividend or distribution as set forth in Section 2.13(c).

(iii)                               Any insurance or condemnation proceeds to be applied to the U.S. Obligations or Canadian Obligations in accordance with Section 5.09 shall be applied as set forth in Section 2.13(c).  If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment, fixtures and real or immovable property is not otherwise determined, the allocation and application of those proceeds shall be determined by the applicable Administrative Agent, in its Permitted Discretion.

(iv)                              Immediately upon receipt by any U.S. Loan Party of any Extraordinary Receipts, the U.S. Borrowers shall prepay the U.S. Obligations in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Extraordinary Receipts as set forth in Section 2.13(c).  Immediately upon receipt by any Canadian Loan Party of any Extraordinary Receipts, the Canadian Borrowers shall prepay the Canadian Obligations in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Extraordinary Receipts as set forth in Section 2.13(c).

(v)                                 Without in any way limiting the foregoing, (a) immediately upon receipt by any U.S. Loan Party of proceeds of any sale of any Collateral, the U.S. Borrowers shall cause such U.S. Loan Party to deliver such proceeds to the U.S. Administrative Agent, or deposit such proceeds in a deposit account subject to a control agreement acceptable to the U.S. Administrative Agent and (b) immediately upon receipt by any Canadian Loan Party of proceeds of any sale of any Collateral, the Canadian Borrowers shall cause such Canadian Loan Party to deliver such proceeds to the Canadian Administrative Agent, or deposit such proceeds in a deposit account subject to a control agreement acceptable to the Canadian Administrative Agent.  All of such proceeds not required to be applied as provided in Section 2.13(c) shall be freely available to the Borrowers, except as provided in Section 2.12(b).  Nothing in this Section 2.13(b) shall be construed to constitute any Administrative Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

(c)                                  All such amounts required to be prepaid by the U.S. Borrowers pursuant to Sections 2.13(b)(ii), (iii), (iv) and (v) shall be applied, first to prepay any U.S. Protective Advances that may be outstanding, second to prepay the U.S. Loans (including U.S. Swingline Loans) without a corresponding reduction in the U.S. Commitment and to cash collateralize outstanding U.S. LC Exposure and third to prepay any outstanding Canadian Obligations.  All such amounts required to be prepaid by the Canadian Borrowers pursuant to Sections 2.13(b)(ii), (iii), (iv) and (v) shall be applied, first to prepay any Canadian Protective Advances that may be outstanding, and second to prepay the Canadian Loans (including Canadian Swingline Loans) and cash collateralize outstanding Acceptance Exposure without a corresponding reduction in the Canadian Commitment and to cash collateralize outstanding Canadian LC Exposure.

(d)                                 The Administrative Borrower shall notify the applicable Administrative  Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York time (or in the case of a prepayment of a Canadian Borrower, Toronto time), three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York time (or in the case of a prepayment of a Canadian Borrower, Toronto time), one Business Day before the date of prepayment, (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York time (or in the case of a prepayment of a Canadian Borrower, Toronto time), on the date of prepayment and (iv) in the case of prepayment of a Canadian Prime Borrowing, not later than 11:00 a.m., Toronto time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.11, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.11.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the applicable Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.03.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.15.

(e)                                  Acceptances may not be prepaid.  Each Canadian Borrower may, however, at its option, exercisable upon not less than one Canadian Business Day’s notice to the Canadian Administrative Agent, elect to deposit with the Canadian Administrative Agent Canadian Dollars in immediately available funds to be held by the Canadian Administrative Agent, pursuant to collateral arrangements satisfactory to it, for application to the payment of any Borrowing by way of Acceptances designated by such Canadian Borrower in such notice.  If such a deposit is made, then such Acceptances shall be deemed no longer outstanding for purposes of this Agreement; provided that the amount of such deposit shall be not less than the full face amount of such Borrowing by way of Acceptances.

SECTION 2.14                                            Fees.  (a)  The U.S. Borrowers agree to pay to the U.S. Administrative Agent for the account of each U.S. Lender a commitment fee, which shall accrue at a rate of 0.375% per annum on the average daily amount of the Available U.S. Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Lenders’ Revolving Commitments terminate.  The Canadian Borrowers agree to pay to the Canadian Administrative Agent for the benefit of each Canadian Lender a commitment fee, which shall accrue at a rate of 0.375% per annum on the average daily amount of the Available Canadian Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which each such Lenders’ Revolving Commitments terminate.  Accrued commitment fees shall be payable in arrears on the last day of each calendar quarter and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees in respect of U.S. Commitments shall be payable in U.S. Dollars and shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last day) in a year of 360 days. All commitment fees in respect of Canadian Commitments shall be payable in U.S. Dollars and shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last day) in a year of 365 days or 366 days, as the case may be.

(b)                                 The U.S. Borrowers agree to pay to the U.S. Administrative Agent for the account of each U.S. Lender, and the Canadian Borrowers agree to pay to the Canadian Administrative Agent for the account of each Canadian Lender, a participation fee with respect to its participations in Letters of Credit which shall be payable in the currency in which such Letter of Credit is denominated and which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure.  Further, the U.S. Borrowers agree to pay to the U.S. Administrative Agent for the account of each U.S. Issuing Bank, and the Canadian Borrowers agree to pay to the Canadian Administrative Agent for the account of each Canadian Issuing Bank, fronting fees, which shall accrue at the rate of 0.25% per annum on the average daily amount of the total U.S. LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) and Canadian LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any U.S. LC Exposure or Canadian LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Such fronting fees shall be payable in U.S. Dollars.  Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this subsection shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days (or, in the case of participation fees and fronting fees payable to Canadian Lenders, 365 days or 366 days, as the case may be) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  The U.S. Borrowers agree to pay to the U.S. Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the U.S. Borrowers and the U.S. Administrative Agent. The Canadian Borrowers agree to pay to the Canadian Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Canadian Borrowers and the Canadian Administrative Agent.

(d)                                 The Canadian Borrowers agree to pay to each Canadian Lender a fee (the “Acceptance Fee”) in advance, at a rate per annum equal to the Applicable Rate, on the date of acceptance of each Acceptance.  All Acceptance Fees shall be calculated on the face amount of the Acceptance issued and computed on the basis of the actual number of days in the term thereof and a year of 365 or 366 days, as the case may be, and shall be payable in Canadian Dollars.  The Acceptance Fee shall be in addition to any other fees payable to each Canadian Lender in connection with the issuance or discounting of such Acceptance.

(e)                                  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the applicable Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.15                                            Interest.  (a)  The Loans comprising each ABR Borrowing (including each U.S. Swingline Loan and each Canadian Swingline Loan that is an ABR Borrowing) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  The Loans comprising each Canadian Prime Borrowing (including each Canadian Swingline Loan that is a Canadian Prime Borrowing) shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(d)                                 Each U.S. Protective Advance shall bear interest at the Alternate Base Rate plus the Applicable Rate for Revolving Loans plus 2% and each Canadian Protective Advance shall bear interest at the Canadian Prime Rate plus the Applicable Rate for Revolving Loans plus 2%.

(e)                                  Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, (i) the U.S. Administrative Agent or the Required Lenders may, at their option, by notice to the Administrative Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.03 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (x) all U.S. Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding subsections of this Section 2.15, or (y) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder and (ii) the Canadian Administrative Agent or the Required Lenders may, at their option, by notice to the Administrative Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.03 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (x) all Canadian Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding subsections of this Section 2.15, or (y) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(f)                                    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to Section 2.15(e) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g)                                 All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Canadian Prime Rate shall be computed on the basis of a year of 365 or 366 days, as the case may be, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or Canadian Prime Rate shall be determined by an Administrative Agent, and such determination shall be conclusive absent manifest error.

(h)                                 With respect to Canadian Loans and fees relating thereto, unless otherwise stated herein, wherever reference is made to a rate of interest “per annum” or a similar expression, such interest shall be calculated on the basis of a calendar year of 365 days or 366 days, as the case may be, and using the nominal rate method of calculation, and shall not be calculated using the effective rate method of calculation or on any other basis that gives effect to the principle of deemed reinvestment of interest.

(i)                                     For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever interest to be paid with respect to Canadian Loans or fees relating thereto is to be calculated on the basis of a year of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 360 or such other period of time, as the case may be.

(j)                                     If any provision of this Agreement or of any of the other Loan Documents would obligate any Canadian Borrower or any other Canadian Loan Party to make any payment of interest or other amount payable to any Canadian Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Canadian Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Canadian Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Lender under this Section 2.15, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Canadian Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Canadian Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), a Canadian Borrower shall be entitled, by notice in writing to such Lender from the Administrative Borrower, to obtain reimbursement from such Canadian Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Canadian Lender to such

Canadian Borrower.  Any amount or rate of interest referred to in this Section 2.15 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan or Acceptance remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Canadian Administrative Agent shall be conclusive for the purposes of such determination.

SECTION 2.16                                            Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                  the applicable Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)                                 such Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then such Administrative Agent shall give notice thereof to the Administrative Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until such Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing of the applicable Class shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing of the applicable Class, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.17                                            Increased Costs.  (a)  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, deposit insurance or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii)                                  impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any

Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or any Issuing Bank hereunder (whether of principal, interest or otherwise), then the U.S. Borrowers (if such Lender or Issuing Bank is a U.S. Lender or U.S. Issuing Bank) or the Canadian Borrowers (if such Lender or Issuing Bank is a Canadian Lender or Canadian Issuing Bank) will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the U.S. Borrowers (if such Lenders or Issuing Bank is a U.S. Lender or U.S. Issuing Bank) or Canadian Borrowers (if such Lender or Issuing Bank is a Canadian Lender or Canadian Issuing Bank) will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Section 2.17(a) or (b) shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error. The U.S. Borrowers or the Canadian Borrowers (as applicable) shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that neither the U.S. Borrowers nor the Canadian Borrowers shall be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.18                                            Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.13(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Administrative Borrower pursuant to Section 2.21, then, in any such event, the applicable Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.18 shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error.  The applicable Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.19                                            Taxes.  (a)  Any and all payments by or on account of any obligation of any Borrowers or any other Loan Party under this Agreement or any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if any Borrowers or an Administrative Agent shall be required to deduct any Indemnified Taxes from such payments, then (i) such Borrowers shall increase the sum payable by an amount equal to the sum of (x) the amount deducted in respect of such Indemnified Taxes and (y) all Taxes applicable to additional sums payable under this Section 2.19(a), (ii) such Borrowers and/or the applicable Administrative Agent shall make such deductions, and (iii) such Borrowers and/or the applicable Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, each of the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Each of the Borrowers shall indemnify each Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by such Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrowers or any other Loan Party under this Agreement or any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Such indemnification shall be made on an after-Tax basis, such that the payment of the indemnification shall be increased by an amount equal to the sum of (x) the amount deducted in respect of such Indemnified Taxes, (y) all Taxes applicable to additional sums payable under this Section 2.19(c) and (z) all reasonable expenses of such Administrative Agent, Issuing Bank or Lender.

(d)                                 As soon as practicable after any payment of Indemnified Taxes by any Borrowers to a Governmental Authority, the Administrative Borrower shall deliver to the applicable Administrative Agent (i) if reasonably available, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, (ii) a copy of the return reporting such payment or (iii) other evidence of such payment reasonably satisfactory to such Administrative Agent.

(e)                                  Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the relevant Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Administrative Borrower (with a copy to the applicable Administrative Agent), on or prior to the date on which such Lender becomes a party to this Agreement (and on or before the date that any such documentation described below expires or becomes obsolete and after the occurrence of any event requiring a change to such documentation, but only for so long as such Lender is legally entitled to do so), such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding.

(f)                                    If an Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund, whether in the form of a payment, credit or offset (but only to the extent such credit or offset is actually utilized), of any Indemnified Taxes as to which it has been indemnified by any Borrowers or with respect to which any Borrowers have paid additional amounts pursuant to Section 2.19(a), it shall pay over such refund to such Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrowers under this Section 2.19 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses and Taxes of such Administrative Agent or such Lender and without interest (other than any interest paid, credited or allowed as an offset, by the relevant Governmental Authority with respect to such refund, which interest shall be paid to such Borrowers); provided, that such Borrowers, upon the request of such Administrative Agent or such Lender, agree to repay the amount paid over to such Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Administrative Agent or such Lender in the event such Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Nothing in this Section 2.19 shall be construed to require any Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information which it deems confidential) to the Borrowers or any other Person.

(g)                                 The obligations of the Canadian Borrowers under this Section 2.19 shall be limited to payments arising in connection with the Canadian Obligations.

SECTION 2.20                                            Payments Generally; Allocation of Proceeds; Sharing of Set-offs.  (a)  The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.17, 2.18 or 2.19, or otherwise) prior to 12:00 noon, New York time, in case of payments to be made to the U.S. Administrative Agent, the U.S. Issuing Bank or any U.S. Lender, or 12:00 noon, Toronto time, in case of payments to be made to the Canadian Administrative Agent, the Canadian Issuing Bank or any Canadian Lender, on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agents, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the U.S. Administrative Agent (in the case of payments for the account of the U.S. Administrative Agent, the U.S. Issuing Bank or any U.S. Lender) at its offices at General Electric Capital Corporation, 125 Summer Street, Suite 1230, Boston, MA 02115, Attention: Alan Garson, or to the Canadian Administrative Agent (in the case of payments for the account of the Canadian Administrative Agent, the Canadian Issuing Bank or any Canadian Lender) at c/o General Electric Capital Corporation, 125 Summer Street, Suite 1230, Boston, MA 02115, Attention: Alan Garson except payments to be made directly to any Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.17, 2.18, 2.19 and 9.04 shall be made directly to the Persons entitled thereto and payments pursuant to the other Loan Documents shall be made to the Persons specified therein.  Each Administrative Agent and Collateral Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in U.S. Dollars; provided that payments of principal of and interest on Canadian Prime Loans, LC Disbursements denominated in Canadian Dollars and Acceptance Obligations, and payments of Acceptance Fees, commitment fees in respect of Canadian Commitments, fees in respect of Canadian Letters of Credit denominated in Canadian Dollars and (to the extent invoiced or otherwise claimed in Canadian Dollars) indemnification and expense reimbursement obligations, shall in each case be payable in Canadian Dollars.  Solely for purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the day of receipt, subject to actual collection.

(b)                                 Any proceeds of Collateral received by the U.S. Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Administrative Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.13), or (C) amounts to be applied from the Collection Account (which shall be applied in accordance with Section 2.12(b)), or (ii) after an Event of Default has occurred and is continuing and the U.S. Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the U.S. Administrative Agent and the U.S. Issuing Bank from the U.S. Borrowers (other than in connection with Banking Services Obligations or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the U.S. Borrowers (other than in connection with Banking Services Obligations or Swap Obligations), third, to pay interest due in respect of the U.S. Protective Advances, fourth, to pay the principal of the U.S. Protective Advances, fifth, to pay interest then due and payable on the U.S. Loans (other than the U.S. Protective Advances) ratably, sixth, to prepay principal on the U.S. Loans (other than the U.S. Protective Advances) and unreimbursed LC Disbursements under U.S. Letters of Credit ratably, seventh, to pay an amount to the U.S. Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding U.S. Letters of Credit and the aggregate amount of any unpaid LC Disbursements under U.S. Letters of Credit, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing by the U.S. Borrowers with respect to Banking Services Obligations and Swap Obligations, ninth, to the payment of any other U.S. Obligation due to the U.S. Administrative Agent or any Lender by the U.S. Borrowers, and tenth, to the payment of Canadian Obligation due to the Canadian Administrative Agent or any Lender by the Canadian Borrowers.  Any proceeds of Collateral received by the Canadian Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Administrative Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.13), or (C) amounts to be applied from the Collection Account (which shall be applied in accordance with Section 2.12(b)), or (ii) after an Event of Default has occurred and is continuing and the Canadian Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Canadian Administrative Agent and the Canadian Issuing Bank from the Canadian Borrowers (other than in connection with Banking Services Obligations or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Canadian Borrowers (other than in connection with Banking Services Obligations or Swap Obligations), third, to pay interest due in respect of the Canadian Protective Advances, fourth, to pay the principal of the Canadian Protective Advances, fifth, to pay interest then due and payable on the Canadian Loans (other than the Canadian Protective Advances) ratably, sixth, to prepay principal on the Canadian Loans (other than the Canadian Protective Advances), seventh, to prepay Acceptance Obligations and unreimbursed LC Disbursements under Canadian Letters of Credit ratably, eighth, to pay an amount to the Canadian Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Canadian Letters of Credit and the aggregate amount of any unpaid LC Disbursements under Canadian Letters of Credit, to be held as cash collateral for such Obligations, ninth, to payment of any amounts owing by the Canadian Borrowers with respect to Banking Services Obligations and Swap Obligations, and tenth, to the payment of any other Canadian Obligation due to the Canadian Administrative Agent or any Lender by the Canadian Borrowers.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Administrative Borrower, or unless a Default is in existence, neither any Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan, or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the applicable Borrowers shall pay the break funding payment required in accordance with Section 2.18.  The Administrative Agents and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations owing to such Administrative Agents and Lenders.

(c)                                  At the election of the applicable Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.04), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Administrative Borrower pursuant to Section 2.04 or a deemed request as provided in this Section 2.20 or may be deducted from any deposit account of the applicable Borrowers under the control of such Administrative Agent pursuant to a control agreement in form and substance satisfactory to such Administrative Agent. The U.S. Borrowers hereby irrevocably authorize (i) the U.S. Administrative Agents to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agree that all such amounts charged shall constitute Loans (including Swingline Loans and Protective Advances) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.04, 2.06 or 2.07, as applicable, and (ii) the U.S. Administrative Agent to charge any deposit account of the U.S. Borrowers maintained with the U.S. Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.  The Canadian Borrowers hereby irrevocably authorize (i) the Canadian Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Protective Advances) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.04, 2.06 or 2.07, as applicable, and (ii) the Canadian Administrative Agent to charge any deposit account of any Borrower maintained with the Canadian Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)                                 If any U.S. Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such U.S. Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other U.S. Lender, then the U.S. Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other U.S. Lenders to the extent necessary so that the benefit of all such payments shall be shared by the U.S. Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the U.S. Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a U.S. Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the U.S. Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply).  The U.S. Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the U.S. Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such U.S. Lender were a direct creditor of the U.S. Borrowers in the amount of such participation.

(e)                                  If any Canadian Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Acceptance Obligations resulting in such Canadian Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Acceptance Obligations and accrued interest thereon than the proportion received by any other Canadian Lender, then the Canadian Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Acceptance Obligations of other Canadian Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Canadian Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Acceptance Obligations; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Canadian Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Canadian Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Acceptance Obligations to any assignee or participant, other than to the Canadian Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply).  The Canadian Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Canadian Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Canadian Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Canadian Lender were a direct creditor of the Canadian Borrowers in the amount of such participation.

(f)                                    Unless the applicable Administrative Agent shall have received notice from the Administrative Borrower prior to the date on which any payment is due to such Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the U.S. Borrowers or Canadian Borrowers, as applicable, will not make such payment, such Administrative Agent may assume that the applicable Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the applicable Issuing Bank, as the case may be, the amount due.  In such event, if the applicable Borrowers have not in fact made such payment, then each of such Lenders or such Issuing Bank, as the case may be, severally agrees to repay to such Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to such Administrative Agent, at the greater of the Federal Funds Effective Rate or, in the case of amounts payable in Canadian Dollars, the Canadian Prime Rate and a rate determined by such Administrative Agent in accordance with banking industry rules on interbank compensation.

(g)                                 If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07, 2.08(d) or (e), 2.09(b), 2.20(e) or 9.04(c), then the applicable Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by such Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.21                                            Mitigation Obligations; Replacement of Lenders.  If any Lender (other than a Non-Canadian Lender that becomes a Lender pursuant to an assignment permitted by Section 9.05(b)(ii)(D)) requests compensation under Section 2.17, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then:

(a)                                  such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.19, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment);

(b)                                 the Borrowers may, at their sole expense and effort, require such Lender or any Defaulting Lender (such Lender or Defaulting Lender herein, a “Departing Lender”), upon notice from the Administrative Borrower to the Departing Lender and the Administrative Agents, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agents and the Issuing Banks, which consent shall not unreasonably be withheld, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, Acceptance Obligations and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrowers (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments.  A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such  assignment and delegation cease to apply.

SECTION 2.22                                            Indemnity for Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations, an Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by such Administrative Agent or such Lender and the Borrowers shall be liable to pay to such Administrative Agent and the Lenders, and each Borrower hereby indemnifies such Administrative Agents and the Lenders and holds the Administrative Agents and the Lenders harmless for the amount of such payment or proceeds surrendered.  The provisions of this Section 2.22 shall be and remain effective notwithstanding any contrary action which may have been taken by an Administrative Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Administrative Agents’ and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable.  The provisions of this Section 2.22 shall survive the termination of this Agreement.

SECTION 2.23                                            Money of Account, etc.  This is an international loan transaction in which the specification of U.S. Dollars or Canadian Dollars is of the essence, and U.S. Dollars or Canadian Dollars, as specified herein, shall be the currency of account and of payment in all events. The payment obligations of the Borrowers and the other Loan Parties shall not be discharged by an amount paid in another currency, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt conversion to U.S. Dollars or, as the case may be, Canadian Dollars under normal banking procedures shall not yield the amount of U.S. Dollars or Canadian Dollars, as the case may be, due hereunder. In the event that any payment made in a currency other than U.S. Dollars or Canadian Dollars, as the case may be, whether pursuant to a judgment or otherwise, upon conversion shall not yield such required amount of U.S. Dollars or Canadian Dollars, the applicable Lenders shall be entitled to demand immediate payment of, and shall have a separate cause of action for, the U.S. Dollar or Canadian Dollar deficiency.

SECTION 2.24                                            Currency Fluctuations, etc.  (a)  Not later than 1:00 p.m., New York City time, on each Calculation Date, the U.S. Administrative Agent shall determine the Exchange Rate as of such Calculation Date. Except as otherwise provided in Section 2.11 and Section 2.25, the Exchange Rate so determined shall become effective on the first U.S. Business Day immediately following the relevant Calculation Date (a “Reset Date”) and shall remain effective until the next succeeding Reset Date.

(b)                                 Not later than 5:00 p.m., New York City time, on each Reset Date, the U.S. Administrative Agent shall consult with the Canadian Administrative Agent and the Administrative Agents shall determine the total Canadian Exposure (both in U.S. Dollars and in Canadian Dollars) and the total U.S. Exposure.

(c)                                  If, on any Reset Date, the total Canadian Exposure exceeds the total Canadian Commitments, then (i) the Canadian Administrative Agent shall give notice thereof to the Canadian Borrowers and the Canadian Lenders and (ii) within two Canadian Business Days thereafter, the Canadian Borrowers shall repay or prepay Canadian Loans in accordance with this Agreement in an aggregate principal amount such that, after giving effect thereto, the total Canadian Exposure (expressed in Canadian Dollars) shall not exceed the total Canadian Commitments.

(d)                                 To the extent the repayments and prepayments referenced in paragraph (c) do not result in a total Canadian Exposure (expressed in Canadian Dollars) that is less than or equal to the total Canadian Commitments, then the Borrowers shall provide cash collateral in accordance with Section 2.08(j) to the extent required to obtain such result.

ARTICLE III

Representations and Warranties

The Borrowers represent and warrant to the Administrative Agents, the Lenders and the Issuing Banks that:

SECTION 3.01                                            Organization; Powers.  Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02                                            Authorization; Enforceability.  The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03                                            Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except any filings of the Mortgages or any of the foregoing which are immaterial in nature and except for filings necessary to perfect Liens created under the Loan Documents, as contemplated by Section 3.17, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, except as set forth on Schedule 3.03 solely with respect to the consummation of the transactions contemplated by the Merger Agreement, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party except Liens created under the Loan Documents.

SECTION 3.04                                            Financial Condition; No Material Adverse Change.  (a)  The Pro Forma Information (including the notes thereto), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) consummation of the Transactions, (ii) the Loans and other extensions of credit hereunder to be made on the Effective Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing.  The Pro Forma Information has been prepared based on good faith estimates and assumptions believed to be reasonable at the time made, it being recognized by the Lenders that such information as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

(b)                                 The Parent has heretofore furnished to the Lenders (i) audited combined balance sheets of Progress Rail and Progress Metal and their Subsidiaries as of each of November 30, 2002, 2003 and 2004 and the notes thereto and the related combined statements of operations, shareholders’ equity and cash flows of Progress Rail and Progress Metal and their Subsidiaries for the years then ended and (ii) unaudited combined balance sheets of Progress Rail and Progress Metal and their Subsidiaries as of each of February 29, 2004, May 31, 2004, August 31, 2004 and November 20, 2004 and the related combined statements of operations, shareholders’ equity and cash flows of Progress Rail and Progress Metal and their Subsidiaries for the periods then ended.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Progress Rail and Progress Metal and their Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(c)                                  Since November 30, 2004, there has been no change in the business, assets, operations or condition, financial or otherwise, of Progress Rail and the Loan Parties, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05                                            Intellectual Property.  Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to the Loan Parties’ business, a materially correct and complete list of which, as of the Effective Date and after giving effect to the consummation of the Transactions, is set forth on Schedule 3.05, and the use thereof by the Loan Parties does not infringe in any material respect upon the rights of any other Person, and, with the exception of third party rights that are the subject of a trademark coexistence agreement, the Loan Parties either (i) own the entire right, title and interest thereto or (ii) hold such interest pursuant to a valid, subsisting and enforceable license.

SECTION 3.06                                            Litigation.  (a)  Except as disclosed on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)                                 Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07                                            Compliance with Laws.  Each Loan Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08                                            Investment and Holding Company Status.  No Loan Party nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

SECTION 3.09                                            Taxes.  Except as disclosed on Schedule 3.09, each Loan Party and its Subsidiaries has timely filed or caused to be filed all federal and other material Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (x) Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Loan Party or Subsidiary has set aside on its books adequate reserves and (y) Taxes the non-payment of which, in the aggregate, is not reasonably expected to have a Material Adverse Effect.  Except as disclosed on Schedule 3.09, no Tax liens have been filed and no material claims have been asserted in writing with respect to any such Taxes.

SECTION 3.10                                            ERISA.  (a)  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by an amount that could reasonably be expected to result in a Material Adverse Effect the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by an amount that could reasonably be expected to result in a Material Adverse Effect the fair market value of the assets of all such underfunded Plans.

(b)                                 No Non-U.S. Plan has incurred any unfunded liability which could reasonably be expected to give rise to a Material Adverse Effect.

(c)                                  Except as required by applicable law, or which could not reasonably be expected to give rise to a Material Adverse Effect, neither the Borrowers nor any Subsidiary thereof maintains, sponsors or contributes to any plan, policy or arrangement that provides medical benefits to retirees or their beneficiaries.

SECTION 3.11                                            Disclosure.  The Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which they are subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers to any Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such projected statements are based on good faith estimates and assumptions believed to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

SECTION 3.12                                            Material Agreements.  Schedule 3.12 attached hereto contains a correct and complete list, as of the Effective Date, of the following contracts, agreements, or arrangements to which the Loan Parties are a party (the “Contracts”):

(a)                                  notes, mortgages, indentures, loan or credit agreements, security agreements each of which secures Indebtedness, and other agreements and instruments reflecting obligations for borrowed money or other monetary Indebtedness or otherwise relating to the borrowing of money by, or the extension of credit to the Loan Parties, in each case creating an actual or potential obligation of the Loan Parties of not less than U.S.$1,000,000, or commitments to enter into any such agreements or commitments;

(b)                                 management, consulting and employment agreements and written agreements, commitments, representations, promises or communications to enter into the same other than as previously approved by Parent where such agreement is terminable upon not more than sixty (60) days’ prior notice without further Liability of the Loan Parties thereunder;

(c)                                  (i) with respect to real or immovable property, option agreements, purchase and sale agreements, lease agreements or other agreements involving the Mortgaged Properties, and (ii) with respect to equipment, machinery, personal or movable property or other assets, tangible or intangible, option agreements, purchase and sale agreements, lease agreements or other agreements involving amounts payable by or to the Loan Parties of U.S.$1,000,000 or more;

(d)                                 agreements and purchase orders for the purchase or sale of goods, services, supplies or capital assets that have continuing obligations to perform and (i) have terms of more than one year, are subject to automatic renewal or are indefinite and (ii) involved an annual payment of more than U.S.$2,500,000 during at least one of the last three fiscal years or, to the knowledge of the Loan Parties, would reasonably be expected to involve the payment of more than U.S.$2,500,000 during any fiscal year in the future;

(e)                                  partnership, joint venture, stockholders’ or other similar agreements with any Person;

(f)                                    contracts or agreements between or among the Loan Parties, on the one hand, and any current or former director, officer or Affiliate of the Loan Parties, on the other hand, with respect to the business as conducted by the Loan Parties on the date of execution of this Agreement except for contracts and agreements between the Loan Parties;

(g)                                 outstanding guarantees, subordination agreements, indemnity agreements and other similar types of agreements, whether or not entered into in the ordinary course of business, which any Loan Party is or may become liable for or obligated to discharge, or any asset of any Loan Party is or may become subject to the satisfaction of, any Indebtedness, obligation, performance or undertaking of any other Person, except for (i) indemnification agreements contained in any of the instruments listed in the schedules hereto or any other customary indemnity provisions included in agreements for the purchase or sale of goods, services or supplies and (ii) any of the foregoing in which, in each case, the aggregate obligation of any Loan Party thereunder is less than U.S.$1,000,000;

(h)                                 contracts, orders, decrees or judgments preventing or restricting the Loan Parties from carrying on any business activity or competing with any Person or prohibiting or limiting disclosure of confidential or proprietary information;

(i)                                     agreements, contracts or commitments relating to the acquisition by any Loan Party of the outstanding capital stock or equity interest of any business enterprise or the disposition of any assets or properties of any Loan Party (excluding dispositions of real or immovable property) within the last five fiscal years;

(j)                                     agreements, contracts or commitments with independent contractors, distributors, dealers, manufacturers’ representatives or sales agencies that involved the payment of commissions during at least one of the last three fiscal years of more than U.S.$1,000,000 or, to the knowledge of the Loan Parties, would reasonably be expected to involve the payment of more than U.S.$1,000,000 during any fiscal year in the future;

(k)                                  all contracts that (i) limit or contain restrictions on the ability of any Loan Party to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur

Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any assets or properties, to change the lines of business in which it participates or engages or to engage in any Business Combination, or (ii) require any Loan Party to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

(l)                                     all agreements, contracts or commitments to which a Governmental Authority is a party under which any obligations are still outstanding and that involved the payment during at least one of the last three fiscal years of more than U.S.$1,000,000 or, to the knowledge of the Loan Parties, would reasonably be expected to involve the payment of more than U.S.$1,000,000 during any fiscal year in the future;

(m)                               contracts, commitments or obligations not made in the ordinary course of business and having unexpired terms in excess of one year or requiring aggregate future payments or receipts in excess of U.S.$1,000,000 or otherwise material to the business or operations of any Loan Party; and

(n)                                 all Plans, Multiemployer Plans and Non-U.S. Plans.

Except as disclosed in Schedule 3.12, there is not under (i) any material contract to which any Borrower is a party or (ii) any instrument or agreement governing Material Indebtedness any existing material breach or material default (or event or condition, which after notice or lapse of time, or both, would constitute a material breach or material default) by any Loan Party with respect thereto.

SECTION 3.13                                            Solvency.  (a)  Immediately after the consummation of the Transactions and immediately following the making of each Borrowing and the issuance of each Letter of Credit, if any, and after giving effect to the application of the proceeds of such Borrowing or such issuance of a Letter of Credit, (1) with respect to any U.S. Loan Party, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted after the date hereof and (2) with respect to any Canadian Loan Party, (i) the property of such Person is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations, due and accruing due, (ii) the property of such Person is, at a fair valuation, greater than the total amount of liabilities, including contingent liabilities, of such Person; (iii) such Person has not ceased paying its current obligations in the ordinary course of business as they generally become due; and (iv) such Person is not for any reason unable to meet its obligations as they generally become due.

(b)                                 No Loan Party intends to, or will permit any of its Subsidiaries to, and believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.14                                            Reportable Transaction.  The Borrowers do not intend to treat the Borrowings or issuances of Letters of Credit and related Transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event any Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agents thereof.

SECTION 3.15                                            Capitalization and Subsidiaries.  As of the Effective Date, Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Parent of each and all of the Parent’s Subsidiaries, (b) a true and complete listing of each class of each Loan Party’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of each Loan Party and each of its Subsidiaries.  All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non assessable.

SECTION 3.16                                            Common Enterprise.  The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties affects the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly or indirectly, from (i) successful operations of each of the other Loan Parties, and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.17                                            Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents will, when executed and delivered, create legal and valid Liens on all the Collateral in favor of the Collateral Agents, for the benefit of the Collateral Agents and the Secured Parties, and (upon the filing of UCC-1 financing statements in the jurisdictions listed on Schedule 3.17, the filing, recording or registering of financing statements or analogous documents under the PPSA or other applicable personal property security laws in the jurisdictions listed on Schedule 3.17, the recording of the Mortgages in the offices listed on Schedule 3.17, the filing of the Railcar Security Agreement with the Surface Transportation Board and the Canadian Railcar Security Agreement under the Canada Transportation Act (Canada), the filing of the Patent Security Agreement and Trademark Security Agreement (as such terms are defined in the U.S. Security Agreement) with the U.S. Patent and Trademark Office and the filing of the Copyright Security Agreement (as such term is defined in the U.S. Security Agreement) with the United States Copyright Office) such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except for (a) Permitted Encumbrances, to the extent any such Permitted

Encumbrances would have priority over the Liens in favor of the Collateral Agents pursuant to any applicable law or to the extent otherwise expressly permitted hereunder, and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agents have not obtained or do not maintain possession of such Collateral.

SECTION 3.18                                            Labor Matters.  As of the Effective Date and after giving effect to the consummation of the Transactions (a) except as set forth on Schedule 3.18, there is no collective bargaining agreement or other material labor contract covering employees of any Borrower, (b) to the knowledge of the Loan Parties, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Borrower or for any similar purpose, and (c) there is no pending or (to the best of the Borrowers’ knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting the Borrowers or their employees.

SECTION 3.19                                            Affiliate Transactions.  Except as set forth on Schedule 3.19, as of the Effective Date and after giving effect to the consummation of the Transactions, there are no existing or proposed material agreements, arrangements, understandings, or transactions between any Loan Party and any Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families.

SECTION 3.20                                            Acquisition Documentation.  The Borrowers have delivered to each Administrative Agent true, complete and correct copies of the Acquisition Documentation (including all schedules, exhibits, annexes, amendments, supplements, modifications and all other documents delivered pursuant thereto or in connection therewith).  The Acquisition Documentation as originally executed and delivered by the parties thereto has not been amended, waived, supplemented or modified in any material respect without the consent of each Administrative Agent.  On the Effective Date and after giving effect to the consummation of the Transactions, none of the Loan Parties or any other party to any of the Acquisition Documentation is in default in the performance of or compliance with any provisions under the Acquisition Documentation.  The Progress Rail Acquisition is being consummated contemporaneously with the initial Borrowing hereunder in accordance with the terms of the Acquisition Documentation and applicable law.

SECTION 3.21                                            Senior Unsecured Debt Documents; Equity Documents.  The Borrowers have delivered to each Administrative Agent true, complete and correct copies of the Senior Unsecured Debt Documents (including all schedules, exhibits and annexes thereto).  The Borrowers have delivered to each Administrative Agent true, complete and correct copies of the Commitment Letter dated as of February 17, 2005 by One Equity Partners LLC in favor of Parent Holdco (including all schedules, exhibits and annexes thereto).

SECTION 3.22                                            Broker’s and Transaction Fees.  No Loan Party has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fees in connection with the Transactions, except for the payment of a transaction fee of U.S.$4,000,000 to One Equity Partners LLC.

SECTION 3.23                                            Title; Real Property.  (a)  Each Loan Party has good and marketable title to, or valid leasehold interests in, all real or immovable property and good title to all personal or movable property, in each case that is purported to be owned or leased by it, including those reflected on the most recent financial statements delivered by the Loan Parties or purported to have been acquired by any Loan Party after the date of such financial statements (except as sold or otherwise disposed of since such date as permitted by this Agreement), and none of such properties and assets is subject to any Lien, except Liens permitted under Section 6.02.  The Loan Parties have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents in respect of, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect, the Loan Parties’ right, title and interest in and to all such property that is included in the U.S. Borrowing Base or the Canadian Borrowing Base, in each case except where not necessary or useful to the operation of its business as currently conducted.

(b)                                 Set forth on Schedule 3.23 is a complete and accurate list of all real or immovable property owned, leased, licensed or otherwise used in the operations of the business of each Loan Party and showing the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner (if owned) or leasehold interest holder and, (if leased) lessee or other user thereof.  Each of such leases and subleases is valid and enforceable in accordance with its terms (except as such enforceability may be subject to or limited by bankruptcy, insolency, reorganization or other similar laws) and is in full force and effect, and to each Loan Party’s knowledge and except as set forth on Schedule 3.03 solely with respect to transactions contemplated by the Merger Agreement, no default by any party to any material lease or material sublease exists.

(c)                                  Except as set forth on Schedule 3.23, as of the Effective Date, no Loan Party owns or holds, or is obligated under, subject to or a party to, any lease, option, right of first refusal or other right (contractual or otherwise) to purchase, acquire, sell, assign, dispose of or lease any Mortgaged Property or any material real or immovable property of such Loan Party.

(d)                                 No portion of any real or immovable property of any Loan Party has suffered any material damage by fire or other casualty loss that has not heretofore been completely repaired and restored to substantially its original condition other than losses covered by insurance the proceeds of which are, or will be, applied toward the restoration of such property (if permitted hereunder) or which would not otherwise be expected to have a Material Adverse Effect.  As of the Effective Date, except as set forth on Schedule 3.23, no portion of any Mortgaged Property is located in a special flood hazard area as designated by any federal Governmental Authority.  To the knowledge of each Loan Party, no portion of any real or immovable property of any Loan Party (not including any Mortgaged Property) is located in a special flood hazard area as designated by any federal Governmental Authority, except where such location of any real or immovable property, individually, or together with any other real or immovable property of any Loan Party, in a special flood hazard area could not reasonably be expected to have a Material Adverse Effect.

(e)                                  All permits required to have been issued or appropriate to enable all real or immovable property of the Loan Parties to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse Effect.

(f)                                    No Loan Party has received any written notice, or has any knowledge, of any pending or threatened condemnation proceeding affecting any real or immovable property of the Loan Parties or any part thereof, except those that, in the aggregate, would not have a Material Adverse Effect.

(g)                                 Each real or immovable property owned, leased or otherwise used in the operation of business of any Loan Party is in condition and repair consistent with prudent industry practice in the business of such Loan Party as currently conducted, suitable for its intended purposes and the operation of the business of the applicable Loan Party thereon, and there exist no material defects in the same.

SECTION 3.24                                            Environment.  Except as set forth on Schedule 3.24:  (a)  The operations of each Loan Party are and have been for the past four years in compliance with all applicable Environmental Laws, other than (i) any past non-compliance for which there are no remaining obligations or liabilities, and (ii) non-compliances that, in the aggregate, would not have a reasonable likelihood of resulting in a Material Adverse Effect.

(b)                                 No Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities is attached to any property of any Loan Party and, to the knowledge of any Loan Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property.

(c)                                  No Loan Party has caused or suffered to occur a Release of Hazardous Materials on, at, in, under, above, to, or from any real or immovable property of any Loan Party and each such real or immovable property is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

(d)                                 No Loan Party, or to its knowledge, any corporate predecessor, (i) is or has been engaged in operations, or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under CERCLA or similar Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in Material Environmental Liabilities, except as could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

(e)                                  Each Loan Party has made available to each Administrative Agent copies of the environmental reports, reviews and audits and other documents pertaining to actual or potential Environmental Liabilities set forth on Schedule 3.24.

ARTICLE IV

Conditions

SECTION 4.01                                            Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.03):

(a)                                  The  Administrative Agents (or their counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agents (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 The Administrative Agents shall have received duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agents shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including written opinions of the Loan Parties’ counsel, addressed to the Administrative Agents, the Issuing Banks and the Lenders in form and substance acceptable to the Administrative Agents, ChaseLincoln and their respective counsel, and each item listed in the Closing Checklist, each in form and substance reasonably satisfactory to the Administrative Agents and ChaseLincoln.

(c)                                  The Administrative Agents shall have received evidence satisfactory to the Administrative Agents that, upon the filing and recording of instruments delivered by each Borrower, the Administrative Agents for the benefit of the Secured Parties shall have a valid and perfected first priority security interest and hypothec in the Collateral (except as may be agreed to by the Administrative Agents), including copies of UCC and other applicable personal property Lien search reports and all effective financing statements listed therein, in each case as may be reasonably required by the Administrative Agents, all certificates, instruments and other documents representing all Securities (as defined in the UCC) being pledged pursuant to the Collateral Documents and, as the case may be, updated powers or endorsements executed in blank by a duly authorized officer with power to transfer such Securities and all control agreements that, in the reasonable judgment of the Administrative Agents, shall be required for perfection of any deposit account of any Loan Party, each duly executed by the Loan Party maintaining such account and the applicable financial institutions, securities intermediaries and commodity intermediaries with respect thereto.

(d)                                 The Administrative Agents and ChaseLincoln shall be reasonably satisfied in form and substance with all material agreements, instruments and documents implemented or executed in connection with the Acquisition Documentation, including, without limitation, the formation, corporate structure and capital structure of the Borrowers and their Subsidiaries.  The Acquisition Documentation and other documents referenced in this clause (c) shall not be materially altered, amended or otherwise supplemented or modified in a manner materially adverse to the Lenders or any material condition therein waived without the prior written consent of each Administrative Agent.  The Progress Rail Acquisition shall have been consummated in accordance with the terms of the Acquisition Documentation and the other documents and instruments referred to above, and in compliance with applicable law and regulatory approvals.

(e)                                  All legal (including tax implications) and regulatory matters, including, but not limited to compliance with applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System, shall be satisfactory to the Administrative Agents and the Lenders.

(f)                                    After giving effect to all Borrowings to be made on the Effective Date and the issuance of any Letters of Credit on the Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, the Borrowers’ Availability shall not be less than U.S.$75,000,000.

(g)                                 Each Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(h)                                 The Borrowers shall have delivered to each Administrative Agent a notice setting forth the deposit accounts of the Borrowers (the “Funding Accounts”) to which such Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(i)                                     The Parent shall have received proceeds of at least U.S.$100,000,000 in consideration of the Equity Funding and Progress Rail and Progress Metal shall have received U.S.$200,000,000 in consideration of Senior Unsecured Debt Funding, each upon terms and conditions satisfactory to the Administrative Agents and the Lenders.  The capital structure and shareholder, management or similar agreements with respect to the Borrowers and their Subsidiaries, and all documentation relating to the Sponsor Group’s contributions, shall be satisfactory to the Administrative Agents and ChaseLincoln.

(j)                                     The Administrative Agents and ChaseLincoln shall be reasonably satisfied with the form of (i) the audited combined balance sheets of Progress Rail and Progress Metal and their Subsidiaries as of each of November 30, 2002, 2003 and 2004 and the notes thereto and the related combined statements of operations, shareholders’ equity and cash flows of Progress Rail and Progress Metal and their Subsidiaries for the years then ended and (ii) the unaudited combined balance sheets of Progress Rail and Progress Metal and their Subsidiaries as of each of February 29, 2004, May 31, 2004, August 31, 2004 and November 20, 2004 and the related combined statements of operations, shareholders’ equity and cash flows of Progress Rail and Progress Metal and their Subsidiaries for the periods then ended.

(k)                                  The Administrative Agents and ChaseLincoln shall be reasonably satisfied with the form of monthly pro forma consolidated profit and loss statements, balance sheets and cash flow projections (including detailed capital expenditures) for the first full year after the Effective Date for the Parent and its Subsidiaries, and on an annual basis thereafter for the next seven years (the “Pro Forma Information”), and such Pro Forma Information, taken as a whole, shall not be inconsistent in a material and adverse manner with any pro forma information or projections delivered to the Administrative Agents prior to February 19, 2005.  The Pro Forma Information shall have been prepared based upon good faith estimates and assumptions believed by management of the Sponsor Group and the Borrowers to be reasonable at the time made and shall contain adequate text explaining the significant assumptions on which they were based.

(l)                                     The Administrative Agents and ChaseLincoln or its Affiliates shall have conducted a field examination of the Borrowers’ and Progress Rail’s assets, liabilities, cash management systems, books and records, and the results of such field examination shall be reasonably satisfactory to the Administrative Agents and ChaseLincoln in all respects.

(m)                               The Borrowers shall have delivered to the Administrative Agents evidence of insurance with respect to the Loan Parties customary for similarly situated companies, including reasonably satisfactory endorsements naming the Administrative Agents as mortgagee, loss payee and additional insured on all such policies.

(n)                                 The Borrowers shall have delivered to the Administrative Agents a solvency certificate, in form and substance reasonably satisfactory to the Administrative Agents and ChaseLincoln, together with such other evidence of solvency reasonably requested by the Administrative Agents or ChaseLincoln, confirming the solvency of each Borrower after giving effect to the Transactions.

(o)                                 The Administrative Agents shall have received appraisals conducted on certain inventory, machinery, equipment and the Mortgaged Properties of the Loan Parties, and the results of such appraisals shall be satisfactory to the Administrative Agents and ChaseLincoln in all respects.

(p)                                 The Loan Parties shall have delivered such other documents as the Administrative Agents, the Issuing Banks, any Lender or their respective counsel may have reasonably requested.

The Administrative Agents shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.03) at or prior to 3:00 p.m., New York time, on March 31, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02                                            Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (including by way of acceptance and purchase of Acceptances), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                                  The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b)                                 At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)                                  After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.

(d)                                 Such Borrowing and the issuance, amendment, renewal or extension of such Letter of Credit constitute permitted Indebtedness under the Senior Unsecured Debt Documents.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in Sections 4.02(a), (b), (c) and (d).

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan, all Acceptance Exposure and all fees payable hereunder shall have been paid in full, there are no Acceptances outstanding and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers jointly and severally covenant and agree with the Administrative Agents, the Lenders and the Issuing Banks that:

SECTION 5.01                                            Financial Statements; Borrowing Base and Other Information.  The Borrowers will furnish to each Administrative Agent and each Lender:

(a)                                  within 90 days after the end of each fiscal year of the Parent its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, together with unaudited business segment reporting to the extent required by GAAP and the U.S. Securities and Exchange Commission, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” qualification, paragraph of emphasis or explanatory note or any like qualification, explanation or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;

(b)                                 within 45 days after the end of each of the first three Fiscal Quarters of the Parent other than the first Fiscal Quarter after the Effective Date, and within 75 days after the end of the first Fiscal Quarter of the Parent after the Effective Date, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the fiscal year, together with unaudited business segment reporting to the extent required by GAAP and the U.S. Securities and Exchange Commission, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  within 30 days after the end of each fiscal month of the Parent, its unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)                                 concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of the Administrative Borrower in substantially the form of Exhibit C (i) certifying, in the case of the financial statements delivered under clause (b) or (c), as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.04(i), Section 6.06, Section 6.09, Section 6.10 and Section 6.11, and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 which affects the financial statements accompanying such certificate and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)                                  concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)                                    as soon as available, but in any event not more than 45 days prior to the end of each fiscal year of the Parent, but not less than 15 days prior to the end of such fiscal year, a copy of the financial plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Parent for each month of the immediately succeeding fiscal year of the Parent (the “Projections”) in form reasonably satisfactory to the Administrative Agents;

(g)                                 as soon as available but in any event (1) for the period commencing on the Effective Date and ending on September 24, 2005, within fifteen days of the end of each calendar month and at such other times as may be reasonably requested by the Administrative Agents and (2) thereafter, within ten days of the end of each calendar month and at such other times as may be reasonably requested by the Administrative Agents, in each case as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, provided that if on any date the Borrowers’ Availability is less than U.S.$35,000,000, thereafter, the Borrowers will be required to furnish a Borrowing Base Certificate and supporting information in connection therewith to each Administrative Agent and each Lender as soon as available but in any event within ten days of the end of each calendar week, and at such other times as may be requested by the Administrative Agents, as of the period then ended;

(h)                                 as soon as available but in any event (1) for the period commencing on the Effective Date and ending on September 24, 2005, within thirty days of the end of each calendar month and at such other times as may be requested by the Administrative Agents and (2) thereafter, within ten days of the end of each calendar month and at such other times as may be requested by the Administrative Agents, in each case as of the period then ended:

(i)                                     a detailed aging of the Borrowers’ Accounts (1) including all invoices aged by invoice date and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agents, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii)                                  a schedule detailing the Borrowers’ Inventory, in form satisfactory to the Administrative Agents, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for U.S. Reserves and Canadian Reserves as the Administrative Agents have previously indicated to the Borrowers are deemed by the Administrative Agents to be appropriate in their Permitted Discretion, (2) including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by

Borrowers and complaints and claims made against the Borrowers), and (3) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii)                               a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(iv)                              a reconciliation of the Borrowers’ Accounts and Inventory between the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above;

(v)                                 a reconciliation of the loan balance per the Borrowers’ general ledger to the loan balance under this Agreement; and

(vi)                              a schedule detailing the obligations of each Borrower and each of the Borrowers’ Subsidiaries in respect of any Swap Agreement (for purposes of this subsection, the “obligations” of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time);

(i)                                     as soon as available but in any event within ten days of the end of each calendar month and at such other times as may be requested by the Administrative Agents, as of the month then ended, a schedule and aging of the Borrowers’ accounts payable;

(j)                                     promptly upon the reasonable request of either Administrative Agent:

(i)                                     copies of invoices in connection with the invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)                                  copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and

(iii)                               a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(k)                                  At any time after Availability falls below U.S.$35,000,000, as soon as available but in any event within three days of the end of each calendar week and at such other times as may be requested by the Administrative Agents, as of the period then ended, the Borrowers’ sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;

(l)                                     as soon as possible and in any event within twenty days of filing thereof, copies of all tax returns filed by any Loan Party with the U.S. Internal Revenue Service;

(m)                               as soon as possible and in any event within two-hundred and seventy days after the close of the fiscal year of the Parent, a statement of the unfunded liabilities of each Plan, certified as correct by an actuary enrolled under ERISA;

(n)                                 within thirty days of the first Business Day of each March and September, a certificate of good standing for each Loan Party from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization;

(o)                                 promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Borrower to its shareholders generally, as the case may be; and

(p)                                 promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement as the Administrative Agents or any Lender may reasonably request, including, without limitation, a customer list for the Loan Parties and their Subsidiaries, with the name, mailing address and phone number of each customer.

SECTION 5.02                                            Notices of Material Events.  The Borrowers will furnish to each Administrative Agent and each Lender prompt written notice of the following:

(a)                                  the occurrence of any Default;

(b)                                 the assertion by the holder of any Equity Interests of any Loan Party or the holder of any Indebtedness of any Loan Party in excess of U.S.$5,000,000 that any default exists with respect thereto or that any Loan Party is not in compliance therewith;

(c)                                  receipt of any notice of any governmental investigation or any litigation commenced or threatened against any Loan Party that (i) seeks damages in excess of U.S.$5,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws; or (vi) involves any product recall;

(d)                                 any Lien (other than Permitted Encumbrances) securing a claim or claims in excess of U.S.$250,000 in the aggregate made or asserted against any of the Collateral of which any Loan Party is aware;

(e)                                  commencement of any proceedings contesting any tax, fee, assessment, or other governmental charge in excess of U.S.$5,000,000;

(f)                                    the opening of any new deposit account by any Loan Party with any bank or other financial institution;

(g)                                 any loss, damage, or destruction to the Collateral in the amount of U.S.$5,000,000 or more, whether or not covered by insurance;

(h)                                 any and all default notices sent or received under or with respect to (i) any leased location or (ii) public warehouse where Collateral is located (which shall be delivered within five Business Days after receipt thereof), unless the applicable Loan Party has cured such default;

(i)                                     all material amendments to any material real estate lease, together with a copy of each such amendment;

(j)                                     immediately after becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting any Borrower or any of their Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect;

(k)                                  the fact that a Loan Party has entered into a Swap Agreement or an amendment to a Swap Agreement, together with copies (unless a Lender is a party thereto) of all agreements evidencing such Swap Agreement or amendments thereto (which shall be delivered within two Business Days);

(l)                                     the occurrence of any ERISA Event or underfunding of any Non-U.S. Plan that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(m)                               (i) (A) the occurrence of unpermitted Releases of Hazardous Material of which any Loan Party is aware, (B) the receipt by any Loan Party of any notice of violation of or potential liability or similar notice under, or the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in Environmental Liabilities in excess of U.S.$250,000;

(ii)                                  the receipt by any Loan Party of notification (A) that any property of any Loan Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities in excess of U.S.$250,000 or (B) that any Governmental Authority is seeking such a Lien; and

(iii)                               any acquisition of Securities (as defined in the UCC), other real or immovable property or any other property, any proposed leasing of property or any other action by any Loan Party, in each case the consequences of which, in the aggregate, have a reasonable likelihood of resulting in Environmental Liabilities in excess of U.S.$250,000; and

(n)                                 any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Administrative Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03                                            Existence; Conduct of Business.  Each Borrower will, and will cause each other Loan Party to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or (ii) any amendment to any organizational document or Material Agreement of any Loan Party so long as such amendment does not adversely adversely impact the Borrowers’ ability to satisfy the Obligations or otherwise adversely affect the Lenders, and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.04                                            Payment of Obligations.  Each Borrower will, and will cause each other Loan Party to, pay or discharge when due all Material Indebtedness and all other material liabilities and obligations, including taxes, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such liabilities would not result in aggregate liabilities in excess of U.S.$5,000,000 and (d) none of the Collateral becomes subject to forfeiture or loss as a result of the contest.

SECTION 5.05                                            Maintenance of Properties and Intellectual Property Rights.  Each Borrower will, and will cause each other Loan Party to, (a) keep and maintain all property material to the conduct of its business in condition sufficient for the ordinary operations of such Loan Party, and (b) obtain and maintain in effect at all times all material franchises, governmental authorizations, intellectual property rights, licenses and permits, which are necessary for it to own its property or conduct its business as conducted on the date of this Agreement.

SECTION 5.06                                            Books and Records; Inspection Rights.  Each Borrower will, and will cause each other Loan Party to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Each Borrower will, and will cause each other Loan Party to, permit any representatives designated by any Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  The Borrowers acknowledge, and upon the request of any Administrative Agent will cause each other Loan Party to acknowledge, that the Administrative Agents, after exercising their rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agents and the Lenders.

SECTION 5.07                                            Compliance with Laws.  Each Borrower will, and will cause each other Loan Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08                                            Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used only (i) to finance a portion of the consideration for the Progress Rail Acquisition, (ii) to pay fees and expenses in connection with the Transactions, (iii) for working capital needs and general corporate purposes of the Borrowers and the other Loan Parties and (iv) to finance Acquisitions permitted by Section 6.04.  No part of the proceeds of any Loan will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X, or (ii) to make any Acquisition, except as expressly permitted pursuant to the terms hereof.  Letters of Credit will be issued only to support the working capital needs and general corporate purposes of the Borrowers and the other Loan Parties.

SECTION 5.09                                            Insurance.  Each Borrower will, and will cause each other Loan Party and each subsidiary of a Loan Party to, maintain with financially sound and reputable carriers having a financial strength rating of at least A VII by A.M. Best Company insurance against: (i) loss or damage by fire and loss in transit; (ii) theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; (iii) business interruption; (iv) general liability; and (v) and such other hazards, as is customary in the business of such Person.  All such insurance shall be in amounts, cover such assets and be under policies reasonably acceptable to the Administrative Agents in their Permitted Discretion.  All policies covering the casualty of the Collateral are to be made payable to the Administrative Agents for the benefit of the Secured Parties, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Administrative Agents may reasonably require to fully protect the Secured Parties’ interest in the Collateral and to any payments to be made under such policies.  All certificates of insurance are to be delivered to the Administrative Agents, with the loss payable and additional insured endorsement in favor of the Administrative Agents, and shall provide for not less than 30 days’ prior written notice to the Administrative Agents of the exercise of any right of cancellation and that any loss payable thereunder shall be payable notwithstanding any act or negligence of any Loan Party or any Secured Party which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment.  The Borrowers will not, and will not permit any other Loan Party to, use or permit any property to be used in any manner which would be reasonably likely to render inapplicable any insurance coverage.  The Borrowers will cause any insurance or condemnation proceeds received by any Loan Party to be immediately forwarded to the Administrative Agents and the Administrative Agents will apply any such proceeds to the reduction of the Obligations in accordance with Section 2.13(b)(v) and Section 2.13(c).  Original policies or certificates thereof reasonably satisfactory to the Administrative Agents evidencing such insurance shall be delivered to the Administrative Agents at least 30 days prior to the expiration of the existing or preceding policies.

SECTION 5.10                                            Appraisals.  At any time that any Administrative Agent requests, each Borrower will, and will cause each other Loan Party to, at the sole expense of the Loan Parties, provide such Administrative Agent with appraisals or updates thereof of their Inventory, equipment and real or immovable property from an appraiser selected and engaged by such Administrative Agent, and prepared on a basis satisfactory to such Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, (i) if no Default shall have occurred and be continuing, only one such Inventory appraisal or update per calendar year shall be conducted, (ii) if no Default shall have occurred and be continuing and Availability has fallen below U.S.$35,000,000, only one such equipment appraisal or update or real or immovable property appraisal or update per calendar year shall be conducted (it being agreed that such appraisals will cover properties at multiple locations) and (iii) if no Default shall have occurred and be continuing and Availability has not fallen below U.S.$35,000,000, only one such equipment appraisal or update or real or immovable property appraisal or update per calendar year shall be conducted and any such appraisal or update shall be conducted at the expense of such Administrative Agent (it being agreed that such appraisals will cover properties at multiple locations); provided, further, that any Administrative Agent may require Inventory appraisals or updates more frequently at its own expense.

SECTION 5.11                                            Additional Collateral; Further Assurances.  (a)  The Borrowers will, unless the Required Lenders otherwise consent, cause each subsidiary of any Loan Party (excluding any Non-U.S. Subsidiary) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Borrower by executing this Agreement through a joinder agreement in form and substance reasonably satisfactory to the Administrative Agents  (the “Joinder Agreement”).  Upon execution and delivery thereof, each such Person (i) shall automatically become a Borrower hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents, and (ii) will grant Liens to the Collateral Agents, for the benefit of the Collateral Agents and the Secured Parties, in any property of such Borrower which constitutes Collateral.

(b)                                 Each Borrower will, and will cause each other Loan Party to cause (i) (x) (a) 100% of the issued and outstanding Equity Interests of each of its U.S. Subsidiaries other than DAPCO Rail Services, LLC and (b) 60% of the issued and outstanding Equity Interests of DAPCO Rail Services, LLC to be subject at all times to a first priority, perfected Lien (subject to Permitted Encumbrances) in favor of the Collateral Agents pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agents shall reasonably request, and (y) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Non-U.S. Subsidiary directly owned by any U.S. Borrower or any U.S. Subsidiary to be subject at all times to a first priority, perfected Lien (subject to Permitted

Encumbrances) in favor of the U.S. Collateral Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the U.S. Administrative Agent shall reasonably request; provided that if, as a result of a change in applicable law after the date hereof, a pledge of a greater percentage than 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) could not reasonably be expected to cause (1) undistributed earnings of such Non-U.S. Subsidiary (as determined for U.S. federal income tax purposes) to be treated as a deemed dividend to such Non-U.S. Subsidiary’s U.S. parent or (2) other material adverse tax consequences, then the Borrowers will take steps to cause such greater percentage to be subject to a first priority, perfected Lien (subject to Permitted Encumbrances) in favor of the Collateral Agents, and (ii) 100% of the issued and outstanding Equity Interests in each Non-U.S. Subsidiary directly owned by any Borrower or any other Loan Party to be subject at all times to a first priority, perfected Lien (subject to Permitted Encumbrances) in favor of the Canadian Collateral Agent to secure the Canadian Obligations pursuant to the terms and conditions of the Loan Documents or other security documents as the Canadian Administrative Agent shall reasonably request.

(c)                                  Without limiting the foregoing, each Borrower will, and will cause each other Loan Party and each subsidiary of a Loan Party which is required to become a Loan Party pursuant to the terms of this Agreement to, execute and deliver, or cause to be executed and delivered, to each Administrative Agent such documents and agreements, and will take or cause to be taken such actions as such Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents, including but not limited to all items of the type required by Section 4.01 (as applicable).

SECTION 5.12                                            Post-Closing Obligations.  The Loan Parties shall comply with each requirement set forth in the Post-Closing Letter on or before the date referred to in the Post-Closing Letter with respect to such requirement.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and Acceptance Exposure and all fees payable hereunder have been paid in full, there are no Acceptances outstanding and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers jointly and severally covenant and agree with the Administrative Agents, the Collateral Agents, the Issuing Banks and the Lenders that:

SECTION 6.01                                            Indebtedness.  The Borrowers will not, and will not permit any other Loan Party to, create, incur or suffer to exist any Indebtedness, except:

(a)                                  the Obligations;

(b)                                 Indebtedness existing on the date hereof and set forth on Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (g) hereof;

(c)                                  Indebtedness in respect of the 7.75% Senior Unsecured Notes due 2012 issued pursuant to the Senior Unsecured Debt Documents;

(d)                                 Indebtedness of any Loan Party (other than the Parent) to any other Loan Party (other than the Parent) or a Non-U.S. Subsidiary, provided that:

(i)                                     the applicable Loan Parties and Non-U.S. Subsidiaries shall have executed on the Effective Date a demand note to evidence any such intercompany Indebtedness owing at any time by any applicable Loan Party to another applicable Loan Party or Non-U.S. Subsidiary, which demand notes shall be in form and substance reasonably satisfactory to the Administrative Agents and shall be pledged and delivered to the Collateral Agents pursuant to the Security Agreements as additional collateral security for the Obligations;

(ii)                                  each Loan Party shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to the Administrative Agents; and

(iii)                               the obligations of the Loan Parties under any such Intercompany Notes shall be subordinated to the Obligations hereunder in accordance with Section 9.20.

(e)                                  Guarantees by a Loan Party (other than the Parent) of Indebtedness of any other Loan Party (other than the Parent) if the primary obligation is expressly permitted elsewhere in this Section 6.01;

(f)                                    Indebtedness of any Loan Party (other than the Parent) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (g) hereof; provided that (i) such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed U.S.$10,000,000 at any time outstanding;

(g)                                 Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), (c), (f), (k) and (m) hereof; provided that, (i) the principal amount or interest rate of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (iv) the terms of any such extension, refinancing, or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness and (v) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agents and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(h)                                 Indebtedness consisting of reimbursement or indemnification obligations incurred in the ordinary course of business in favor of any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to any of the Loan Parties (including obligations in respect of letters of credit obtained in the ordinary course of business for the benefit of any such Person);

(i)                                     Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds, self-insurance obligations and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business, including those to secure health, safety, and environmental obligations;

(j)                                     Indebtedness in respect of deposits or advances received in the ordinary course of business in connection with the sale of goods and services;

(k)                                  unsecured Indebtedness that is subordinated to the Obligations in a manner satisfactory to the Administrative Agents and the proceeds of which are used concurrently to finance the consideration for Permitted Acquisitions or the making of Restricted Payments permitted under Section 6.06; provided that (i) the maturity date of such Indebtedness is no sooner than twelve months after the Maturity Date, (ii) the terms of such Indebtedness do not require any scheduled amortization, sinking fund or other payments (other than scheduled payments of interest) prior to the maturity date of such Indebtedness, (iii) the Fixed Charge Coverage Ratio, as of the last day of the Fiscal Quarter ended immediately prior to the date of incurrence of such Indebtedness and after giving pro forma effect to the incurrence of such Indebtedness, is at least 1.15 to 1.00 and (iv) the Borrowers’ Average 20-Day Availability is not less than U.S.$50,000,000 and the Borrowers’ Availability as of the date of the incurrence of such Indebtedness is not less than U.S.$50,000,000;

(l)                                     Swap Obligations to the extent permitted under Section 6.05; and

(m)                               other unsecured Indebtedness in an aggregate principal amount not exceeding U.S.$5,000,000 at any time outstanding.

SECTION 6.02                                            Liens.  The Borrowers will not, and will not permit any other Loan Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                  Permitted Encumbrances;

(b)                                 the filing of financing statements or the equivalent thereof in any applicable jurisdiction solely as a precautionary measure in connection with operating leases or consignment of goods;

(c)                                  leases or subleases of assets or properties of a Loan Party, in each case entered into in the ordinary course of such Loan Party’s business so long as such leases do not, individually or in the aggregate (i) interfere in any material respect with the ordinary conduct or business of such Loan Party and (ii) materially impair the use or the value of the property or assets subject thereto;

(d)                                 Liens on assets acquired in a Permitted Acquisition after the Effective Date existing at the time of acquisition thereof by a Loan Party; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of such Loan Party other than the specific assets so acquired;

(e)                                  any Lien on any property or asset of any Loan Party existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Loan Party, and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f)                                    Liens on fixed or capital assets acquired, constructed or improved by a Loan Party; provided that (i) such security interests secure Indebtedness permitted by clause (f) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (iv) such security interests shall not apply to any other property or assets of such Loan Party; and

(g)                                 other Liens not of a type set forth in clauses (a) through (f) above incurred in the ordinary course of business of any Loan Party that do not in the aggregate exceed U.S.$5,000,000; provided that no such Lien shall secure Indebtedness for borrowed money or any Swap Obligation.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 (other than any Lien junior to the Lien of the Collateral Agents described in clause (a) (but only to the extent not yet due), (b) (to the extent securing obligations that are not overdue), (c) or (e) in the definition of Permitted Encumbrances) may at any time attach to any Loan Party’s (1) Accounts and (2) Inventory.

SECTION 6.03                                            Fundamental Changes; Asset Sales.  (a)  The Borrowers will not, and will not permit any other Loan Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it or liquidate or dissolve, or amend or terminate its articles of incorporation, charter, certificate of formation, by-laws, operating, management or partnership agreement or other organizational document, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any U.S. Borrower may merge into any other U.S. Borrower, (ii) any Canadian Borrower may merge into any other Canadian Borrower, (iii) any U.S. Loan Party (other than any U.S. Borrower) may merge into (1) any U.S. Borrower in a transaction in which the U.S. Borrower is the surviving corporation or (2) any other U.S. Loan Party (other than any U.S. Borrower) and (iv) any Canadian Loan Party (other than any Canadian Borrower) may merge into (1) any Canadian Borrower in a transaction in which the Canadian Borrower is the surviving corporation or (2) any other Canadian Loan Party (other than any Canadian Borrower); provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)                                 The Borrowers will not, and will not permit any other Loan Party to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), except that (i) any Loan Party (other than the Parent) may sell, transfer, lease or otherwise dispose of (1) its assets to any Loan Party (other than the Parent), if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (2) Inventory in the ordinary course of business, (3) equipment that is obsolete or no longer useful in its business; provided that (x) the Administrative Borrower shall provide prompt written notice to the Administrative Agents of any equipment that is sold, transferred, leased or otherwise disposed of, (y) upon such sale, transfer, lease or other disposal, such equipment shall not constitute Eligible Equipment and (z) such Loan Party complies with the mandatory prepayment provisions in Section 2.13, and (4) other assets having a book value not exceeding U.S.$2,500,000 in the aggregate in any fiscal year, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing; and (ii) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, any Loan Party (other than the Parent) may sell, transfer, lease or otherwise dispose of its assets (other than Equity Interests in a Subsidiary); provided that (1) not less than 80% of the consideration for such sale, transfer, lease or disposal is paid in cash, (2) such Loan Party receives fair value for the assets so sold, transfered, leased or otherwise disposed of, (3) the aggregate book value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (b)(ii) during any Fiscal Year shall not exceed an amount equal to the lesser of (x) ten percent (10%) of the Parent’s Consolidated Net Tangible Assets as of the commencement of such Fiscal Year and (y) Fifty Million U.S. Dollars (U.S.$50,000,000) and (4) if the assets which are the subject of such sale, transfer, lease or disposal exceed U.S.$25,000,000, the Fixed Charge Coverage Ratio, as of the last day of the Fiscal Quarter ended immediately prior to the date of such sale, transfer, lease or disposal and after giving pro forma effect to such sale, transfer, lease or disposal, is at least 1.15 to 1.00.  The Net Cash Proceeds of any sale or disposition permitted pursuant to this Section 6.03(b) (other than pursuant to clause (i)(2) of this Section 6.03(b)) shall be delivered to the Administrative Agents as required by Sections 2.13(b) and (c) and applied to the Obligations as set forth therein.

(c)                                  The Borrowers will not, and will not permit any other Loan Party to, engage in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04                                            Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrowers will not, and will not permit any other Loan Party to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger or amalgamation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger, amalgamation or otherwise), except:

(a)                                  Permitted Investments, subject to control agreements in favor of the Collateral Agents for the benefit of the Secured Parties or otherwise subject to a perfected security interest in favor of the Collateral Agents for the benefit of the Secured Parties;

(b)                                 investments by any Loan Party existing on the date hereof in the Equity Interests of its Subsidiaries;

(c)                                  loans or advances made by a Loan Party (other than the Parent) to any other Loan Party (other than the Parent) permitted by Section 6.01;

(d)                                 investments in a wholly-owned Non-U.S. Subsidiary that is not a Loan Party by any Borrower, provided that the aggregate amount of all investments made under this clause (d) shall not exceed U.S.$5,000,000;

(e)                                  Guarantees constituting Indebtedness permitted by Section 6.01;

(f)                                    other investments in existence on the date of this Agreement and described in Schedule 6.04;

(g)                                 loans or advances made by a Loan Party (other than the Parent) to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of U.S.$50,000 to any employee and up to a maximum of U.S.$500,000 in the aggregate at any one time outstanding;

(h)                                 subject to Sections 4.4.2 and 4.4.5 of the Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(i)                                     investments incurred in order to consummate Acquisitions otherwise permitted herein; provided that (i) the Fixed Charge Coverage Ratio, as of the last day of the Fiscal Quarter ended immediately prior to the date of consummation of such Acquisition and after giving pro forma effect to such Acquisition, is at least 1.15 to 1.00, (ii) the Borrowers’ Average 20-Day Availability is not less than U.S.$50,000,000, and after giving effect to such Acquisition, the Borrowers shall have a minimum pro forma Availability as of the date of consummation of such Acquisition (after giving effect to the funding of all Revolving Loans and the issuance of all Letters of Credit to be funded or issued as of such date) of not less than U.S.$50,000,000, (iii) the Borrowers shall have obtained the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the Person being acquired or whose assets are being acquired, (iv) the Person or business which is the subject of such Acquisition is in the same or similar line of business as the Borrowers, (v) all governmental and material third-party approvals necessary in connection with such Acquisition shall have been obtained and be in full force and effect, (vi) if acquiring a Person, such Person becomes a wholly owned Subsidiary of a Borrower and a Loan Party, (vii) the Administrative Agents shall be reasonably satisfied with the form and substance of the purchase or acquisition agreement executed in connection with such Acquisition and with all other material agreements, instruments and documents implementing such Acquisition or executed in connection therewith and such Acquisition shall be consummated in accordance with the terms of such documents and in compliance with applicable law and regulatory approvals, (viii) no Default or Event of Default shall have occurred and be continuing or would result therefrom and all representations and warranties contained in this Agreement shall be true and correct in all material respects on the date of the consummation of such Acquisition, and (ix) on or before the date of consummation of such Acquisition, the Administrative Agents shall have received (A) all documents required by the provisions of Section 5.11 with respect to any Person purchased or formed in connection with such Acquisition and which will become a Subsidiary of a Borrower and (B) if requested by the Administrative Agents, a certificate from the Administrative Borrower executed by an Authorized Officer of the Administrative Borrower certifying to the Administrative Agents and the Lenders as to the matters set forth in the foregoing clauses (i) through (viii) (each such acquisition, a “Permitted Acquisition” and collectively, “Permitted Acquisitions”);

(j)                                     investments in joint ventures not to exceed U.S.$5,000,000 in the aggregate outstanding at any one time; provided that (i) no investment may be made during the continuance of a Default or an Event of Default and (ii) no investment may be made unless the Borrowers’ Average 20-Day Availability is not less than U.S.$50,000,000 and the Borrowers’ Availability as of the date of the making of such investment is not less than U.S.$50,000,000; and

(k)                                  Swap Agreements otherwise permitted under Section 6.05; and

(l)                                     non-cash consideration received in connection with the sale, transfer, lease or disposal of any asset in compliance with Section 6.03(b).

SECTION 6.05                                            Swap Agreements.  The Borrowers will not, and will not permit any other Loan Party to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Loan Party has actual exposure (other than those in respect of Equity Interests of any Loan Party), and (b) Swap Agreements entered into in order to effectively cap or collar interest rates with respect to any interest-bearing liability of the Loan Party or to exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing investment of the Loan Party.

SECTION 6.06                                            Restricted Payments.  The Borrowers will not, and will not permit any other Loan Party or any Subsidiary of any Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)                                  any Loan Party may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock,

(b)                                 so long as no Default or Event of Default shall have occurred and be continuing, Subsidiaries of the Loan Parties may declare and pay dividends ratably with respect to their Equity Interests to any other Loan Party,

(c)                                  so long as no Default or Event of Default shall have occurred and be continuing and the Borrowers’ Average 20-Day Availability is not less than U.S.$35,000,000 and the Borrowers’ Availability as of the date of the making of such Restricted Payment is not less than U.S.$35,000,000, each Borrower may declare and pay dividends or make distributions, directly or indirectly, to Parent Holdco to be used by Parent Holdco to make (i) payments pursuant to the [Management Services Agreement] upon the Effective Date in an aggregate amount not to exceed U.S.$4,000,000 and (ii) additional payments pursuant to the [Management Services Agreement] not to exceed U.S.$2,000,000 and reimbursement of related expenses in an amount not to exceed $500,000, in each case in any calendar year, commencing with calendar year 2006;

(d)                                 so long as no Default or Event of Default shall have occurred and be continuing, each Borrower may make payments, directly or indirectly, to Parent Holdco in an amount not to exceed U.S.$500,000 in any Fiscal Year in order to allow Parent Holdco to fund general corporate and overhead expenses (including salaries and other compensation of employees) incurred by Parent Holdco in the ordinary course of its business as a holding company for the Borrowers;

(e)                                  so long as no payment default, bankruptcy or insolvency default, or Event of Default shall have occurred and be continuing, each Borrower may make distributions or payments, directly or indirectly, to (i) Parent Holdco or any Borrower to be used by Parent Holdco or such Borrower to pay franchise taxes and other fees required to maintain Parent Holdco’s or such Borrower’s corporate existence, and (ii) another Borrower or to Parent Holdco under a Tax Sharing Agreement and (iii) another Borrower or Parent Holdco to be used to pay taxes (including estimated taxes) directly attributable to (or arising as a result of) such other Borrower’s or Parent Holdco’s being required to include in its income for tax purposes income of the Borrower making the payment or a Subsidiary of such Borrower; and

(f)                                    so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers may make cash Restricted Payments to Parent Holdco other than those described in clauses (c) through (e) above in an aggregate amount not to exceed U.S.$5,000,000, so long as (i) the Borrowers’ Average 20-Day Availability is not less than U.S.$50,000,000 and (ii) after giving effect to such Restricted Payments, the Borrowers shall have a minimum pro forma Availability as of the date of consummation of such Restricted Payments (after giving effect to the funding of all Revolving Loans and the issuance of all Letters of Credit to be funded or issued as of such date) of not less than U.S.$50,000,000.

SECTION 6.07                                            Transactions with Affiliates.  The Borrowers will not, and will not permit any other Loan Party to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Loan Party than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among a Loan Party (other than the Parent) and another Loan Party (other than the Parent) that is a wholly owned Subsidiary of a Loan Party not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06 (including distributions or payments pursuant to any Tax Sharing Agreement that are permitted by Section 6.06) and (d) absent the continuation of any payment default, bankruptcy or insolvency default, or Event of Default, the entering into or amending of any agreement or arrangement that provides for payments permitted under Section 6.06(e).

SECTION 6.08                                            Restrictive Agreements.  The Borrowers will not, and will not permit any other Loan Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of a Loan Party to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrowers or any other Subsidiary of any Borrower or to Guarantee Indebtedness of the Borrowers or any other Subsidiary of any Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or the Senior Unsecured Debt Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.09                                            Prepayment of Indebtedness; Subordinated Indebtedness.  The Borrowers will not, and will not permit any Loan Party to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, including without limitation Indebtedness issued under the Senior Unsecured Debt Documents, prior to its scheduled maturity, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.03; (iii) Indebtedness permitted by Section 6.01(b), (c), (f), (k) and (m), in each case upon any refinancing thereof in accordance with Section 6.01(g); (iv) so long as no default or Event of Default shall have occurred and be continuing, Indebtedness permitted by Section 6.01(d) or Section 6.01(l), (v) optional redemptions, and mandatory prepayments with the proceeds of asset sales and other Extraordinary Receipts, of Indebtedness permitted by Section 6.01(c), so long as no Default or Event of Default shall have occurred and be continuing and after giving effect to such redemptions or mandatory prepayments, the Borrowers shall have a minimum pro forma Availability as of the date of consummation of such redemptions or prepayments (after giving effect to the funding of all Revolving Loans and the issuance of all Letters of Credit to be funded or issued as of such date) of not less than U.S.$50,000,000.

No Loan Party shall make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness.

SECTION 6.10                                            Capital Expenditures.  The Borrowers will not, and will not permit any Loan Party to, expend, or be committed to expend, in excess of U.S.$25,000,000 for Capital Expenditures during any fiscal year in the aggregate for the Borrowers and the other Loan Parties, except to the extent actually reimbursed for such Capital Expenditures in cash pursuant to indemnification or reimbursement provisions of the Acquisition Documentation.

SECTION 6.11                    Financial Covenants.

The Borrowers will not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter to be less than 1.15 to 1.00; provided, however, that (i) the Borrowers shall only be required to comply with this Section 6.11 if an Availability Event (as defined below) occurs and (ii) if an Availability Event occurs, the Fixed Charge Coverage Ratio shall be tested (x) as of the last day of the most recent Fiscal Quarter for which financial statements are available (the “Base Quarter”) and (y) as of the last day of each Fiscal Quarter following the Base Quarter.  For purposes of this Section 6.11, an “Availability Event” shall be deemed to have occurred if Borrowers shall have Availability of less than U.S.$35,000,000 for any consecutive five (5) Business Days.

SECTION 6.12                                            Activities of Parent.  The Parent will not engage in any trade or business, or own any assets (other than the Equity Interests of the other Borrowers, any assets related to the payment of taxes and amounts that it received or is entitled to receive pursuant to Section 6.06(e)) or incur any Indebtedness (other than its obligations under the Loan Documents and the Senior Unsecured Debt Documents).

SECTION 6.13                                            Hazardous Materials.  No Loan Party shall cause or suffer to exist any release of any Hazardous Material on, at, in, under, above, to or from any real or immovable property owned, leased, subleased or otherwise operated or occupied by any Loan Party that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real or immovable property owned, leased, subleased or otherwise operated or occupied by any Loan Party or any other property, other than such violations, Environmental Liabilities and effects that would not, in the aggregate, have a Material Adverse Effect.

SECTION 6.14                                            Amendment or Modification of Acquisition Documentation.  No Loan Party shall make amend or modify the Acquisition Documentation in any material respect without the consent of the Administrative Agents, which consent shall not be unreasonably withheld or delayed.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)                                  the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrowers shall fail to pay any interest on any Loan or any fee or other amount payable under this Agreement, within three Business Days after the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(c)                                  any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary of any Loan Party in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)                                 any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08 or in Article VI;

(e)                                  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another clause of this Article VII), and such failure shall continue unremedied for a period of (i) 15 days after the earlier of such breach or written notice thereof from an Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.09 and 5.10 of this Agreement or (ii) 30 days after the earlier of such breach or written notice thereof from an Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other section of this Agreement;

(f)                                    any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)                                 any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or its debts, or of a substantial part of its assets, under any U.S. or Canadian federal, state, provincial or foreign bankruptcy, insolvency, reorganization, adjustment of debt, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any U.S. or Canadian federal, state, provincial or foreign bankruptcy, insolvency, reorganization, adjustment of debt, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                     any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                  one or more judgments for the payment of money in an aggregate amount in excess of U.S.$5,000,000 shall be rendered against any Loan Party and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment or any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l)                                     (i) a Lien shall have arisen, or in the reasonable opinion of the Required Lenders, may reasonably be expected to arise, under the terms of ERISA or the Code with respect to any Plan, or (ii) an ERISA Event or unfunded liability arising under a Non-U.S. Plan shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events and unfunded Non-U.S. Plan liabilities that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)                               a Change in Control shall occur;

(n)                                 the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o)                                 any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document or this Agreement, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document;

(p)                                 any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(q)                                 any Loan Party is criminally indicted or convicted under any law that may reasonably be expected to lead to a forfeiture of any property of such Loan Party having a fair market value in excess of U.S.$5,000,000; or

(s)                                  the subordination provisions of any agreement or instrument governing any Subordinated Indebtedness are for any reason revoked or invalidated, or otherwise cease to be in full force and effect, any Person contests in any manner the validity or enforceability thereof, of the Indebtedness hereunder is for any reason subordinated or does not have the priority contemplated by the Loan Documents or such subordination provisions;

then, and in every such event (other than an event with respect to the any Borrower described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agents may, and at the request of the Required Lenders shall, by notice to the Administrative Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans and Acceptance Exposure then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans and Acceptance Exposure then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.  Upon the occurrence and the continuance of an Event of Default, the Administrative Agents may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agents under the Loan Documents or at law or equity, including all remedies provided under the UCC; provided that the Canadian Administrative Agent may, at the request of a Canadian Lender, require that Canadian Borrowers deposit forthwith on demand with the Canadian Administrative Agent for the benefit of the Canadian Lenders cash or cash equivalents acceptable to the Canadian Lenders in an amount equal to the aggregate face amount of all outstanding Acceptance Exposure, for the Canadian Borrowers’ account.

ARTICLE VIII

The Administrative Agents

Each of the Lenders and the Issuing Banks hereby irrevocably appoints each of the Administrative Agents as its agent and authorizes each Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to such Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Each financial institution serving as an Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent, and such financial institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not an Administrative Agent hereunder.

No Administrative Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) an Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (b) an Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such

Administrative Agent is required to exercise in writing as directed by the applicable Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.03), and (c) except as expressly set forth in the Loan Documents, such Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the financial institution serving as an Administrative Agent or any of its Affiliates in any capacity.  An Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.03) or in the absence of its own gross negligence or willful misconduct.  An Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to such Administrative Agent by the Administrative Borrower or a Lender, and an Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV, the Closing Checklist or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Administrative Agent.

Each Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  Each Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Administrative Agent.  Each Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, an Administrative Agent may resign at any time by notifying the Lenders, the other Administrative Agent, the Issuing Banks and the Administrative Borrower.  Upon any such resignation, the applicable Required Lenders shall have the right, in consultation with the Administrative Borrower, to appoint a successor.  If no successor shall have been so appointed by such Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After an Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon either Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

No Administrative Agent shall have any obligation to any of the Lenders to ensure that the Collateral exists, is owned by the Loan Parties, is cared for, protected or insured, is unencumbered by others, or that the Liens granted to the Collateral Agents therein have been properly, sufficiently or lawfully created, perfected, protected or enforced, or that such Liens are entitled to any particular priority, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, each Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given such Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that no Administrative Agent shall have any other duty or liability whatsoever to any Lender as to any of the foregoing.

Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Collateral Agents and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession.  Should any Lender (other than a Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agents thereof, and, promptly upon a Collateral Agent’s request therefor shall deliver such Collateral to such Collateral Agent or otherwise deal with such Collateral in accordance with such Collateral Agent’s instructions.

Each Lender hereby agrees that (a) it is deemed to have requested that the Administrative Agents furnish such Lender, promptly after it becomes available, a copy of each Report prepared by or on behalf of the Administrative Agents or JPMorgan Chase Bank, N.A. or its Affiliates; (b) none of the Administrative Agents or JPMorgan Chase Bank, N.A. or its Affiliates (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report, or (ii) shall be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that the Administrative Agents, JPMorgan Chase Bank, N.A. or its Affiliates or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that none of the Administrative Agents or JPMorgan Chase Bank, N.A. or its Affiliates undertakes any obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party and not distribute any Report to any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agents, JPMorgan Chase Bank, N.A. and its Affiliates and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by the Administrative Agents, JPMorgan Chase Bank, N.A. and its Affiliates and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

J.P. Morgan Securities Inc., in its capacities as Syndication Agent and Sole Bookrunner and Sole Lead Arranger hereunder, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

For greater certainty, and without limiting the powers of the Administrative Agents or any other Person acting as an agent, attorney-in-fact or mandatary for the Administrative Agents under this Agreement or under any of the other Loan Documents, each Canadian Lender, hereby (a) irrevocably constitutes, to the extent necessary, the Canadian Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) for the purposes of holding any Liens, including hypothecs, granted or to be granted by any Canadian Borrower or any Canadian Loan Party on movable or immovable property pursuant to the laws of the Province of Quebec to secure obligations of any Canadian Borrower or any Canadian Loan Party under any bond issued by any Canadian Borrower or any Canadian Loan Party; and (b) appoints and agrees that the Canadian Administrative Agent, acting as agent for the Canadian Lenders, may act as the bondholder and mandatary with respect to any bond that may be issued and pledged from time to time for the benefit of the Canadian Lenders.

The said constitution of the fondé de pouvoir (within the meaning of Article 2692 of the Civil Code of Quebec) as the holder of such irrevocable power of attorney and of the Canadian Administrative Agent as bondholder and mandatary with respect to any bond that may be issued and pledged from time to time for the benefit of the Canadian Lenders shall be deemed to have been ratified and confirmed by any Assignee by the execution of an Assignment and Assumption;

Notwithstanding the provisions of Section 32 of An Act respecting the special powers of legal persons (Quebec), the Canadian Administrative Agent may purchase, acquire and be the holder of any bond issued by any Canadian Borrower or any Canadian Loan Party.  Each

Canadian Borrower and Canadian Loan Party hereby acknowledges that any such bond shall constitute a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.

The Canadian Administrative Agent herein appointed as fondé de pouvoir shall have the same rights, powers and immunities as the Agents as stipulated in this Article XIII, which shall apply mutatis mutandis.  Without limitation, the provisions of this Article XIII shall apply mutatis mutandis to the resignation and appointment of a successor to the Canadian Administrative Agent acting as fondé de pouvoir.

ARTICLE IX

Miscellaneous

SECTION 9.01                                            Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 9.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)                                     if to any Loan Party, to the Administrative Borrower at:

P.O. Box 1037

Albertville, Alabama  35950

Attention: Chief Executive Officer

Facsimile No: (256) 840-2782

with a copy to:

One Equity Partners LLC

1 Bank One Plaza

21 South Clark Street

14th Floor

Chicago, Illinois  60670-0610

Attention:  Thomas J. Kichler

Facsimile No:  (312) 336-4140

(ii)                                  if to the U.S. Administrative Agent or the U.S. Swingline Lender, to General Electric Capital Corporation at:

125 Summer Street

Suite 1230

Boston, Massachusetts 02115

Attention: Alan Garson

Facsimile No: (617) 507-8107

(iii)                               if to the Canadian Issuing Bank, to JPMorgan Chase Bank, N.A., Toronto Branch at:

161 Bay Street

Suite 4240

Toronto, Ontario, Canada

5MJ 2S1

Attention: John P. Freeman and Dan Howat

Facsimile No: (416) 846-0920

(iv)                              if to the Canadian Administrative Agent or the Canadian Swingline Lender, to GE Canada Finance Holding Company at:

General Electric Capital Corporation

125 Summer Street

Suite 1230

Boston, Massachusetts 02115

Attention: Alan Garson

Facsimile No: (617) 507-8107

(v)                                 if to the U.S. Issuing Bank, to JPMorgan Chase Bank, N.A. at:

120 South LaSalle Street

8th Floor

Chicago, Illinois  60603

Attention: John P. Freeman

Facsimile No: (312) 661-6929

(vi)                              if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)                                 Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(c)                                  All Electronic Transmissions of notices, demands, requests and other communications shall be effective and be deemed received (i) if delivered by posting to an E-System or other Intranet or extranet-based website, prior to 5:00 p.m., New York City time, on the date of such posting and (ii) if delivered by any other Electronic Transmission, prior to 5:00 p.m., New York City time, on the date of transmission thereof.

SECTION 9.02               Electronic Transmissions.  (a)  Authorization.  Each of the Administrative Agents and its Related Persons is authorized to transmit, post or otherwise make or communicate, in its sole discretion (but shall not be required to do so), Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein; provided, however, that no notice to any Loan Party shall be made by posting to an Internet or extranet-based site or other equivalent service but may be made by e-mail or E-Fax.  Each of Parent, the Administrative Borrower and each Secured Party hereby acknowledges and agrees, and each of Parent and the Administrative Borrower shall cause each other Loan Party to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including, without limitation, risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing each Administrative Agent and its Related Persons to transmit Electronic Transmissions.

(b)           Signatures.  No Electronic Transmission shall be denied legal effect merely because it is made electronically.  Electronic Transmissions that are not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such Electronic Transmission, an E-Signature, upon which each Secured Party and Loan Party may rely and assume the authenticity thereof.  Each Electronic Transmission containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original.  Each E-Signature shall be deemed sufficient to satisfy any requirement for a “signature” and each Electronic Transmission shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, the UCC, the Federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural law governing such subject matter.  Each party or beneficiary hereto agrees not to contest the validity or enforceability of an Electronic Transmission or E-Signature under the provisions of any applicable law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether an Electronic Transmission or E-Signature has been altered after transmission.

(c)           Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to this Section 9.02, separate terms and conditions posted or referenced in such E-System and related agreements, documents or other instruments executed by Secured Parties and Loan Parties in connection with such use.

(d)           Limitation of Liability.  All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”.  None of Administrative Agents or any of their Related Persons warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission and disclaims all liability for errors or omissions therein.  No warranty of any kind is made by an Administrative Agent or any of its Related Persons in connection with any E-Systems or Electronic Communication, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects.  Each of Parent, the Administrative Borrower and each Secured Party (other than the Administrative Agents) agrees (and each of Parent and the Administrative Borrower shall cause each other Loan Party to agree) that the Administrative Agents have no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with all Electronic Transmissions or otherwise required for any E-System.

SECTION 9.03               Waivers; Amendments.  (a)  No failure or delay by any Administrative Agent, Issuing Bank or Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agents, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.03(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Event of Default, regardless of whether the any Administrative Agent, Lender or Issuing Bank may have had notice or knowledge of such Event of Default at the time.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders, or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agents and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (provided that the Administrative Agents may make Protective Advances as set forth in Section 2.06), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement owing to any Lender or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of such Lender, (iii) postpone the maturity of any Loan owing to any Lender, or any scheduled date of payment of the principal amount of any Loan or LC Disbursement owing to any Lender, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment of any Lender, without the written consent of such Lender; provided further that the Aggregate Commitments hereunder may not be increased except with the consent of each Lender, (iv) change Section 2.20(b), (d) or (e), Section 2.07(a)(iii) or (b)(iii), Section 2.13(c) or Section 2.12(b) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (v) increase the advance rates or components of the U.S. Borrowing Base or Canadian Borrowing Base if such increase would increase Availability or include additional categories of Collateral set forth in the definition of U.S. Borrowing Base or Canadian Borrowing Base if such inclusion would increase Availability, in each case without the written consent of each Lender, (vi) increase the limit on U.S. Protective Advances and Canadian Protective Advances set forth in Section

2.06(a) and (b), without the written consent of each Lender, (vii) change any of the provisions of this Section 9.03(b) or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (viii) except as provided in Section 9.03(d) or (e) or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agents, the Issuing Banks or the Swingline Lenders hereunder without the prior written consent of the Administrative Agents, the Issuing Banks or the Swingline Lenders, as the case may be, or (ix) contractually subordinate any of the Liens granted to a Collateral Agent without the consent of each Lender, provided, however, this subparagraph (ix) shall not apply to a subordination of the the Liens granted to a Collateral Agent if such subordination arises pursuant to the granting of liens or superpriority claims pursuant to section 364 of title 11 of the United States Code (the “Bankruptcy Code”) or any other provision of the Bankruptcy Code.

(c)           An Administrative Agent may (i) amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, (ii) waive payment of the fee required under Section 9.05(b)(ii)(C) and (iii) upon the request of the Syndication Agent or the lead arranger, implement any Flex-Pricing Provisions contained in any separate letter agreement with respect to fees payable to ChaseLincoln or any commitment letter delivered in connection with the transaction which is the subject of this Agreement without obtaining the consent of any other party to this Agreement.

(d)           The Lenders hereby irrevocably authorize the Administrative Agents, at their option and in its sole discretion, to cause the Collateral Agents to release any Liens granted to a Collateral Agent by the Loan Parties on any Collateral (i) upon the termination of the Aggregate Commitment, payment and satisfaction in full in cash of all Obligations (other than Unliquidated  Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agents that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agents may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party has at any time during the term of this Agreement owned any interest, (iv) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (v) owned by or leased to any Loan Party which is subject to a purchase money security interest or which is a Capital Lease Obligation, in either case, entered into by such Loan Party pursuant to Section 6.01, or (vi) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agents and the Lenders pursuant to Article VII.  Upon request by the Administrative Agents at any time, the Lenders will confirm in writing the Administrative Agents’ authority to cause the Collateral Agents to release any Liens upon particular types or items of Collateral pursuant to this Section 9.03.  Except as provided in the next preceding sentence, the Administrative Agents will not cause the Collateral Agents to release any Liens on

Collateral without the prior written authorization of the Required Lenders or if required by Section 9.03(b)(vii), all the Lenders; provided that, the Administrative Agents may in their Permitted Discretion, cause the Collateral Agents release their Liens on Collateral valued in the aggregate not in excess of U.S.$5,000,000 during any calendar year without the prior written authorization of the Required Lenders.

(e)           Upon receipt by the Administrative Agents of any authorization required pursuant to Section 9.03(d) from the Required Lenders of the Administrative Agents’ authority to cause the release of any Liens upon particular types or items of Collateral, and upon at least five Business Days prior written request by the Loan Parties, the Administrative Agents shall (and are hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Collateral Agents’ Liens upon such Collateral; provided that (i) no Administrative Agent shall be required to execute any such document on terms which, in such Administrative Agent’s opinion, would expose such Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(f)            If, in connection with any proposed amendment, waiver or consent  requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then, so long as an Administrative Agent is not a Non-Consenting Lender, the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agents shall agree, as of such date, to purchase for cash the Loans, Acceptance Obligations and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 9.05(b), and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.17 and 2.19, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.18 had the Loans and Acceptance Obligations of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.04               Expenses; Indemnity; Damage Waiver.  (a)  U.S. Expenses.  (i) The U.S. Borrowers shall pay all reasonable, documented out of pocket expenses incurred by the Administrative Agents, the Collateral Agents and the Syndication Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agents, the Collateral Agents and the Syndication Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) the U.S. Borrowers shall pay all reasonable out-of-pocket expenses incurred by the U.S. Issuing Bank in connection with the issuance, amendment, renewal or extension of any U.S. Letter of Credit or any demand for payment thereunder, (iii) the U.S. Borrowers shall pay all reasonable out-of-pocket expenses incurred by the Canadian Issuing Bank in connection with the issuance, amendment, renewal or extension of any Canadian Letter of Credit or any demand for payment thereunder to the extent not paid by the Canadian Borrowers and (iv) the U.S. Borrowers shall pay all out-of-pocket expenses incurred by the Administrative Agents, the Collateral Agents, the Syndication Agent, the Issuing Banks or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agents, the Collateral Agents, the Syndication Agent, the Issuing Banks or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.04, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided however that such obligation shall be subject to the limitations set forth in Section 5.10.  Expenses being reimbursed by the U.S. Borrowers under this Section 9.04(a) include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i)            appraisals of all or any portion of the Collateral (including travel, lodging, meals and other out of pocket expenses of the appraisers);

(ii)           field examinations and the preparation of Reports at either an Administrative Agent’s then customary charge (such charge is currently U.S.$1,000 per day (or portion thereof) for each Person employed by such Administrative Agent with respect to each field examination) or at the fee charged by a third party retained by such Administrative Agent, plus in each case travel, lodging, meals and other out of pocket expenses;

(iii)          lien and title searches and title insurance; provided that none of the Administrative Agents, the Collateral Agents, the Syndication Agent, the Issuing Banks or any Lender shall be entitled to reimbursement for title insurance with respect to the Mortgaged Properties unless such title insurance is obtained in connection with the initial inclusion of the Mortgaged Properties in the Borrowing Base or is obtained with the consent of the Administrative Borrower;

(iv)          taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Collateral Agents’ Liens;

(v)           sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi)          costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the U.S. Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.20(c).

(b)  Canadian Expenses.  Solely to the extent any of the following relate to the Canadian sub-facility, (i) the Canadian Borrowers shall pay all reasonable, documented out of pocket expenses incurred by the Administrative Agents, the Collateral Agents and the Syndication Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agents, the Collateral Agents and the Syndication Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) the Canadian Borrowers shall pay all reasonable out-of-pocket expenses incurred by the Canadian Issuing Bank in connection with the issuance, amendment, renewal or extension of any Canadian Letter of Credit or any demand for payment thereunder and (iii) the Canadian Borrowers shall pay all out-of-pocket expenses incurred by the Administrative Agents, the Collateral Agents, the Syndication Agent, the Issuing Banks or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agents, the Collateral Agents, the Syndication Agent, the Issuing Banks or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.04, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided however that such obligation shall be subject to the limitations set forth in Section 5.10.  Expenses being reimbursed by the Canadian Borrowers under this Section 9.04(b) include, without limiting the generality of the foregoing, costs and expenses incurred in connection with (but only to the extent that such items relate to the Canadian sub-facility):

(i)            appraisals of all or any portion of the Collateral (including travel, lodging, meals and other out of pocket expenses of the appraisers);

(ii)           field examinations and the preparation of Reports at either an Administrative Agent’s then customary charge (such charge is currently U.S.$1,000 per day (or portion thereof) for each Person employed by such Administrative Agent with respect to each field examination) or at the fee charged by a third party retained by such Administrative Agent, plus in each case travel, lodging, meals and other out of pocket expenses;

(iii)          lien and title searches and title insurance; provided that none of the Administrative Agents, the Collateral Agents, the Syndication Agent, the Issuing Banks or any Lender shall be entitled to reimbursement for title insurance with respect to the Mortgaged Properties unless such title insurance is obtained in connection with the initial inclusion of the Mortgaged Properties in the Borrowing Base or is obtained with the consent of the Administrative Borrower;

(iv)          taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Collateral Agents’ Liens;

(v)           sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi)          costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Canadian Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.20(c).

(c)           U.S. Indemnities.  The U.S. Borrowers shall indemnify the Administrative Agents, the Collateral Agents, the Syndication Agent, the Issuing Banks and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, on an after-Tax basis, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee.

(d)           Canadian Indemnities.  The Canadian Borrowers shall indemnify the Administrative Agents, the Collateral Agents, the Syndication Agent, the Issuing Banks and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, on an after-Tax basis, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that (i) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee and (ii) such indemnity shall be available only to the extent that such losses, claims, damages, penalties, liabilities or related expenses relate to the Canadian sub-facility.

(e)           To the extent that (i) the U.S. Borrowers fail to pay any amount required to be paid by them to the U.S. Administrative Agent, the U.S. Issuing Bank or the U.S. Swingline Lender under Section 9.04(a), (b), (c) or (d) or (ii) the U.S. Administrative Agent conducts an appraisal or update at its own expense pursuant to Section 5.10, each U.S. Lender severally agrees to pay to such U.S. Administrative Agent, such U.S. Issuing Bank or such U.S. Swingline Lender, as the case may be, such U.S. Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against such U.S. Administrative Agent, U.S. Issuing Bank or U.S. Swingline Lender in its capacity as such.

(f)            To the extent that (i) the Canadian Borrowers fail to pay any amount required to be paid by them to the Canadian Administrative Agent, the Canadian Issuing Bank or the Canadian Swingline Lender under Section 9.04(a), (b), (c) or (d) or (ii) the Canadian Administrative Agent conducts an appraisal or update at its own expense pursuant to Section 5.10, each Canadian Lender severally agrees to pay to such Canadian Administrative Agent, such Canadian Issuing Bank or such Canadian Swingline Lender, as the case may be, such Canadian Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against such Canadian Administrative Agent, Canadian Issuing Bank or Canadian Swingline Lender in its capacity as such.

(g)           The relationship between any Loan Party on the one hand and the Lenders, the Issuing Banks and the Administrative Agents on the other hand shall be solely that of debtor and creditor.  Neither any Administrative Agent, any Issuing Bank nor any Lender (i) shall have any fiduciary responsibilities to any Loan Party, or (ii)

undertakes any responsibility to any Loan Party to review or inform such Loan Party of any matter in connection with any phase of any Loan Party’s business or operations.  To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(h)           All amounts due under this Section shall be payable promptly after written demand therefor.

(i)            In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).

SECTION 9.05               Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their  rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.05(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in Section 9.05(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Administrative Borrower, provided that no consent of the Administrative Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, or in connection with any merger, consolidation, sale, transfer or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender or, if a Default has occurred and is continuing, any other assignee;

(B)           the applicable Administrative Agent, provided that the consent of such Administrative Agent will not be necessary for assignments among Lenders or Affiliates of Lenders or in connection with any merger, consolidation, sale, transfer or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender; and

(C)           the applicable Issuing Bank.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the applicable Administrative Agent) shall not be less than U.S.$5,000,000 unless each of the Administrative Borrower and the such Administrative Agent otherwise consent, provided that no such consent of the Administrative Borrower shall be required if an Event of Default has occurred and is continuing;

(B)           after giving effect to any partial assignment, the assignor’s Commitments and Revolving Credit Exposure shall not be less than U.S.$1,000,000;

(C)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(D)          unless a Default or Event of Default has occurred and is continuing, no Canadian Lender may assign its interest hereunder, in whole or in part, to a Person that is a Non-Canadian Lender;

(E)           the parties to each assignment shall execute and deliver to the applicable Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of U.S.$3,500, in the case of fees payable to the U.S. Administrative Agent, or Cdn.$4,500, in the case of fees payable to the Canadian Administrative Agent; and

(F)           the assignee, if it shall not be a Lender, shall deliver to the applicable Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.05(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to Section 9.05(b)(iv), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.04).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.05 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.05(c).

(iv)          The Canadian Administrative Agent shall furnish to the U.S. Administrative Agent a copy of each Assignment and Assumption with respect to a Canadian Commitment.  The U.S. Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and interest owing on, the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agents, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as the absolute owner of any Obligations held by such Person, as included in the Register, for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Administrative Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.05(b) and any written consent to such assignment required by Section 9.05(b), the applicable Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07, 2.08(d) or (e), 2.09(b), 2.20(d) or 9.04(c), the Administrative Agents shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)  Any Lender may, without the consent of the Borrowers, the Administrative Agents, the Collateral Agents, the Issuing Banks or the Swingline Lenders, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such

Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrowers, the Administrative Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.03(b) that affects such Participant.  Subject to Section 9.05(c)(ii), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.05(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.20(c) as though it were a Lender.

(ii)           A Participant (other than a Participant receiving its interest in the Canadian Obligations pursuant to an assignment permitted by Section 9.05(b)(ii)(D)) shall not be entitled to receive any greater payment under Section 2.17 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent.  A Participant that would be a a Non-U.S. Lender (in the case of the U.S. Obligations) or a Non-Canadian Lender (in the case of the Canadian Obligations) if it were a Lender shall not be entitled to the benefits of Section 2.19 unless the Administrative Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.19(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender or an Affiliate of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.06               Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that an Administrative Agent, an Issuing Bank or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.17, 2.18, 2.19 and 9.04 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and Acceptance Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.07               Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agents and when the Administrative Agents shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.08               Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.09               Right of Setoff.  If an Event of Default shall have occurred and be continuing or if any Borrower or any other Loan Party becomes insolvent, however evidenced, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or such Loan Party against any of and all the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The rights of each Lender under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.03 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR

IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID.  THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.

SECTION 9.10               Governing Law; Jurisdiction; Consent to Service of Process.  (a)  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

(b)           EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY ADMINISTRATIVE AGENT, ISSUING BANK OR LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.10(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.11               WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12               Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13               Confidentiality.  Each of the Administrative Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors except where such Person is engaged in a competetive business with the Borrowers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Administrative Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to any Administrative Agent, Issuing Bank or Lender on a nonconfidential basis from a source other than the Borrowers.  For the purposes of this Section 9.12, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to any Administrative Agent, Issuing Bank or Lender on a nonconfidential basis prior to disclosure by the Borrowers; provided that, (a) in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential and (b) if the Administrative Agents, the Issuing Banks, the Lenders or any of their Affiliates are engaged in a business that is competetive with the business of the Borrowers as currently or in the future conducted, the Administrative Agents, the Issuing Banks and the Lenders will use commercially reasonable efforts to ensure that such competetive business unit or units will be denied access to such Information.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.14               Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.

SECTION 9.15               USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

SECTION 9.16               Disclosure.  Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agents and/or their Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.17               Execution of Loan Documents.  The Lenders hereby empower and authorize the Administrative Agents, on behalf of the Lenders, to execute and deliver to the Loan Parties the other Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents.  Each Lender agrees that any action taken by the Administrative Agents or the Required Lenders in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Administrative Agents or the Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.  The Lenders acknowledge that all of the Obligations hereunder constitute one debt, secured pari passu by all of the Collateral.

SECTION 9.18               Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.17 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate (or, in the case of amounts denominated in Canadian Dollars, the rate from time to time determined by the Canadian Administrative Agent to represent its cost of overnight Canadian Dollars) to the date of repayment, shall have been received by such Lender.

SECTION 9.19               Progress Rail as Agent for Borrowers.  Each U.S. Borrower hereby irrevocably appoints Progress Rail as the borrowing agent and attorney-in-fact for all U.S. Borrowers and each Canadian Borrower hereby irrevocably appoints Progress Rail as the borrowing agent and attorney-in-fact for all Canadian Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Administrative Agents shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each U.S. Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Administrative Agents with all notices with respect to Borrowings and Letters of Credit obtained for the benefit of any U.S. Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Borrowings and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  Each Canadian Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Administrative Agents with all notices with respect to Borrowings and Letters of Credit obtained and Acceptances issued and accepted for the benefit of any Canadian Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Borrowings and Letters of Credit, to have Acceptances issued and accepted and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Funding Accounts, Collection Account, Controlled Disbursement Accounts and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that no Lender shall incur any liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Funding Accounts, Collection Account, Controlled Disbursement Accounts and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each Lender and hold each Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against such Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Funding Accounts, Collection Account, Controlled Disbursement Accounts and Collateral of Borrowers as herein provided, (b) the Lenders relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lenders hereunder or under the other Loan Documents, except that (i) Borrowers will have no liability under this Section 9.19 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Lender and (ii) the Canadian Borrowers shall only have liability under this sentence to the extent that the claim for indemnification relates to the Canadian sub-facility.

SECTION 9.20               Subordination and Contribution.  (a)  Each Borrower hereby agrees that any Indebtedness of any other Borrower now or hereafter owing to such Borrower, whether heretofore, now or hereafter created (the “Borrower Subordinated Debt”), is hereby subordinated to all of the Obligations and that, except as permitted under Section 6.9, the Borrower Subordinated Debt shall not be paid in whole or in part until the Obligations have been paid in full and this Agreement is terminated and of no further force or effect.  No Borrower shall accept any payment of or on account of any Borrower Subordinated Debt at any time in contravention of the foregoing.  Each payment on the Borrower Subordinated Debt received in violation of any of the provisions hereof shall be deemed to have been received by such Borrower as trustee for the Secured Parties and shall be paid over to the Administrative Agents immediately on account of the Obligations, but without otherwise affecting in any manner such Borrower’s liability hereunder.  Each Borrower agrees to file all claims against the Borrower from whom the Borrower Subordinated Debt is owing in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Borrower Subordinated Debt, and the Administrative Agents shall be entitled to all of such Borrower’s rights thereunder.  If for any reason a Borrower fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, such Borrower hereby irrevocably appoints the Administrative Agents as its true and lawful attorney-in-fact, and the Administrative Agents are hereby authorized to act as attorney-in-fact in such Borrower’s name to file such claim or, in the Administrative Agents’ discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agents or their nominee.  In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Administrative Agents the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Borrower hereby assigns to the Administrative Agents all of such Borrower’s rights to any payments or distributions to which such Borrower otherwise would be entitled.  If the amount so paid is greater than such Borrower’s liability hereunder, the Administrative Agents shall pay the excess amount to the party entitled thereto.  In addition, each Borrower hereby irrevocably appoints the Administrative Agents as its attorney-in-fact to exercise all of such Borrower’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of the Borrower from whom the Borrower Subordinated Debt is owing.

(b)           Additionally, to the extent that any Borrower shall be required to pay a portion of the Obligations which shall exceed the amount of loans, advances or other extensions of credit received by such Borrower and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess.  This Section 9.20(b) is intended only to define the relative rights of Borrowers, and nothing set forth in this Section 9.20(b) is intended or shall impair the obligations of each Borrower, jointly and severally, to pay to Administrative Agents and Lenders the Obligations as and when the same shall become due and payable in accordance with the terms hereof.  Notwithstanding anything to the contrary set forth in this Section 9.20(b) or any other provisions of this Agreement, it is the intent of the parties hereto that the liability incurred by each Borrower in respect of the Obligations of the other Borrowers (and any Lien granted by each Borrower to secure such Obligations), not constitute a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit (“Fraudulent Conveyance”).  Consequently, each

Borrower, each Administrative Agent and each Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by any Borrower in respect of the Obligations of any other Borrower (or any Liens granted by such Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly, nunc pro tunc.

(c)           If for the purpose of obtaining judgment in any court it is necessary to convert a sum due from any Borrower under any Loan Document or Acceptance in the currency expressed to be payable in any Loan Document or Acceptance (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the applicable Administrative Agent could purchase the specified currency with such other currency at (i) where the specified currency is Dollars, the Administrative Agent’s New York office and (ii) where the specified currency is Canadian Dollars, the Canadian Administrative Agent’s Toronto office, in each case at 11:00 A.M. (Eastern time) on the Business Day preceding that on which final judgment is given.  The obligations of each Borrower in respect of any sum due to any Lender or either Administrative Agent under any Loan Document or Acceptance shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or such Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or such Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Lender or such Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or such Administrative Agent, as the case may be, against such loss.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PROGRESS RAIL SERVICES HOLDINGS CORP.

By:	/s/ William P. Ainsworth
Name: William P. Ainsworth
Title: President and Chief Executive Officer

PROGRESS METAL RECLAMATION COMPANY

By:	/s/ William P. Ainsworth
Name: William P. Ainsworth
Title: President and Chief Executive Officer

WEST VIRGINIA AUTO SHREDDING, INC.

By:	/s/ William P. Ainsworth
Name: William P. Ainsworth
Title: Chief Executive Officer

PROGRESS RAIL SERVICES CORPORATION

By:	/s/ William P. Ainsworth
Name: William P. Ainsworth
Title: President and Chief Executive Officer

PROGRESS RAIL HOLDINGS, INC.

By:	/s/ William P. Ainsworth
Name: William P. Ainsworth
Title: Chief Executive Officer

FM INDUSTRIES, INC.

By:	/s/ William P. Ainsworth
Name: William P. Ainsworth
Title: President and Chief Executive Officer

SOUTHERN MACHINE AND TOOL COMPANY

By:	/s/ William P. Ainsworth
Name: William P. Ainsworth
Title: Chief Executive Officer

RAILCAR, LTD.

By:	/s/ William P. Ainsworth
Name: William P. Ainsworth
Title: President and Chief Executive Officer

CHEMETRON RAILWAY PRODUCTS, INC.

By:	/s/ William P. Ainsworth
Name: William P. Ainsworth
Title: Chief Executive Officer

UNITED INDUSTRIES CORPORATION

By:	/s/ William P. Ainsworth
Name: William P. Ainsworth
Title: Chief Executive Officer

KENTUCKIANA RAILCAR REPAIR & STORAGE FACILITY, LLC

By: Progress Rail Services Corporation, as Member

By:	/s/ William H. Wangerin, Jr.
Name: William H. Wangerin, Jr.
Title: Senior Vice President

By: United Industries Corporation, as Member

By:	/s/ William H. Wangerin, Jr.
Name: William H. Wangerin, Jr.
Title: Senior Vice President

PROGRESS VANGUARD CORPORATION

By:	/s/ William P. Ainsworth
Name: William P. Ainsworth
Title: President

S&L RAILROAD, LLC

By:	/s/ William P. Ainsworth
Name: William P. Ainsworth
Title: President and Chief Executive Officer

PROGRESS RAIL CANADA CORPORATION

By:	/s/ William P. Ainsworth
Name: William P. Ainsworth
Title: President

PROGRESS RAIL TRANSCANADA CORPORATION

By:	/s/ William P. Ainsworth
Name: William P. Ainsworth
Title: President and Chief Executive Officer

GENERAL ELECTRIC CAPITAL CORPORATION, individually, as U.S. Administrative Agent and U.S. Swingline Lender

By:	/s/ Edward N. Parkes IV
Name: Edward N. Parkes IV
Title: Vice President

CHASE LINCOLN FIRST COMMERCIAL CORPORATION

By:	/s/ Bruce Borden
Name: Bruce Borden
Title: Vice President

JPMORGAN CHASE BANK, N.A., individually, as U.S. Issuing Bank

By:	/s/ John P. Freeman
Name: John P. Freeman
Title: Vice President

GE CANADA FINANCE HOLDING COMPANY, individually, as Canadian Administrative Agent and Canadian Swingline Lender

By:	/s/ Stephen B. Smith
Name: Stephen B. Smith
Title: President

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, individually, as Canadian Issuing Bank

By:	/s/ Steven Voigt
Name: Steven Voigt
Title: Vice President

COMMITMENT SCHEDULE

(a) U.S. Lenders:

U.S. Lender	U.S. Commitment
Chase Lincoln First Commercial Corporation	U.S.$	130,000,000
General Electric Capital Corporation	U.S.$	70,000,000

Total	U.S.$	200,000,000

(b) Canadian Lenders:

Canadian Lender	Canadian Commitment
JPMorgan Chase Bank, N.A., Toronto Branch	U.S.$	13,000,000
GE Canada Finance Holding Company	U.S.$	7,000,000

Total	U.S.$	20,000,000

SCHEDULE 1.1(b)

MORTGAGED PROPERTIES

Part I:

1.                                       Albertville, AL, 10,000sf Truck Maintenance Facility and 26,000sf Frog & Switch (combined as one property based on appraiser’s inspection)

2.                                       Albertville, AL, 139,000sf Parts Shop, 12.5 acres

3.                                       Albertville, AL, 50 acre recycling yard

4.                                       Montgomery, AL, 150,000sf, 50 acres

5.                                       Ashland, KY, 387,000sf Car Dismantling & Recycling, 50 acres

6.                                       Louisville, KY, 30,000sf Wheel Shop

7.                                       Louisville, KY, 43,000sf Signal Structures, 30 acres

8.                                       Decoursey, KY, 230,800sf, Repair & Trackwork Plant, 339 acres

9.                                       East Chicago, IN, 200,000sf Wheel Shop, 15 acres

10.                                 Columbia, SC, 10,000sf Commercial Recycling, 12 acres

11.                                 Jackson, SC, 64,350sf Wheel Shop, 23 acres

12.                                 Ft. Worth, TX, 229,000sf FMI, 5 acres

13.                                 Sherman, TX, 80,000sf Trackwork Plant

14.                                 Amarillo, TX, 120,00sf Care Repair, 157 acres

Part II:

1.                                       Albertville, AL, 1605 Progress Road, 84,000sf office building, Paragon building

2.                                       Albertville, AL, 24,000sf Corporate Office

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, modified, renewed or extended from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, effective as of the Effective Date inserted by the applicable Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

2.	Assignor:

3.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1)]

4.	Borrower(s):	Progress Rail Services Holdings Corp., the Subsidiaries of Progress Rail Services Holdings Corp. party to the Credit Agreement, Progress Rail Canada Corporation and

(1)                                  Select as applicable.

Progress Rail Transcanada Corporation

5.	Administrative Agents:	General Electric Capital Corporation, as the U.S. Administrative Agent under the Credit Agreement and GE Canada Finance Holding Company, as the Canadian Administrative Agent under the Credit Agreement

6.	Credit Agreement:

The U.S.$220,000,000 Credit Agreement dated as of March 24, 2005 among Progress Rail Services Holdings Corp., the Subsidiaries of Progress Rail Services Holdings Corp. party thereto, Progress Rail Canada Corporation, Progress Rail Transcanada Corporation, the Lenders party thereto, General Electric Capital Corporation, as U.S. Administrative Agent and GE Canada Finance Holding Company, as Canadian Administrative Agent

7.	Assigned Interest:

Facility Assigned(2)	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(3)
	$	$		%
	$	$		%
	$	$		%

Effective Date:                               , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

(2)                                  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” etc.)

(3)                                  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

[GENERAL ELECTRIC CAPITAL CORPORATION/GE CANADA FINANCE HOLDING COMPANY], as
[U.S./Canadian] Administrative Agent

By
Title:

[Consented to:](4)

[NAME OF RELEVANT PARTY]

By
Title:

(4)                                  To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                       Representations and Warranties.

1.1                                 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.  [The Assignor further represents and warrants that, unless a Default or an Event of Default under the Credit Agreement has occurred and is continuing, the Assignee is not a Non-Canadian Lender.(5)]

1.2                                 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any Administrative Agent or any other Lender, and (v) if it is a a Non-U.S. Lender (in the case of the U.S. Obligations) or a Non-Canadian Lender (in the case of the Canadian Obligations), attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; and (b) agrees that (i) it will, independently and without reliance on any Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

(5)                                  To be included for assignments by Canadian Lenders.

2.                                       Payments. From and after the Effective Date, the applicable Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                       General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, but giving effect to federal laws applicable to national banks.

EXHIBIT B

BORROWING BASE CERTIFICATE

EXHIBIT C

COMPLIANCE CERTIFICATE

To:                              The Lenders parties to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement among Progress Rail Services Holdings Corp., a Delaware corporation (the “Parent”), each of Parent’s domestic Subsidiaries identified on the signature pages thereof (together with the Parent, the “U.S. Borrowers”), Progress Rail Canada Corporation and Progress Rail Transcanada Corporation (the “Canadian Borrowers”; the Canadian Borrowers, together with the U.S. Borrowers, individually a “Borrower”, and collectively the “Borrowers”), the Lenders party thereto, General Electric Capital Corporation, as U.S. Administrative Agent and U.S. Swingline Lender, JPMorgan Chase Bank, N.A., as U.S. Issuing Bank and GE Canada Finance Holding Company, as Canadian Administrative Agent and Canadian Swingline Lender and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Issuing Bank. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.                                       I am the duly elected                      of the Progress Rail Services Corporation;

2.                                       I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Parent and its Subsidiaries during the accounting period covered by the attached financial statements [for quarterly or monthly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];

3.                                       Except as set forth below, the examinations described in paragraph 2 did not disclose, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement which affects the attached financial statements;

4.                                       I hereby certify that no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization without having given the Agent the notice required by Section 4.1(b)(iii) of the Security Agreement;

5.                                       Schedule I attached hereto sets forth financial data and computations evidencing the Borrowers’ compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct; and

6.                                       Schedule II hereto sets forth the computations necessary to determine the Applicable Rate commencing on the Business Day this certificate is delivered.

Described below are the exceptions, if any, to paragraph 3 listing, in detail, the (i) nature of each condition or event, the period during which it has existed and the action which the Borrowers have taken, is taking, or proposes to take with respect to each such condition or event or (i) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this       day of            ,        .

PROGRESS RAIL SERVICES CORPORATION

By:
Name:
Title:

SCHEDULE I

Compliance as of               ,         with
Provisions of Section 6.04(i), Section 6.06, Section 6.09, Section 6.10 and Section 6.11 of the

Agreement

SCHEDULE II

Borrowers’ Applicable Rate Calculation

EXHIBIT D

CLOSING CHECKLIST

CREDIT AGREEMENT

dated as of

March 24, 2005

among

PROGRESS RAIL SERVICES HOLDINGS CORP.,

Each of its Domestic Subsidiaries that are Signatories Thereto

PROGRESS RAIL CANADA CORPORATION

PROGRESS RAIL TRANSCANADA CORPORATION

THE LENDERS PARTY THERETO

GENERAL ELECTRIC CAPITAL CORPORATION,
as U.S. Administrative Agent

and

GE CANADA FINANCE HOLDING COMPANY,
as Canadian Administrative Agent

* * *

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner, Sole Lead Arranger and Syndication Agent

CLOSING AGENDA

This Closing Agenda sets forth a list of the principal documents to be delivered on or before the date of closing in connection with the Credit Agreement dated as of March 24, 2005 (the “Agreement”), among PROGRESS RAIL SERVICES PARENT CORP., a Delaware corporation (the “Parent”), each of Parent’s Subsidiaries identified on the signature pages thereof, the Lenders party thereto, GENERAL ELECTRIC CAPITAL CORPORATION, as U.S. Administrative Agent, U.S. Swingline Lender and Canadian Swingline Lender and JPMORGAN CHASE BANK, N.A., as U.S. Issuing Bank and Canadian Issuing Bank.

Terms capitalized herein which are not defined herein shall have the meanings ascribed to them in the Agreement.

PARTIES

Progress Rail Services Holdings Corp. (“Progress”) and each of its domestic subsidiaries, as Borrowers (collectively, “US Borrowers”)

Progress Rail Canada Corporation and Progress Rail Transcanada Corporation (collectively, the “Canadian Borrowers”; the Canadian Borrowers, together with the US Borrowers, the “Borrowers”)

Progress Rail Services Corporation (in its individual capacity, “PRSC” and in its capacity as Administrative Borrower, “Admin Borrower”)

General Electric Capital Corporation (“GECC”), as U.S. Administrative Agent

Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), as counsel to JPMorgan Chase Bank, N.A.

Weil, Gotshal & Manges LLP (“Weil Gotshal”), as counsel to U.S. Administrative Agent

Morgan Lewis & Bockius LLP (“Morgan Lewis”), as counsel to Borrowers

Doc. No.	Section Reference	Document Description		To Be Provided By or Drafting Responsibility	Signatures	Status
A. Senior Loan Documents
1.	4.01(a)	Credit Agreement along with the following Exhibits and Schedules:		Skadden	PRSHC PMRC WVASI PRSC PRHI FMII SM&TC RAILCAR CRPI UIC KRR&SF PVC S&L PRCC PRTC GECC Chase–Lincoln JPMORGAN US GE CANADA JPMorgan – Toronto	Final Executed
		Exhibit A	Form of Assignment and Assumption	Skadden	N/A	Final
		Exhibit B	Form of Borrowing Base Certificate	GECC	N/A	Final
		Exhibit C	Form of Compliance Certificate	Skadden	N/A	Final

Doc. No.	Section Reference	Document Description	To Be Provided By or Drafting Responsibility	Signatures	Status
		Exhibit D Closing Checklist	Skadden	N/A	Final
		Exhibit E Form of Discount Note	Skadden	N/A	Final
		Exhibit F Form of Notice of Borrowing	Skadden	N/A	Final
		Exhibit G Form of Guaranty	Skadden	N/A	Final
		Commitment Schedule	Skadden	N/A	Final
		Schedule 1.1(a) Acquisition Documents	Borrowers	N/A	Final
		Schedule 1.1(b) Mortgaged Properties	Skadden	N/A	Final
		Schedule 3.03 Consents and Termination Rights	Borrowers	N/A	Final
		Schedule 3.05 Intellectual Property	Borrowers	N/A	Final
		Schedule 3.6 Disclosed Matters	Borrowers	N/A	Final
		Schedule 3.09 Taxes	Borrowers	N/A	Final
		Schedule 3.12 Material Agreements	Borrowers	N/A	Final
		Schedule 3.15 Capitalization and Subsidiaries	Borrowers	N/A	Final
		Schedule 3.17 Financing Statements	Borrowers	N/A	Final
		Schedule 3.18 Labor Matters	Borrowers	N/A	Final

Doc. No.	Section Reference	Document Description	To Be Provided By or Drafting Responsibility	Signatures	Status
		Schedule 3.19 Affiliate Transactions	Borrowers	N/A	Final
		Schedule 3.23 Properties	Borrowers	N/A	Final
		Schedule 3.24 Environmental Matters	Borrowers	N/A	Final
		Schedule 6.01 Existing Indebtedness	Borrowers	N/A	Final
		Schedule 6.02 Existing Liens	Borrowers	N/A	Final
		Schedule 6.04 Existing Investments	Borrowers	N/A	Final
		Schedule 6.08 Existing Restrictions	Borrowers	N/A	Final
2.		US Revolving Credit Note	Skadden	US Borrowers	Final
3.		Canadian Revolving Credit note	Skadden	Canadian Borrowers	Final Executed
4.	4.01(b)	Borrowing Base Certificate	Borrowers	PRSC	Final Executed
5.	4.01(b)	Solvency Certificate	Skadden	PRSC	Final Executed
6.	4.01(b)	Notice of Borrowing (a) Exhibit A Wire Instructions	Skadden Borrowers	PRSC	Final Executed

Doc. No.	Section Reference	Document Description	To Be Provided By or Drafting Responsibility	Signatures	Status
7.	4.01(b)	Guaranty	Skadden	PRSPC PRSHC PMRC WVASI PRSC PRHI FMII SM&TC RAILCAR CRPI UIC KRR&SF PVC S&L	Final Executed
8.	4.01(b)	Domestic Pledge and Security Agreement along with the following Schedules and Annexes:	Skadden	PRSHC PMRC WVASI PRSC PRHI FMII SM&TC RAILCAR CRPI UIC KRR&SF PVC S&L GECC	Final Executed
		Schedule I: General Information	Borrowers	N/A	Final

Doc. No.	Section Reference	Document Description	To Be Provided By or Drafting Responsibility	Signatures	Status
		Schedule II: Locations of Equipment and Inventory	Borrowers	N/A	Final
		Schedule III: Investment Related Property	Borrowers	N/A	Final
		Schedule IV: Description of Material Contracts	Borrowers	N/A	Final
		Schedule V: Descriptions of Letters of Credit	Borrowers	N/A	Final
		Schedule VI: Intellectual Property	Borrowers	N/A	Final
		Schedule VII: Commercial Tort Claims	Borrowers	N/A	Final
		Annex I: Pledge Supplement	Skadden	N/A	Final
		Annex II: New Grantor Pledge Supplement	Skadden	N/A	Final
		Annex III: Form of Control Agreement for Securities Accounts	Skadden	N/A	Final
		Annex IV: Form of Patent Security Agreement	Skadden	N/A	Final
		Annex V: Form of Trademark Security Agreement	Skadden	N/A	Final
		Annex VI: Form of Copyright Security Agreement	Skadden	N/A	Final
		Annex VII: Form of Collateral Access Agreement	Skadden	N/A	Final
		Annex VIII: Form of Bailee Agreement	Skadden	N/A	Final

Doc. No.	Section Reference	Document Description	To Be Provided By or Drafting Responsibility	Signatures	Status
9.	401(b)	The following Stock, Notes and instruments, all pledged pursuant to the Pledge and Security Agreement, along with Stock Powers or Allonges executed in Blank:
		PRSC (pledged by Progress)	Borrowers	PRSHC	Final
		Progress Metal Reclamation Company (pledged by Progress)	Borrowers	PRSHC	Final
		West Virginia Auto Shredding, Inc. (pledged by PRSC)	Borrowers	PMRC	Final
		Chemetron Railway Products, Inc. (pledged by PRSC)	Borrowers	PRSC	Final
		Southern Machine and Tool Company (pledged by (PRSC)	Barrowers	PRSC	Final
		FM Industries, Inc. (pledged by PRSC)	Borrowers	PRSC	Final
		United Industries Corporation (pledged by PRSC)	Borrowers	PRSC	Final
		Progress Vanguard Corporation (pledged by PRSC)	Borrowers	PRSC	Final
		Progress Rail Holdings, Inc. (pledged by PRSC)	Borrowers	PRSC	Final
		Railcar, Ltd. (pledged by PRSC)	Borrowers	PRSC	Final
		Progress Rail Canada Corporation (pledged by PRSC)	Borrowers	PRSC	Final
		3079936 Nova Scotia Company (pledged by PRSC)	Borrowers	PRSC	Final
		Southern Machine and Tool Company (pledged by PRSC)	Borrowers	PRSC	Final

Doc. No.	Section Reference	Document Description	To Be Provided By or Drafting Responsibility	Signatures	Status
		Progress Rail Transcanada Corporation (pledged by Progress Rail Holdings, Inc.)	Borrowers	PRHI	Final
		Progress Rail Services de Mexico, S.A. de C.V. (65% pledge by Railcar, Ltd.)	Borrowers	Railcar, Ltd.	Final
		Servicios Ferroviarios Progress, S. de R.L. de C.V. (65% pledge by Railcar, Ltd.)	Borrowers	Railcar, Ltd.	Final
10.	4.01(b)	Mortgages granting a lien on the properties listed on Schedule A	Skadden	Borrowers	Final Executed
11.		Escrow Letter	Skadden	Morgan GECC Chicago Title	Final Executed
12.	4.01(b)	Memorandum of Security Agreement	Skadden/Ball Janik	PRSHC PRCC PRTC PMRC WVASI PRSC PRHI FMII SM&TC RAILCAR CRPI UIC KRR&SF PVC S&L GECC	Final Executed

Doc. No.	Section Reference	Document Description	To Be Provided By or Drafting Responsibility	Signatures	Status
l3.	4.01(b)	Patent Security Agreement, along with the following Schedule: Schedule I: Patents	Skadden Borrowers	GECC/ FMII CRPI PVC PRSC	Final Executed
14.	4.01(b)	Trademark Security Agreement, along with the following Schedule: Schedule I: Trademarks	Skadden Borrowers	GECC FMII CRPI PRSC PVC	Final Executed
15.	4.01(b)	Copyright Security Agreement, along with the following Schedule: Schedule I: Copyrights	Skadden Borrowers	GECC PRSC	Final Executed
16.	4.01(b)	Intercompany Note and endorsement thereto	Skadden	PRSHC PRCC PRTC PMRC WVASI PRSC PRHI FMII SM&TC RAILCAR CRPI UIC KRR&SF PVC S&L	Final Executed

Doc. No.	Section Reference	Document Description	To Be Provided By or Drafting Responsibility	Signatures	Status
17.		Post Closing Letter	Skadden	Borrowers	Final Executed
B. Corporate Documents and Certificates
18.	4.01(b)	Secretary’s Certificate of each entity set forth on Schedule C, certifying as to (i) Charter (ii) Bylaws, (iii) Resolutions, and (iv) Incumbency	Morgan Lewis	Borrowers	Final Executed
19.	4.01(b)	Officer’s Certificate certifying as to: a) no material adverse effect b) representations and warranties c) no Default d) Availability not less than $75,000,000	Morgan Lewis	Admin Borrower	Final Executed
20.	4.01(b)

Officer’s Certificate certifying as to:

a) copies of Acquisition Documentation
b) consummation of Progress Rail Acquisition in accordance with the terms and conditions set forth in the Acquisition Documentation
c) receipt of equity capital in an amount of not less than $100,000,000
d) receipt of junior capital in an amount of not less than $200,000,000

			Morgan Lewis	Admin Borrower	Final Executed

Doc. No.	Section Reference	Document Description	To Be Provided By or Drafting Responsibility	Signatures	Status
21.	4.01(b)	Perfection Certificate	Morgan Lewis	PRSC PRHI FMII SMATC RAILCAR CRPI UIC KRR&SF PVC S&L PMRC WVASI PRSHC PMRC ACQ. PRCC PRTC	Final Executed
22.	4.01(d)	Good Standing Certificates for each of the following Loan Parties in each of the following jurisdictions:	Borrower		Final
		Progress Rail Services Holdings Corp.: Delaware, 3-15-05	Morgan Lewis	N/A	Final
		Progress Metal Reclamation Company: Kentucky, 3-16-05	Morgan Lewis	N/A	Final
		West Virginia Auto Shredding, Inc.: West Virginia, 3-15-05	Morgan Lewis	N/A	Final
		Progress Rail Services Corporation: Alabama, 3-15-05	Morgan Lewis	N/A	Final
		Progress Rail Holdings, Inc.: Alabama, 3-15-05	Morgan Lewis	N/A	Final

Doc. No.	Section Reference	Document Description	To Be Provided By or Drafting Responsibility	Signatures	Status
		FM Industries, Inc.: Texas, 3-15-05	Morgan Lewis	N/A	Final
		Southern Machine and Tool Company: Georgia, 3-15-05	Morgan Lewis	N/A	Final
		Railcar, Ltd.: Georgia, 3-15-05	Morgan Lewis	N/A	Final
		Chemetron Railway Products, Inc.: Delaware, 3-15-05	Morgan Lewis	N/A	Final
		United Industries Corporation: Kentucky, 3-15-05	Morgan Lewis	N/A	Final
		Kentuckiana Railcar Repair & Storage Facility, LLC: Indiana, 3-16-05	Morgan Lewis	N/A	Final
		Progress Vanguard Corporation: Delaware, 3-15-05	Morgan Lewis	N/A	Final
		S&L Railroad, LLC: Nebraska, 3-15-05	Morgan Lewis	N/A	Final
C. Miscellaneous
23.	4.01(o)	Insurance Certificates naming GECC as loss payee and additional insured	Progress	N/A	Final
24.	4.01(c)	UCC Search Reports	Skadden	N/A	Complete – on file with Skadden
25.	4.0l(c)	UCC-1 Financing Statements, naming GECC as Secured Party, with respect to the Debtors and jurisdictions set forth on Schedule D	Skadden	N/A	Final
D. Opinions
26.	4.01(b)	Opinion of Morgan Lewis, counsel to Borrowers	Morgan Lewis	Morgan Lewis	Final
27.	4.01(b)	Opinion of Alvord & Alvord, counsel to Borrowers, with respect to Surface Transportation Board matters	Morgan Lewis	Alvoid	Draft

Doc. No.	Section Reference	Document Description	To Be Provided By or Drafting Responsibility	Signatures	Status
28.	4.01(b)	Opinion of Burr & Forman LLP, counsel to Borrowers, with respect to Alabama mortgages	Morgan Lewis	Burr	Final Executed
29.	4.01(b)	Opinion of Frost Brown Todd LLC, counsel to Borrowers, with respect to Kentucky mortgages	Morgan Lewis	Frost	Final
30.	4.01(b)	Opinions of Ice Miller, counsel to Borrowers, with respect to Indiana mortgages	Morgan Lewis	Ice	Final Executed
31.	4.01(b)	Opinion of Nexsen Pruet Adams Kleemeier, LLC, counsel to Borrowers, with respect to South Carolina mortgages	Morgan Lewis	Nexsen	Final
32.	4.01(b)	Opinion of Hayes and Boone, LLP, counsel to Borrowers, with respect to Texas mortgages	Morgan Lewis	Hayes	Final Executed
33.	4.01(b)	Opinion of Spilman Thomas & Battle PLLC, West Virginia Counsel to Borrower	Morgan Lewis	Spilman	Final Executed
34.	4.01(b)	Opinion of Knudsen, Berkheimer, Richardson & Endacott, LLP, Nebraska Counsel to Borrower	Morgan Lewis	Knudsen	Final
E. Post-Closing
35.		Pledge Agreement of 35% pledge entities
36.	4.01(b)	Mexican Pledge Agreement	Skadden	Railcar, Ltd. GECC	Post Closing
37.	4.01(b)	The following Stock, pledged pursuant to the Mexican Pledge Agreement, along with Stock Powers executed in Blank:			Post Closing
		Progress Rail Services de Mexico, S.A. de C.V. (65% pledge by Railcar, Ltd.)	Borrowers	Railcar, Ltd.	Post Closing
		Servicios Ferroviarios Progress, S. de R.L. de C.V. (65% pledge by Railcar, Ltd.)	Borrowers	Railcar, Ltd.	Post Closing

Doc. No.	Section Reference	Document Description	To Be Provided By or Drafting Responsibility	Signatures	Status
38.		Deposit Account Control Agreements(s)	Skadden	GECC/ Borrowers/ Wachovia	Final

Schedule A
Mortgages

Property Location	Mortgage	Fixture Financing Statement
1605 Progress Drive, Albertville, Alabama 35950	Final Executed	Final
100 Industrial Boulevard, Albertville, Alabama 35950	Final Executed	Final
1600 Progress Drive, Albertville, Alabama 35950	Final Executed	Final
1002 Industrial Boulevard, Albertville, Alabama 35950	Final Executed	Final
1185 Industrial Boulevard, Boaz, Alabama 35957	Final Executed	Final
10650 highway 80 East, Montgomery, Alabama 36117	Final Executed	Final
175 West Chicago Avenue, East Chicago, Indiana 46312	Final Executed	Final
8587 Railroad Drive, Taylor Mill (Covington), KY 41015	Final Executed	Final
8701 Progress Drive, Taylor Mill (Covington), KY 41015	Final Executed	Final
1900 Front Street, Ashland, KY 41101	Final Executed	Final
3000 Industrial Boulevard, Louisville, KY 40219	Final Executed	Final
8021 National Turnpike, Louisville, KY 40214	Final Executed	Final
1148 Shop Road, Columbia, SC 29250	Final Executed	Final
168 Fischer Road, Jackson, SC 29831	Final Executed	Final
12100 East Walls Road, Amarillo, Texas 79118	Final Executed	Final
8600 Will Rogers Boulevard, Fort Worth, Texas 76140	Final Executed	Final
525 West Progress Drive, Sherman, Texas 75092	Final Executed	Final

Schedule B
Secretary’s Certificates

Entity	Status
Progress Rail Services Holdings Corp.	Final Executed
Progress Metal Reclamation Company	Final Executed
West Virginia Auto Shredding, Inc.	Final Executed
Progress Rail Services Corporation	Final Executed
Progress Rail Holdings, Inc.	Final Executed
FM Industries, Inc.	Final Executed
Southern Machine and Tool Company	Final Executed
Railcar, Ltd.	Final Executed
Chemetron Railway Products, Inc.	Final Executed
United Industries Corporation	Final Executed
Kentuckiana Railcar Repair & Storage Facility, LLC	Final Executed
Progress Vanguard Corporation	Final Executed
S&L Railroad, LLC	Final Executed

Schedule C
UCC-1 Financing Statements

Entity	Status
Progress Rail Services Holdings Corp.: Delaware, 3915520	Final doc. #444812
Progress Metal Reclamation Company: Kentucky, 0418884	Final doc. #445001
West Virginia Auto Shredding, Inc.: West Virginia, N/A	Final doc. #445002
Progress Rail Services Corporation: Alabama, N/A	Final doc. #4445003
Progress Rail Holdings, Inc.: Alabama, N/A	Final doc. #445007
FM Industries, Inc.: Texas, 110626600	Final doc. #445008
Southern Machine and Tool Company: Georgia, N/A	Final doc. #445012
Railcar, Ltd.: Georgia, N/A	Final doc. #445013
Chemetron Railway Products, Inc.: Delaware, 0884056	Final doc. #445017 & 445316
United Industries Corporation: Kentucky, 0053254	Final doc. #445018
Kentuckiana Railcar Repair & Storage Facility, LLC: Indiana, 1995040463	Final doc. #445020
Progress Vanguard Corporation: Delaware, 3119773	Final doc. #445021
S&L Railroad, LLC: Nebraska, N/A	Final doc. #445022

EXHIBIT E

FORM OF DISCOUNT NOTE

Cdn$	Date:

FOR VALUE RECEIVED, the undersigned unconditionally promises to pay on                                 ,                 , to or to the order of                                                  (the “Holder”), the sum of Cdn$                                          with no interest thereon.

The undersigned hereby waives presentment, protest and notice of every kind and waives any defences based upon indulgences which may be granted by the Holder to any party liable hereon and any days of grace.

This promissory note evidences an Acceptance Equivalent Loan, as defined in the Credit Agreement made as of March    , 2005 among Progress Rail Services Holdings Corp. (the “Parent”), each of the domestic subsidiaries of Parent party thereto (such subsidiaries, together with the Parent, the “U.S. Borrowers”), Progress Rail Canada Corporation, Progress Rail Transcanada Corporation (the “Canadian Borrowers”, and together with the U.S. Borrowers, the “Borrowers”), the Issuing Banks, GECC, as U.S. Administrative Agent, GE Canada Finance Holding Company, as Canadian Administrative Agent, the Lenders and the other parties thereto, as amended, restated, supplemented and otherwise modified from time to time, (the “Credit Agreement”) and constitutes indebtedness to the Holder arising under the Acceptance Equivalent Loan.  Payment of this note shall be made at the offices of                        at                       , Toronto, Ontario.  Capitalized terms used and not defined herein have the meaning given to them in the Credit Agreement.

PROGRESS RAIL CANADA CORPORATION / PROGRESS RAIL TRANSCANADA CORPORATION

By:
Name:
Title:

EXHIBIT F

FORM OF NOTICE OF DRAWING

EXHIBIT F

FORM OF NOTICE OF BORROWING

[General Electric Capital Corporation, as U.S.
administrative agent under the Credit
Agreement referenced below]

[GE Canada Finance Holding Company, as Canadian
administrative agent under the Credit
Agreement referenced below]

This Notice of Borrowing is given pursuant to Section 2.4(a) of that certain Credit Agreement dated as of March [      ], 2005 (the “Credit Agreement”); terms defined therein and not otherwise defined herein are used herein as therein defined), by and among Progress Rail Services Holdings Corp. (the “Parent”), each of Parent’s domestic subsidiaries identified on the signature pages thereof (the Parent and such subsidiaries, collectively, the “U.S. Borrowers”), Progress Rail Canada Corporation, Progress Rail Transcanada Corporation (the “Canadian Borrowers, and together with the U.S. Borrowers, the “Borrowers”), General Electric Capital Corporation, as U.S. Administrative Agent (the “U.S. Administrative Agent”), GE Canada Finance Holding Company, as Canadian Administrative Agent, the Lenders and the Issuing Banks.

The undersigned hereby (one checked as applicable):

☐                       gives the [U.S./Canadian] Administrative Agent irrevocable notice

☐                       confirms its irrevocable telephonic notice to the [U.S./Canadian] Administrative Agent

that it requests the making of a Revolving Loan under the Credit Agreement on behalf of                                            as follows:

1.         Date of Revolving Loan. The requested date of the proposed Revolving Loan is                         , 20     .

2.         Amount of Revolving Loan. The requested aggregate amount of the proposed Revolving Loan is: $                        .

3.         Class and Currency of Revolving Loan. The proposed Revolving Loan is to be (one checked as applicable):

☐                       (a)       a U.S. Borrowing

☐                       (b)       a Canadian Borrowing.

If to be a Canadian Borrowing, the currency of such Borrowing is to be (one checked as applicable):

☐                       (a)       U.S. Dollars

☐                       (b)       Canadian Dollars.

4.         Rate Option and Interest Period. If the proposed Revolving Loan is to be denominated in U.S. Dollars, the requested type of interest rate borrowing option and (if applicable) Interest Period for the proposed Revolving Loan is ((a) or (b) checked as applicable):

☐        (a)       Eurodollar Borrowing for an Interest Period of (one checked as applicable):

☐                       1 month

☐                       2 months

☐                       3 months

☐                       6 months

☐        (b)       ABR Borrowing.

5.         The representations and warranties set forth in Article III of the Credit Agreement are true and correct as though made on and as of the date of the Borrowing.

6.         No Default has occurred and is continuing.

7.         After giving effect to the Borrowing, [U.S./Canadian] Availability is not less than zero.

The undersigned hereby directs the [U.S./Canadian] Administrative Agent to disburse the proceeds of the proposed Revolving Loan in the amounts and to the accounts as indicated on Exhibit A.

[Signature Page Follows]

Wherefore, the undersigned has provided this Notice of Borrowing in compliance with the provisions of Section 2.04 of the Credit Agreement this           day of                                      , 20       .

PROGRESS RAIL SERVICES CORPORATION

By:
Name:
Title:

Exhibit A
to
Notice of Borrowing

[Attached]

EXHIBIT G

FORM OF GUARANTY

EXHIBIT G

FORM OF GUARANTY

This Guaranty (this “Guaranty”), dated as of March 24, 2005, is made, jointly and severally, by each of the parties listed on the signature pages hereof and those additional entities that hereafter become parties hereto by executing a counterpart signature page hereof substantially in the form of Appendix I hereto (each a “Guarantor” and collectively the “Guarantors”) in favor of and for the benefit of the Administrative Agents, each Lender and the Issuing Banks and each other Secured Party (each as defined in the Credit Agreement referenced below) (each, a “Guarantied Party” and, collectively, the “Guarantied Parties”). Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Progress Rail Services Holdings Corp., a Delaware corporation (the “Parent”), each of Parent’s domestic subsidiaries identified on the signature pages thereof (together with the Parent, the “U.S. Borrowers”), Progress Rail Canada Corporation and Progress Rail Transcanada Corporation (the “Canadian Borrowers”; the Canadian Borrowers, together with the U.S. Borrowers, jointly and severally, the “Borrowers”), the Lenders party thereto, General Electric Capital Corporation, as U.S. Administrative Agent, GE Canada Finance Holding Company, as Canadian Administrative Agent, and the other parties thereto have entered into that certain Credit Agreement, dated as of March [   ], 2005 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, each Guarantor has agreed to guaranty the Obligations of the Canadian Borrowers;

WHEREAS, each of the Guarantors is an affiliate of the Canadian Borrowers and each expects to realize substantial direct and indirect benefits as a result of the Canadian Borrowers entering into the Credit Agreement;

WHEREAS, the execution and delivery by each Guarantor of this Guaranty is a condition precedent to the availability of credit under the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing, to induce the Guarantied Parties to enter into the Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantors hereby agree as follows:

Section 1.     Guaranty. Each Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Guarantied Parties the full and prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Canadian Obligations (including interest that accrues or that would accrue but for the filing of a bankruptcy case by a Canadian Borrower, whether or not such interest would be an allowable claim under any applicable bankruptcy or other similar proceeding, and other obligations accruing or arising after commencement of any case under any bankruptcy or similar laws by or against any Canadian Borrower (or that would accrue or arise but for the commencement of any such case)), and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Guarantied Parties in endeavoring to collect all or any part of the Canadian Obligations from, or in prosecuting any action against, the Canadian Borrowers, any Guarantor or any other guarantor of all or any part of the Canadian Obligations (such costs and expenses, together with such Canadian Obligations, collectively the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be increased, extended, renewed or otherwise altered in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such increase, extension, renewal or alteration. All terms of this Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Guarantied Party that extended any portion of the Guaranteed Obligations.

Section 2.     Guaranty of Payment. This Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require any Guarantied Party or any other Person to proceed against the Canadian Borrowers, any Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any security or collateral securing all or any part of the Guaranteed Obligations.

Section 3.     No Discharge or Diminishment of Guaranty. (a) Except as otherwise expressly provided for herein, the obligations of each Guarantor hereunder are irrevocable, unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate or company existence, structure or ownership of any Canadian Borrower, any Guarantor or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any workout, insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or any of their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, any Guarantied Party or any other Person, whether in connection herewith or in any unrelated transactions.

(b)       The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations, the Canadian Borrowers’ Obligations under any Loan Document or any agreement or instrument related thereto or otherwise, or any provision of applicable law or regulation

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purporting to prohibit payment by any Obligated Party of the Guaranteed Obligations or any part thereof.

(c)       Further, the obligations and liabilities of any Guarantor hereunder are independent of the obligations of any other Guarantor or any other guarantor of the Obligations of the Canadian Borrowers and such obligations and liabilities shall not be discharged or impaired or otherwise affected by: (i) the failure of any Guarantied Party to attempt to collect the Guarantied Obligations, assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, invalidity or unenforceability of any indirect or direct security or collateral for the obligations of the Canadian Borrowers for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Guarantied Party with respect to any collateral securing any part of the Guaranteed Obligations (including elections by a Secured Party to proceed separately against the Collateral in accordance with applicable law); or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

Section 4.     Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of any Canadian Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Canadian Borrower or any Guarantor, other than the indefeasible payment in fall in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives any requirement of notice or acceptance hereof or other formality relating to the obligations of any Guarantor hereunder, promptness, diligence, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any security or collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any other Person or any security.

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Section 5.     Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties have fully performed all their obligations to each Guarantied Party and all of the Guaranteed Obligations have been indefeasibly paid in full in cash.

Section 6.     Reinstatement; Stay of Acceleration. If at any time any payment or performance of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Canadian Borrower or otherwise, each Guarantor’s obligations under this Guaranty with respect to that payment or performance shall be reinstated at such time as though the payment or performance had not been made, whether or not any Guarantied Party is in possession of this Guaranty and notwithstanding any purported termination of this Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Canadian Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Administrative Agent.

Section 7.     Direct Benefit; Information. Each Guarantor expressly represents and warrants to the Guarantied Parties that the extensions of credit under the Credit Agreement and any other financial accommodations by the Guarantied Parties are and will be of direct or indirect interest, benefit and advantage to such Guarantor. Each Guarantor further assumes all responsibility for being and keeping itself informed of Canadian Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs under this Guaranty, and agrees that no Guarantied Party shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

Section 8.     Taxes. All payments of the Guaranteed Obligations by any Guarantor will be made free and clear of and without deduction for any Indemnified Taxes; provided that if any Guarantor shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions and (iii) such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

Section 9.     Maximum Liability. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any

4

other provision of this Guaranty to the contrary, the amount of such liability shall not exceed the maximum amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of each Guarantied Party to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of any Guarantied Party hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 10.   Contribution. In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s Applicable Percentage (as defined below) of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Section 10, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Canadian Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from the Canadian Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the indefeasible payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Guarantied Parties and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 11.   Liability Cumulative. The liability of each Loan Party as a Guarantor under this Guaranty is in addition to and shall be cumulative with all liabilities of each Loan Party to the Guarantied Parties under the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan

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Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 12.   Subordination. (a) Guarantor Subordinated Debt. Each Guarantor hereby agrees that any Indebtedness of the Canadian Borrowers now or hereafter owing to or held by any Guarantor, whether heretofore, now or hereafter created (the “Guarantor Subordinated Debt”), is hereby subordinated to all of the Obligations and that, except as permitted by the Credit Agreement, the Guarantor Subordinated Debt shall not be paid in whole or in part until the Obligations have been indefeasibly paid in full in cash and this Guaranty has terminated and is of no further force or effect. No Guarantor shall accept any payment of or on account of any Guarantor Subordinated Debt at any time in contravention of the foregoing. Upon the occurrence and during the continuance of an Event of Default and on notice from the Administrative Agent, the Canadian Borrowers shall pay to the Administrative Agent any payment of all or any part of the Guarantor Subordinated Debt and any amount so paid to the Administrative Agent shall be applied to payment of the Guaranteed Obligations as provided in Section 2.19 of the Credit Agreement. Each payment on the Guarantor Subordinated Debt received in violation of any of the provisions hereof shall be deemed to have been received by such Guarantor as trustee for the Guarantied Parties, shall be segregated from other property and funds of such Guarantor and shall be paid over or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) immediately on account of the Guaranteed Obligations and all other amounts payable under this Guaranty or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising, but without otherwise affecting in any manner such Guarantor’s liability hereof. Each Guarantor agrees to file all claims against the Canadian Borrowers in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Guarantor Subordinated Debt. If for any reason a Guarantor fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, such Guarantor hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact and the Administrative Agent is hereby authorized to act as attorney-in-fact in such Guarantor’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Guarantor hereby assigns to the Administrative Agent all of such Guarantor’s rights to any payments or distributions to which such Guarantor otherwise would be entitled. If the amount so paid is greater than such Guarantor’s liability hereunder, the Administrative Agent shall pay the excess amount to the party entitled thereto.

(b)       Canadian Subordinated Debt. Each Guarantor and the Guaranteed Parties, by the Guaranteed Parties’ acceptance hereof, covenant and agree that, each Guarantor’s obligations hereunder with respect to the Guaranteed Obligations (the “Canadian Subordinated Debt”), is hereby subordinated to all of the U.S. Obligations and that, except as permitted by the Credit Agreement, the Canadian Subordinated Debt shall not be paid in whole or in part until the U.S. Obligations have been indefeasibly paid in full

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in cash. No Guaranteed Party shall accept any payment of or on account of any Canadian Subordinated Debt at any time in contravention of the foregoing. Each payment on the Canadian Subordinated Debt received in violation of any of the provisions hereof shall be deemed to have been received by such Guaranteed Party as trustee for the U.S. Secured Parties, shall be segregated from other property and funds of such Guaranteed Party and shall be paid over or delivered to the U.S. Collateral Agent in the same form as so received (with any necessary endorsement or assignment) immediately on account of the U.S. Obligations or to be held as Collateral for any U.S. Obligations, but without otherwise affecting in any manner such Guaranteed Party’s liability hereof. Each Guaranteed Party agrees to file all claims against the Canadian Borrowers in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Canadian Subordinated Debt. If for any reason a Guaranteed Party fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, such Guaranteed Party hereby irrevocably appoints the U.S. Collateral Agent as its true and lawful attorney-in-fact and the U.S. Collateral Agent is hereby authorized to act as attorney-in-fact in such Guaranteed Party’s name to file such claim or, in the U.S. Collateral Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the U.S. Collateral Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the U.S. Collateral Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Guaranteed Party hereby assigns to the U.S. Collateral Agent all of such Guaranteed Party’s rights to any payments or distributions to which such Guaranteed Party otherwise would be entitled. If the amount so paid is greater than such Guaranteed Party’s liability hereunder, the U.S. Collateral Agent shall pay the excess amount to the party entitled thereto.

Section 13.   Default; Remedies. The obligations of each Guarantor hereunder are independent of and separate from the Obligations. If any Obligation is not paid when due, or upon any Event of Default under Article VII of the Credit Agreement, the Administrative Agent may, at its sole election, proceed directly and at once, without notice, against any Guarantor to collect and recover the full amount or any portion of the Obligations then due, without first proceeding against any Canadian Borrower, any other Guarantor or any other guarantor of the Obligations, or against any Collateral under the Loan Documents or joining any Canadian Borrower or any other guarantor in any proceeding against any Guarantor. At any time after maturity of the Obligations, each Guaranteed Party may (until such time as the Guaranteed Obligations are indefeasibly paid in full in cash and all Commitments and other obligations under the Credit Agreement have been terminated), with notice to the Administrative Agent but without notice to any Guarantor, and regardless of the acceptance of any Collateral or security for the payment hereof, appropriate and apply toward the payment of all or any part of the Guaranteed Obligations (a) any indebtedness due or to become due from such Guarantied Party or any of its Affiliates to or for the credit of such Guarantor and (b) any deposits, moneys, credits or other property belonging to such Guarantor, at any time held by, or coming into the possession of, or under the control of, such Guarantied Party or any of its Affiliates.

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Section 14.   Continuing Guaranty; Irrevocability. This Guaranty shall be a continuing guaranty and shall be operative and binding and the obligations and liabilities of each Guarantor hereunder shall be irrevocable until such time as the Administrative Agent shall have acknowledged in writing that all of the Guaranteed Obligations have been indefeasibly paid in full in cash and all Commitments and other obligations under the Credit Agreement have been terminated, at which time this Guaranty shall automatically terminate; provided, that, solely to the extent permitted by the provisions of the Credit Agreement, the Administrative Agent shall release any Guarantor from its obligations hereunder if such Person ceases to be a Subsidiary of the Parent in connection with a sale, transfer or other disposition of all of the Stock of such Person in a transaction permitted by the Credit Agreement or such Person shall have been liquidated or dissolved in a transaction permitted by the Credit Agreement. Upon termination of this Guaranty and at the written request of the Guarantors or their respective successors or assigns, and at the cost and expense of the Canadian Borrowers or the Guarantors or their respective successors or assigns, the Administrative Agent shall execute such instruments, documents or agreements as are reasonably necessary to evidence such termination.

Section 15.   Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default or if any Canadian Borrower or any Guarantor becomes insolvent, and with notice to the Administrative Agent, each Guarantied Party and each Affiliate of a Guarantied Party may at any time or from time to time without notice to any Guarantor (any such notice being expressly waived) or to any other Person and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of all or any part of the Guaranteed Obligations (a) any indebtedness due or to become due from such Guarantied Party or such Affiliate to or for the credit of such Guarantor and (b) any deposits, moneys, credits or other property belonging to such Guarantor, at any time held by, or coming into the possession of, or under the control of, such Guarantied Party or such Affiliate.

Section 16.   No Marshalling. Each Guarantor consents and agrees that no Guarantied Party or Person acting for or on behalf of any Guarantied Party shall be under any obligation to marshal any assets in favor of any Guarantor or against or in payment of any or all of the Obligations.

Section 17.   Representations and Warranties. Each Guarantor represents and warrants that such Guarantor has, independently and without reliance upon any Guarantied Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the financial condition and assets of such other Loan Parties.

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Section 18.   Notices. All notices and other communications provided for herein shall be made at the addresses, in the manner and with the effect provided in Section 9.01 of the Credit Agreement.

Section 19.   Enforcement; Amendments; Waiver. No failure or delay on the part of any Guarantied Party in the exercise of any right, power, privilege or remedy arising under this Guaranty, the Credit Agreement, any other Loan Document or otherwise shall operate as a waiver thereof, and no single or partial exercise by any such Person of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy and no course of dealing between any Guarantor and any Guarantied Party shall operate as a waiver thereof. No modification or waiver of any term or provision of this Guaranty shall be binding upon any Guarantied Party, except as expressly set forth in a writing duly signed and delivered by the party making such modification or waiver. Failure by any Guarantied Party at any time or times hereafter to require strict performance by any Canadian Borrower, any Guarantor, any other guarantor of all or any part of the Obligations or any other Person of any provision, warranty, term or condition contained in any Loan Document now or at any time hereafter executed by any such Persons and delivered to any Guarantied Party shall not waive, affect or diminish any right of any Guarantied Party at any time or from time to time thereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act or knowledge of any Guarantied Party, or its respective agents, officers or employees, unless such waiver is contained in an instrument in writing, directed and delivered to the Canadian Borrowers or such Guarantor, as applicable, specifying such waiver, and is signed by the party or parties necessary to give such waiver under the Credit Agreement. No waiver of any Event of Default by any Guarantied Party shall operate as a waiver of any other Event of Default or any recurrence of such Event of Default on a future occasion, and no action by any Guarantied Party permitted hereunder shall in any way affect or impair this Guaranty or any right, power, privilege or remedy of any Guarantied Party hereunder or the obligations of any Guarantor under this Guaranty. Any determination by a court of competent jurisdiction of the amount of any principal or interest owing by the Canadian Borrowers to a Guarantied Party shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made. The remedies provided in this Guaranty are cumulative and are not exclusive of any other remedies provided by any other Loan Document or by law.

Section 20.   Successors and Assigns. This Guaranty shall be binding upon each Guarantor and its respective successors and assigns and shall inure to the benefit of the Guarantied Parties and their successors and assigns, provided, however, that, no Guarantor may transfer, or otherwise assign, any of its obligations hereunder without the prior written consent of the Administrative Agent.

Section 21.   Severability. Any provision of this Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a

9

particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 22.   Joinder. Any other Person (including any new Subsidiary of any Loan Party that is required to become a party to this Guaranty) may become a Guarantor by executing and delivering to the Guarantied Parties a counterpart signature page hereto substantially in the form of Appendix I hereto and upon the execution and delivery of such counterpart signature page to the Administrative Agent shall become a Guarantor hereunder and shall become bound by the terms and provisions hereof with the same force and effect as if originally named a Guarantor herein. The obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder.

Section 23.   Collateral. Each Guarantor hereby acknowledges and agrees that its obligations under this Guaranty are secured pursuant to the terms and provisions of the Collateral Documents executed by it in favor of the Administrative Agent, for the benefit of the Secured Parties.

Section 24.   Governing Law; Jurisdiction; Consent to Service of Process. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any court referred to in this Section 24. Each Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10

Each Guarantor irrevocably consents to service of process in the manner provided for notices in Section 18 hereof. Nothing in this Guaranty will affect the right of any party to this Guaranty to serve process in any other manner permitted by law.

Section 25. WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 26. Waiver of Consequential Damages. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGE IN ANY LEGAL ACTION OR PROCEEDING IN RESPECT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT.

Section 27. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Guaranty and shall not affect the construction of, or be taken into consideration in interpreting, this Guaranty.

Section 28. Counterparts. This Guaranty and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

Section 29. Entire Agreement. This Guaranty, taken together with all of the other Loan Documents executed and delivered by the Guarantors, represents the entire agreement and understanding of the parties hereto and supersedes all prior understandings, written and oral, relating to the subject matter hereof.

[Signatures to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be duly executed by their respective authorized officers as of the day and year first above written.

PROGRESS RAIL SERVICES HOLDINGS CORP.

By:
Name:
Title:

PROGRESS METAL RECLAMATION COMPANY

By:
Name:
Title:

WEST VIRGINIA AUTO SHREDDING, INC.

By::
Name:
Title:

12

PROGRESS RAIL SERVICES CORPORATION

By:
Name:
Title:

PROGRESS RAIL HOLDINGS, INC.

By:
Name:
Title:

FM INDUSTRIES, INC.

By:
Name:
Title:

SOUTHERN MACHINE AND TOOL COMPANY

By:
Name:
Title:

RAILCAR, LTD.

By:
Name:
Title:

13

CHEMETRON RAILWAY PRODUCTS, INC.

By:
Name:
Title:

UNITED INDUSTRIES CORPORATION

By:
Name:
Title:

KENTUCKIANA RAILCAR REPAIR & STORAGE FACILITY, LLC

By: Progress Rail Services Corporation, as Member

By:
Name:
Title:

By: United Industries Corporation, as Member

By:
Name:
Title:

PROGRESS VANGUARD CORPORATION

By:
Name:
Title:

14

S&L RAILROAD, LLC

By:
Name:
Title:

15

Appendix I to Guaranty

[Form of Counterpart Signature Page to Guaranty]

By signing below, [each of] the undersigned becomes a Guarantor under the Guaranty dated as of March [   ], 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), in favor of and for the benefit of the Guarantied Parties (as defined in the Guaranty), to which this signature page is attached and is made a part, and agrees that, upon the execution and delivery of this signature page to the Administrative Agent, it is bound by the terms, conditions and obligations thereof applicable to it as a “Guarantor” under the Guaranty and further represents and warrants to the Administrative Agent that (i) the representations and warranties made by it as a “Guarantor” thereunder are true and correct on as of the date hereof and (ii) this Form of Counterpart Signature Page to Guaranty has been duly executed and delivered by it.

Address:	[GUARANTOR]

Date:	By:
Name:
Title:

Address:	[GUARANTOR]

Date:	By:
Name:
Title:

16

Annex III
TO PLEDGE AND SECURITY AGREEMENT

FORM OF CONTROL AGREEMENT FOR SECURITIES ACCOUNTS

[See Attached]

ANNEX III
PLEDGE AND
SECURITY AGREEMENT

FORM OF SECURITIES ACCOUNT CONTROL AGREEMENT

[    ], 20[    ]

General Electric Capital Corporation, in its capacity as collateral agent under that certain [Domestic/Canadian] Pledge and Security Agreement (in such capacity, the “[US / Canadian] Collateral Agent”) for certain lenders (the “Lenders”), [name of applicable Borrower], a [    ] [corporation/limited liability company/limited partnership] (“Debtor”), and [  ] (“Securities Intermediary”) hereby agree as follows:

PREAMBLE:

1.         Securities Intermediary and Debtor have entered into a [customer agreement], a copy of which is attached hereto as Exhibit A (as such agreement may be amended, supplemented or otherwise modified in accordance with its terms, the “Customer Agreement”), pursuant to which Securities Intermediary has established its securities account number [    ] in the name of Debtor (the “Account”).

2.         Debtor and certain of its affiliates have entered or are about to enter into financing arrangements with General Electric Capital Corporation, as U.S. administrative agent, [    ], as Canadian administrative agent and the Lenders pursuant to which Debtor may from time to time have certain indebtedness or other obligations to the Agents and the Lenders.

3.         Debtor and the other parties designated therein as Grantors have executed a Pledge and Security Agreement in favor of the [US/Canadian] Collateral Agent (as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”), in which inter alia, Debtor has granted to the [US/Canadian] Collateral Agent on behalf of itself and the other Secured Parties the Account and the financial assets and any free credit balance carried therein.

4.         [US/Canadian] Collateral Agent, Debtor and Securities Intermediary are entering into this Agreement to provide for the control of the Account and to perfect the security interest of [US/Canadian] Collateral Agent in the Account and the financial assets and any free credit balance carried therein as more fully described in the Security Agreement.

TERMS:

1.         The Account. Securities Intermediary hereby represents and warrants Debtor that (a) the Account has been established in the name of Debtor and with the account number as recited above, and neither the Securities Intermediary nor the Debtor shall change the name or the account number of the Account without the prior written consent of the [US/Canadian] Collateral Agent, (b) the Account does not contain any financial assets which are registered in the name of Debtor, payable to its order, or specially endorsed to it, which have not been specially endorsed to Securities Intermediary or in blank, (c) the Customer Agreement, the security entitlements arising out of the financial assets carried in the Account and such free credit balance are valid and legally binding obligations of Securities Intermediary, (d) except for the claims and interests of [US/Canadian] Collateral Agent and of Debtor in the Account, Securities Intermediary does not know of any lien on, claim to or interest in the Account or in any “financial asset” (as defined in Section 8-102(a) of the Code), cash or funds credited thereto and all other property and rights now or hereafter received in such Account (collectively, the “Assets”), (e) the Account is, and will be maintained as, a “securities account” (as defined in Section 8-501 of the Code (as defined below), and (f) all financial assets delivered to the Securities Intermediary will be promptly credited to the Account. Securities Intermediary will treat all property held by it in the Account as “financial assets” within the meaning of Section 8-102(a)(9) of the Uniform Commercial Code of the State of New York (the “Code”).

2.         No Withdrawals. Securities Intermediary shall neither accept nor comply with any entitlement order or instruction from Debtor withdrawing any financial assets from the Account nor deliver any such financial assets to Debtor nor pay any free credit balance or other amount owing from Securities Intermediary to Debtor with respect to the Account following a Notice of Exclusive Control (as defined below) from [US/Canadian] Collateral Agent.

3.         Priority of Lien. Debtor hereby confirms that, pursuant to the Security Agreement, Debtor has granted to [US/Canadian] Collateral Agent for the benefit of itself and the other Secured Parties a security interest in the Account and all Assets therein.  Securities Intermediary consents to the foregoing security interest. Securities Intermediary hereby confirms that the Account is a cash account and that it will not advance any margin or other credit to Debtor therein, either directly or indirectly, by executing purchase orders in excess of any credit balance or money market mutual funds held in the Account, executing sell orders on securities not held in the Account or by executing trades in instruments such as options and commodities contracts that create similar obligations, nor shall Securities Intermediary hypothecate any securities carried in the Account. Securities Intermediary hereby waives and releases all liens, encumbrances, claims, rights of setoff and any other rights Securities Intermediary may at any time have by agreement, operation of law or otherwise against the Account or any financial asset carried in the Account or any credit balance in the Account and agrees that, except for payment of its customary fees and commissions pursuant to the Customer Agreement, it will not assert any such lien, encumbrance, claim or right or the priority thereof against the Account or any financial asset carried in the Account or any credit balance in the Account.  Securities Intermediary has not and will not (i) agree with any third party that Securities Intermediary will comply with entitlement orders (as defined in Section 8-102(a)(8) of the Code) or instructions (within the meaning of Section 9-104 of the Code) concerning the Account originated by such third party or (ii) enter into any agreement purporting to limit or condition the obligation of the Securities Intermediary to comply with entitlement orders or instructions.

4.         Control. Securities Intermediary will comply with any order or instruction originated by [US/Canadian] Collateral Agent directing transfer or redemption of the financial assets or otherwise concerning the Account without further consent by Debtor or any other person. Except as otherwise provided in Section 3 above, Securities Intermediary shall make trades of financial assets held in the Account at the instruction of Debtor, or its authorized representatives, and comply with entitlement orders concerning such trades from Debtor, or its authorized representatives in any of the permitted investments set forth on Exhibit A hereto, until

2

such time as [US/Canadian] Collateral Agent delivers a written notice to Securities Intermediary which states that [US/Canadian] Collateral Agent is exercising exclusive control over the Account. Such notice is referred to herein as the “Notice of Exclusive Control.” After Securities Intermediary receives a Notice of Exclusive Control, it will immediately cease complying with all instructions or entitlement orders concerning the Account originated by Debtor or its representatives until such Notice of Exclusive Control is withdrawn by [US/Canadian] Collateral Agent in writing. Notwithstanding anything to the contrary contained herein or in any other agreement, if at any time the Securities Intermediary shall receive conflicting orders or instructions from the [US/Canadian] Collateral Agent and the Debtor, the Securities Intermediary shall follow the order or instructions of the [US/Canadian] Collateral Agent and not the Debtor.

5.         Statements, Confirmations and Notices of Adverse Claims. Securities Intermediary will send copies of all statements, confirmations and other correspondence concerning the Account simultaneously to each of Debtor and [US/Canadian] Collateral Agent at the addresses set forth herein and will provide to the Administrative Agent a monthly statement of Assets. If any person asserts any lien, encumbrance or adverse claim against the Account or in any financial asset cash, or funds carried therein, Securities Intermediary will promptly notify [US/Canadian] Collateral Agent and Debtor thereof.

6.         Responsibility of Securities Intermediary. Except for advancing margin or other credit to Debtor in violation of Section 3 above, Securities Intermediary shall have no responsibility or liability to [US/Canadian] Collateral Agent for making trades of financial assets held in the Account at the instruction of Debtor, or its authorized representatives, or complying with entitlement orders in accordance with Section 4 above concerning the Account from Debtor, or its authorized representatives, which are received by Securities Intermediary before Securities Intermediary receives a Notice of Exclusive Control. Securities Intermediary shall have no responsibility or liability to Debtor for complying with a Notice of Exclusive Control or complying with entitlement orders concerning the Account originated by [US/Canadian] Collateral Agent. Securities Intermediary shall have no duty to investigate or make any determination as to whether the conditions for the issuance or withdrawal of a Notice of Exclusive Control contained in any agreement between Debtor and [US/Canadian] Collateral Agent have occurred. Neither this Agreement nor the Security Agreement imposes or creates any obligation or duty of Securities Intermediary other than those expressly set forth herein.

7.         Tax Reporting. All items of income, gain, expense and loss recognized in the Account shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of Debtor.

8.         Customer Agreement. This Agreement supplements the Customer Agreement between Securities Intermediary and Customer. There are no other agreements entered into between the Securities Intermediary and the Debtor with respect to the Account except for the Customer Agreement. In the event of a conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, including, without limitation, the Customer Agreement, the terms of this Agreement will prevail. Regardless of any provision in the Customer Agreement or any other agreement, New York shall be deemed to be the Securities Intermediary’s jurisdiction (within the meaning of Section 8- 110(e) of the Code) for purposes of the Code.

3

9.         Termination. The rights and powers granted herein to [US/Canadian] Collateral Agent have been granted in order to perfect its security interest in the Account, are powers coupled with an interest and will neither be affected by the bankruptcy or insolvency of Debtor nor by the lapse of time. The obligations of Securities Intermediary under Sections 2, 3, 4 and 5 above shall continue in effect until the security interest of [US/Canadian] Collateral Agent in the Account has been terminated pursuant to the terms of the Security Agreement and [US/Canadian] Collateral Agent has notified Securities Intermediary of such termination in writing. Upon receipt of such notice, the obligations of Securities Intermediary under Sections 2, 3, 4 and 5 above with respect to the operation and maintenance of the Account after the receipt of such notice shall terminate, [US/Canadian] Collateral Agent shall have no further right to originate entitlement orders concerning the Account and Securities Intermediary may take such steps as Debtor may request to vest full ownership and control of the Account in Debtor, including, but not limited to, transferring all of the financial assets and credit balances in the Account to another securities account in the name of Debtor or its designee.

10.       This Agreement. This Agreement, the schedules and exhibits hereto and the agreements and instruments required to be executed and delivered hereunder set forth the entire agreement of the parties hereto with respect to the subject matter hereof and supersede and discharge all prior agreements (written or oral) and negotiations and all contemporaneous oral agreements concerning such subject matter and negotiations. There are no oral conditions precedent to the effectiveness of this Agreement.

11.       Amendments. No amendment, modification or termination of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

12.       Severability. If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to persons or circumstances, other than those to which it is held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

13.       Successors. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or permitted assigns.

14.       Rules of Construction. In this Agreement, words in the singular number include the plural, and in the plural include the singular; words of the masculine gender include the feminine and the neuter, and when the sense so indicates words of the neuter gender may refer to any gender and the word “or” is disjunctive but not exclusive. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit or describe the scope or intent of the provisions of this Agreement. Except as otherwise defined herein all terms herein shall have the meanings ascribed thereto in Article 8 of the Code.

15.       Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly

4

given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or three days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address specified below:

[US/Canadian] Collateral	General Electric Capital Corporation
Agent:	[ ]
[ ]
Attention: [ ]
Facsimile: [ ]

Debtor:	[Name of applicable Borrower]
[ ]
[ ]
Attention: [ ]
Facsimile: [ ]

Securities Intermediary:	[ ]
[ ]
[ ]
Attn: [ ]
Facsimile: [ ]

Any party may change its address for notices in the manner set forth above.

16.       Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

17.       Choice of Law. The parties hereto agree that certain material events, occurrences and transactions relating to this Agreement bear a reasonable relationship to the State of New York. The validity, terms, performance and enforcement of this Agreement shall be governed by the laws of the State of New York which are applicable to agreements which are executed, delivered and performed in that State.

5

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

GENERAL ELECTRIC CAPITAL CORPORATION, as [US/Canadian] Collateral Agent

By
Title:

[NAME OF APPLICABLE BORROWER]

By
Title:

[ ]

By
Title:

Exhibit A

[Please insert description of one day and one week commercial paper]

Annex IV
TO PLEDGE AND SECURITY AGREEMENT

FORM OF PATENT SECURITY AGREEMENT

[See Attached]

ANNEX IV
PLEDGE AND
SECURITY AGREEMENT

FORM OF
PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (this “Agreement”), dated as of March [    ], 2005, is made between each of the entities listed on the signature pages hereof (each a “Grantor” and, collectively, the “Grantors”), in favor of General Electric Capital Corporation (“GECC”), as U.S. collateral agent (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”) for the benefit of itself and the U.S. Secured Parties.

W I T N E S S E T H:

WHEREEAS pursuant to the terms of that certain Credit Agreement, dated as of March [    ], 2005 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Progress Rail Services Parent Corp. (the “Parent”), each of Parent’s domestic subsidiaries identified on the signature pages thereof (the Parent and such subsidiaries, collectively, the “U.S. Borrowers”), Progress Rail Canada Corporation, Progress Rail Transcanada Corporation (the “Canadian Borrowers”; the Canadian Borrowers and the U.S. Borrowers, collectively, the “Borrowers”), GECC, as U.S. Administrative Agent,                                              , as Canadian Administrative Agent, the Lenders and the other parties thereto, the U.S. Administrative Agent, the Canadian Administrative Agent, the Lenders and the other parties thereto have agreed to extend credit and make certain financial accommodations to the Borrowers;

WHEREEAS pursuant to that certain Domestic Pledge and Security Agreement, of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), between Grantors and Collateral Agent, each Grantor has granted to the Collateral Agent a security interest and continuing lien on all of such Grantor’s right, title and interest in, to and under all Collateral, including the Patent Collateral (as defined below), and all Collateral in each case whether now owned or existing or hereafter acquired or arising and wherever located to secure the prompt and complete payment and performance of all Secured Obligations (as defined in the Security Agreement) including the obligations of the Borrowers under the Credit Agreement; and

WHEREAS pursuant to the Credit Agreement, the Grantors are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the premises and to induce the Lenders, the Issuing Banks, and the Administrative Agents to enter into the Credit Agreement and to induce the Lenders and the Issuing Banks to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby agrees with the Collateral Agent as follows:

Section 1.      Defined Terms

Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

Section 2.      Grant of Security Interest in Patents

Each Grantor hereby grants to the Collateral Agent a security interest and continuing lien on all of such Grantor’s right, title and interest in, to and under the following

Collateral of such Grantor, in each case whether owned or existing or hereafter acquired or arising and wherever located (collectively, the “Patent Collateral”):

(i)        all of its Patents and all Intellectual Property Licenses providing for the grant by or to such Grantor of any right under any Patent, including, without limitation, those referred to on Schedule 1 hereto;

(ii)       all reissues, reexaminations, continuations, continuations-in-part, divisionals, renewals and extensions of the foregoing; and

(iii)      all income, royalties, proceeds and liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.

Section 3.      Security for Obligations

This Agreement secures, and the Patent Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Secured Obligations.

Section 4.      Security Agreement

The security interests granted pursuant to this Agreement are granted in conjunction with the security interests granted to the Collateral Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any irreconcilable conflict between the terms of this Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall control.

Section 5.      Grantor Remains Liable

Each Grantor hereby agrees that, anything herein to the contrary notwithstanding, such Grantor shall remain liable for all obligations under the Collateral, and shall assume full and complete responsibility for the prosecution, defense, enforcement or any other necessary or desirable actions in connection with their Patents and Intellectual Property Licenses subject to a security interest hereunder.

Section 6.      Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

2

Section 7.      Governing Law

This agreement and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with the laws of the State of Illinois, but giving effect to federal laws applicable to national banks.

[SIGNATURE PAGE FOLLOWS]

3

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[NAME OF GRANTOR], as Grantor

By:
Name:
Title:

[[Name of Additional Grantor], as Grantor

By:
Name:
Title: ]

ACCEPTED AND AGREED
as of the date first above written:

GENERAL ELECTRIC CAPITAL CORPORATION,
as U.S. Collateral Agent

By:
Name:
Title:

ACKNOWLEDGEMENT OF GRANTOR

STATE OF	)
	)	ss.
COUNTY OF	)

On this                day of               , 20      before me personally appeared                                              , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of [             ], who being by me duly sworn did depose and say that he is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he acknowledged said instrument to be the free act and deed of said corporation.

Notary Public

SCHEDULE I

TO

PATENT SECURITY AGREEMENT

A.	PATENTS
[Include Issued Number and Date]

B.	PATENT APPLICATIONS
[Include Application Number and Date]

C.	INTELLECTUAL PROPERTY LICENSES
[Include complete legal description of agreement (name of agreement, parties and date)]

4

Annex V
TO PLEDGE AND SECURITY AGREEMENT

FORM OF TRADEMARK SECURITY AGREEMENT

[See Attached]

ANNEX V
PLEDGE AND
SECURITY AGREEMENT

FORM OF
TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (this “Agreement”), dated as of [    ], 2005, is made between each of the entities listed on the signature pages hereof (each a “Grantor” and, collectively, the “Grantors”), in favor of General Electric Capital Corporation (“GECC”), as U.S. collateral agent (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”) for the benefit of itself and the U.S. Secured Parties.

W I T N E S S E T H:

WHEREAS pursuant to the terms of that certain Credit Agreement, dated as of March [    ], 2005 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Progress Rail Services Parent Corp. (the “Parent”), each of Parent’s domestic subsidiaries identified on the signature pages thereof (the Parent and such subsidiaries, collectively, the “U.S. Borrowers”), Progress Rail Canada Corporation, Progress Rail Transcanada Corporation (the “Canadian Borrowers”; the Canadian Borrowers and the U.S. Borrowers, collectively, the “Borrowers”). GECC, as U.S. Administrative Agent,                                              , as Canadian Administrative Agent, the Lenders and the other parties thereto, the U.S. Administrative Agent, the Canadian Administrative Agent, the Lenders and the other parties thereto have agreed to extend credit and make certain financial accommodations to the Borrowers;

WHEREAS pursuant to that certain Domestic Pledge and Security Agreement, of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), between Grantors and Collateral Agent, each Grantor has granted to the Collateral Agent a security interest and continuing lien on all of such Grantor’s right, title and interest in, to and under all Collateral, including the Trademark Collateral (as defined below), and all Collateral in each case whether now owned or existing or hereafter acquired or arising and wherever located to secure the prompt and complete payment and performance of all Secured Obligations (as defined in the Security Agreement) including the obligations of the Borrowers under the Credit Agreement; and

WHEREAS pursuant to the Credit Agreement, the Grantors are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the premises and to induce the Lenders, the Issuing Banks, and the Administrative Agents to enter into the Credit Agreement and to induce the Lenders and the Issuing Banks to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby agrees with the Collateral Agent as follows:

Section 1.      Defined Terms

Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

1

Section 2.      Grant of Security Interest in Trademarks

Each Grantor hereby grants to the Collateral Agent a security interest and continuing lien on all of such Grantor’s right, title and interest in, to and under the following Collateral of such Grantor, in each case whether owned or existing or hereafter acquired or arising and wherever located (collectively, the “Trademark Collateral”) provided that applications filed in the U.S. Patent and Trademark Office to register trademarks or service marks on the basis of any Grantor’s “intent to use” such marks will not be deemed Trademark Collateral unless and until the filing of a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted in the United States Patent and Trademark Office, whereupon such applications shall be automatically subject to the lien granted herein and deemed included in the Collateral:

(i) all of its Trademarks and all Intellectual Property Licenses providing for the grant by or to such Grantor of any right under any Trademark, including, without limitation, those referred to on Schedule 1 hereto;

(ii) all renewals and extensions of the foregoing;

(iii) all goodwill of the business connected with the use of, and symbolized by, each such Trademark; and

(iv) all income, royalties, proceeds and liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.

Section 3.      Security for Obligations

This Agreement secures, and the Trademark Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Secured Obligations.

Section 4.      Security Agreement

The security interests granted pursuant to this Agreement are granted in conjunction with the security interests granted to the Collateral Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any irreconcilable conflict between the terms of this Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall control.

2

Section 5.      Grantor Remains Liable

Each Grantor hereby agrees that, anything herein to the contrary notwithstanding, such Grantor shall remain liable for all obligations under the Collateral, and shall assume full and complete responsibility for the prosecution, defense, enforcement or any other necessary or desirable actions in connection with their Trademarks and Intellectual Property Licenses subject to a security interest hereunder.

Section 6.      Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Section 7.      Governing Law

This agreement and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with the laws of the State of Illinois, but giving effect to federal laws applicable to national banks.

[SIGNATURE PAGE FOLLOWS]

3

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be duly executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[Name of Grantor], as Grantor

By:
Name:
Title:

[[Name of Additional Grantor], as Grantor

By:
Name:
Title: ]

ACCEPTED AND AGREED
as of the date first above written:

GENERAL ELECTRIC CAPITAL CORPORATION,
as U.S. Collateral Agent

By:
Name:
Title:

ACKNOWLEDGEMENT OF GRANTOR

STATE OF	)
	)	ss.
COUNTY OF	)

On this           day of                      , 2005 before me personally appeared                                        , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of [                              ], who being by me duly sworn did depose and say that he is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he acknowledged said instrument to be the free act and deed of said corporation.

Notary Public

[ACKNOWLEDGEMENT OF GRANTOR

STATE OF	)
	)	ss.
COUNTY OF	)

On this        day of                    , 2005 before me personally appeared                                       , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of [                                        ], who being by me duly sworn did depose and say that he is an authorized officer of said limited liability company, that the said instrument was signed on behalf of said limited liability company as authorized by its Board of Directors and that he acknowledged said instrument to be the free act and deed of said limited liability company.

.]
Notary Public

SCHEDULE I

TO

TRADEMARK SECURITY AGREEMENT

A.	REGISTERED TRADEMARKS
[Include Registration Number and Date]

B.	TRADEMARK APPLICATIONS
[Include Application Number and Date]

C.	INTELLECTUAL PROPERTY LICENSES
[Include complete legal description of agreement (name of agreement, parties and date)]

Annex VI
TO PLEDGE AND SECURITY AGREEMENT

FORM OF COPYRIGHT SECURITY AGREEMENT

[See Attached]

ANNEX VI
PLEDGE AND
SECURITY AGREEMENT

FORM OF
COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT (this “Agreement”), dated as of March [    ], 2005, is made between each of the entities listed on the signature pages hereof (each a “Grantor” and, collectively, the “Grantors”), in favor of General Electric Capital Corporation (“GECC”), as U.S. collateral agent (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”) for the benefit of itself and the U.S. Secured Parties.

W I T N E S S E T H:

WHEREAS pursuant to the terms of that certain Credit Agreement, dated as of March [    ], 2005 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Progress Rail Services Parent Corp. (the “Parent”), each of Parent’s domestic subsidiaries identified on the signature pages thereof (the Parent and such subsidiaries, collectively, the “U.S. Borrowers”), Progress Rail Canada Corporation, Progress Rail Transcanada Corporation (the “Canadian Borrowers”; the Canadian Borrowers and the U.S. Borrowers; collectively, the “Borrowers”), GECC, as U.S. Administrative Agent,                                               as Canadian Administrative Agent, the Lenders and the other parties thereto, the U.S. Administrative Agent, the Canadian Administrative Agent, the Lenders and the other parties thereto have agreed to extend credit and make certain financial accommodations to the Borrowers;

WHEREAS pursuant to that certain Domestic Pledge and Security Agreement, of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), between Grantors and Collateral Agent, each Grantor has granted to the Collateral Agent a security interest and continuing lien on all of such Grantor’s right, title and interest in, to and under all Collateral, including the Patent Collateral (as defined below), and all Collateral in each case whether now owned or existing or hereafter acquired or arising and wherever located to secure the prompt and complete payment and performance of all Secured Obligations (as defined in the Security Agreement) including the obligations of the Borrowers under the Credit Agreement; and

WHEREAS pursuant to the Credit Agreement, the Grantors are required to execute and deliver this Agreement.

Now, THEREFORE, in consideration of the premises and to induce the Lenders, the Issuing Banks, and the Administrative Agents to enter into the Credit Agreement and to induce the Lenders and the Issuing Banks to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby agrees with the Collateral Agent as follows:

Section 1.      Defined Terms

Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

Section 2.      Grant of Security Interest in the Copyright Collateral

Each Grantor hereby grants to the Collateral Agent a security interest and continuing lien on all of such Grantor’s right, title and interest in, to and under the following

Collateral of such Grantor, in each case whether owned or existing or hereafter acquired or arising and wherever located (collectively, the “Copyright Collateral”):

(i)        all of its Copyrights and all Intellectual Property Licenses providing for the grant by or to such Grantor of any right under any Copyright, including, without limitation, those referred to on Schedule A hereto;

(ii)       all renewals, reversions, continuations and extensions of the foregoing; and

(iii)      all income, royalties, proceeds and liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.

Section 3.      Security for Obligations

This Agreement secures, and the Copyright Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Secured Obligations.

Section 4.      Security Agreement

The security interests granted pursuant to this Agreement are granted in conjunction with the security interests granted to the Collateral Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any irreconcilable conflict between the terms of this Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall control.

Section 5.      Grantor Remains Liable

Each Grantor hereby agrees that, anything herein to the contrary notwithstanding, such Grantor shall remain liable for all obligations under the Collateral, and shall assume full and complete responsibility for the prosecution, defense, enforcement or any other necessary or desirable actions in connection with their Copyrights and Intellectual Property Licenses subject to a security interest hereunder.

Section 6.      Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

2

Section 7.      Governing Law

This agreement and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with the laws of the State of Illinois, but giving effect to federal laws applicable to national banks.

[SIGNATURE PAGE FOLLOWS]

3

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[NAME OF GRANTOR], as Grantor

By:
Name:
Title:

[[Name of Additional Grantor], as Grantor

By:
Name:
Title: ]

ACCEPTED AND AGREED
as of the date first above written:

GENERAL ELECTRIC CAPITAL CORPORATION,
as U.S. Collateral Agent

By:
Name:
Title:

ACKNOWLEDGEMENT OF GRANTOR

STATE OF	)
	)	ss.
COUNTY OF	)

On this              day of           , 20   before me personally appeared                           , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of [              ], who being by me duly sworn did depose and say that he is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he acknowledged said instrument to be the free act and deed of said corporation.

Notary Public

ACKNOWLEDGEMENT OF GRANTOR

STATE OF	)
	)	ss.
COUNTY OF	)

On this      day of        , 20   before me personally appeared                                     , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of [                    ], who being by me duly sworn did depose and say that he is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he acknowledged said instrument to be the free act and deed of said corporation.

Notary Public

SCHEDULE I

TO

COPYRIGHT SECURITY AGREEMENT

A.       REGISTERED COPYRIGHTS
[Include Registration Number and Date]

B.        COPYRIGHT APPLICATIONS
[Include Application Number and Date]

C.        INTELLECTUAL PROPERTY LICENSES
[Include complete legal description of agreement (name of agreement, parties and date)

Annex VII
TO PLEDGE AND SECURITY AGREEMENT

FORM OF COLLATERAL ACCESS AGREEMENT

[See Attached]

7

ANNEX VII
PLEDGE AND
SECURITY AGREEMENT

COLLATERAL ACCESS AGREEMENT

This COLLATERAL ACCESS AGREEMENT (this “Agreement”) is dated as of         , 2005 and entered into by [NAME OF LANDLORD] (“Landlord”), to and for the benefit of GENERAL ELECTRIC CAPITAL CORPORATION, as [U.S./Canadian] collateral agent for [U.S./Canadian] Lenders (as defined below) under that certain [Domestic/Canadian] Pledge and Security Agreement, dated as of [    ], 2005 (in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, [GRANTOR], a [     ] corporation (“Tenant”), has possession of and occupies all or a portion of the property described on Exhibit A annexed hereto (the “Premises”);

WHEREAS, Tenant’s interest in the Premises arises under the lease agreement (the “Lease”) more particularly described on Exhibit B annexed hereto, pursuant to which Landlord has rights, upon the terms and conditions set forth therein, to take possession of, and otherwise assert control over, the Premises;

WHEREAS, reference is made to that certain Credit Agreement, dated as of [  ], 2005 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Progress Rail Services Holdings Corp. (“Parent”), each domestic subsidiary of Parent party thereto (Parent and each such subsidiary, the “U.S. Borrowers”), Progress Rail Canada Corporation, Progress Rail Transcanada Corporation (the “Canadian Borrowers”; the Canadian Borrowers, together with the U.S. Borrowers, the “Borrowers”) the Lenders party thereto, GENERAL ELECTRIC CAPITAL CORPORATION, as U.S. administrative agent,                , as Canadian administrative agent, J.P. MORGAN SECURITIES INC., as Sole Bookrunner, Sole Lead Arranger and Syndication Agent, pursuant to which Tenant has executed a security agreement and other collateral documents (the “Collateral Documents”);

WHEREAS, [U.S./Canadian] Borrowers’ repayment of the extensions of credit made by Lenders under the Credit Agreement will be secured, in part, by all inventory of Tenant (including all inventory of Tenant now or hereafter located on the Premises (the “Subject Inventory”)) and all equipment and trade fixtures used in Tenant’s business (including all equipment and trade fixtures of Tenant now or hereafter located on the Premises (the “Subject Equipment”; and, together with the Subject Inventory, the “Collateral”)); and

WHEREAS, Collateral Agent has requested that Landlord execute this Agreement as a condition to the extension of credit to Borrowers under the Credit Agreement and Tenant has agreed to deliver this Agreement pursuant to the terms of the Collateral Documents.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents and warrants to, and covenants and agrees with, Collateral Agent as follows:

1.         Landlord hereby (a) waives and releases unto Collateral Agent and its successors and assigns any and all rights granted by or under any present or future laws to levy or distraint for rent or any other charges which may be due to Landlord against the Collateral, and any and all other claims, liens and demands of every kind which it now has or may hereafter have against the Collateral, and (b) agrees that any rights it may have in or to the Collateral, no matter how arising (to the extent not effectively waived pursuant to clause (a) of this paragraph 1), shall be second and subordinate to the rights of Collateral Agent in respect thereof. Landlord acknowledges that the Collateral is and will remain personal property and not fixtures even though it may be affixed to or placed on the Premises,

2.         Landlord certifies that (a) Landlord is the landlord under the Lease, (b) the Lease is in full force and effect and has not been amended, modified, or supplemented except as set forth on Exhibit B annexed hereto, (c) there is no defense, offset, claim or counterclaim by or in favor of Landlord against Tenant under the Lease or against the obligations of Landlord under the Lease, (d) no notice of default has been given under or in connection with the Lease which has not been cured, and Landlord has no knowledge of the occurrence of any other default under or in connection with the Lease, and (e) except as disclosed to Collateral Agent, no portion of the Premises is encumbered in any way by any deed of trust or mortgage lien or ground or superior lease.

3.         Landlord consents to the installation or placement of the Collateral on the Premises, and Landlord grants to Collateral Agent a license to enter upon and into the Premises to do any or all of the following with respect to the Collateral: assemble, have appraised, display, remove, maintain, prepare for sale or lease, repair, transfer, or sell (at public or private sale).

4.         Landlord agrees that it will not prevent Collateral Agent or its designee from entering upon the Premises at all reasonable times to inspect or remove the Collateral. In the event that Landlord has the right to, and desires to, obtain possession of the Premises (either through expiration of the Lease or termination thereof due to the default of Tenant thereunder), Landlord will deliver notice (the “Landlord’s Notice”) to Collateral Agent to that effect. Within the 45-day period after Collateral Agent receives the Landlord’s Notice, Collateral Agent shall have the right, but not the obligation, to cause the Collateral to be removed from the Premises. During such 45-day period, Landlord will not remove the Collateral from the Premises nor interfere with Collateral Agent’s actions in removing the Collateral from the Premises or Collateral Agent’s actions in otherwise enforcing its security interest in the Collateral. Notwithstanding anything to the contrary in this paragraph, Collateral Agent shall at no time have any obligation to remove the Collateral from the Premises.

5.         Landlord shall send to Collateral Agent a concurrent copy of any notice of default or event of default or acceleration of rent payments under the Lease sent by Landlord to Tenant.

6.         All notices to Collateral Agent under this Agreement shall be in writing and sent to Collateral Agent at its address set forth on the signature page hereof by telefacsimile, by United States mail, or by overnight delivery service.

7.         The provisions of this Agreement shall continue in effect until Landlord shall have received Collateral Agent’s written certification that all amounts advanced under the Credit Agreement have been paid in full.

8.         This Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the internal laws of State in which the Premises arc located.

9.         This Agreement may be executed in any number of several counterparts. The agreements contained herein may not be modified except by an agreement in writing signed by Landlord, Collateral Agent and Tenant, or their respective successors in interest. The agreements contained herein shall inure to the benefit of and shall be binding upon Collateral Agent and its successors and assigns and Landlord and its successors and assigns (including any transferees of the property in which the Premises is located). Any provision contained herein which is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions of this Agreement in that jurisdiction or the operation, enforceability or validity of such provision in any other jurisdiction.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the day and year first set forth above.

[NAME OF LANDLORD]

By:
Name:
Title:

Attention:
Telecopier:

By its acceptance hereof, as of the day and year first set forth above, Collateral Agent agrees to be bound by the provisions hereof.

GENERAL ELECTRIC CAPITAL CORPORATION
as [US/Canadian] Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Attention:
Telecopier:

AGREED AND ACCEPTED:

[ ], as Tenant

By:
Name:
Title:

EXHIBIT A TO
LANDLORD WAIVER AND CONSENT

Legal Description of Premises:

EXHIBIT B TO
LANDLORD WAIVER AND CONSENT

Description of Lease:

Annex VIII
TO PLEDGE AND SECURITY AGREEMENT

FORM OF BAILEE AGREEMENT

[See Attached]

8

ANNEX VIII
PLEDGE AND
SECURITY AGREEMENT

FORM OF
BAILEE AGREEMENT

General Electric Capital Corporation, as Administrative Agent

[    ]
[    ]
Attention: [    ]
Facsimile No: [    ]

Re: [Insert Address of Premises]

[Insert Name of Grantor] (the “Bailor”), a [  ] [corporation/limited liability company/limited partnership], now does or hereafter may deliver to certain premises owned or leased by [Insert Name of Bailee] (the “Bailee”) and located at [                       ] (the “Premises”), certain of its merchandise, inventory or other of its personal property, for storage and/or for the performance by the undersigned of certain processing functions.

The Bailor and certain of its affiliates (collectively, the “Borrowers”) intend to enter or have entered into financing arrangements with certain financial institutions (the “Lenders”), for which GENERAL ELECTRIC CAPITAL CORPORATION shall act as administrative agent (the “Agent”). As a condition to the Agent’s and the Lenders’ loans and other financial accommodations to the Borrowers, the Agent and the Lenders require, among other things, liens on all of the Bailor’s property, including any property located on the Premises, and the proceeds thereof (the “Collateral”).

To induce the Agent and the Lenders (together with their respective agents and assigns) to enter into said financing arrangements, and for other good and valuable consideration, the undersigned hereby acknowledges receipt of the above notice, and hereby further agrees that:

(i) title to the Collateral remains with the Bailor while the Collateral is in the custody, control or possession of the Bailee, the undersigned does not know of any security interest or claim with respect to such goods or proceeds, other than the security interest which is the subject of this agreement, and the Bailee will not assert against the Collateral any lien, right of distraint or levy, right of offset, claim, deduction, counterclaim, security or other interest in the Collateral, including any of the foregoing which might arise or exist in its favor pursuant to any agreement, common law, statute (including the Federal Bankruptcy Code) or otherwise, all of which the undersigned hereby subordinates in favor of the Agent;

(ii) the Collateral shall be clearly identified as being owned by the Bailor and kept separate and distinct from the property of the Bailee and other property in its possession;

(iii) none of the Collateral located on the Premises shall be deemed to be fixtures;

(iv) the Bailee has not issued, and shall not issue, any negotiable documents or other negotiable instruments in respect of any Collateral;

(v) if the Borrowers default on their obligations to the Agent and the Lenders, and, as a result, the Agent undertakes to enforce its security interest in the Collateral, the Bailee (a) will hold the Collateral for the Agent’s account for the benefit of the Lenders, and release the Collateral only to the Agent or its designee, (b) will cooperate with the Agent in its efforts to assemble, take possession of, and remove all of the Collateral located on the Premises; (c) will permit the Agent to remain on the Premises for forty-five (45) days after the Agent notifies the Bailee of the default, or, at the Agent’s option, to remove the Collateral from the Premises within a reasonable time, not to exceed forty-five (45) days after the Agent notifies the undersigned of the default; (d) will not hinder the Agent’s actions in enforcing its liens on the Collateral; and (e) after the Agent notifies the Bailee of the default, will, without further consent or agreement of the Bailor, abide solely by Agent’s instructions with respect to the Collateral, and not those of the Bailor.

[The undersigned hereby irrevocably and unconditionally authorizes Agent (or its designee) to file at any time such financing statements naming the undersigned as the debtor consignee, the Bailor as the secured party consignor, and the Agent as assignee, indicating as the collateral goods of the Bailor now or hereafter in custody, control or possession of the undersigned and proceeds thereof, and including any other information with respect to the undersigned required under the Uniform Commercial Code for the sufficiency of such financing statement or for it to be accepted by the filing office of any applicable jurisdiction (and any amendments or continuations with respect thereto).](1)

Any notice(s) required or desired to be given hereunder shall be directed to the party to be notified at the address stated herein.

The agreements contained herein shall continue in force until all of the Borrowers’ obligations and liabilities to the Agent and the Lenders are paid and satisfied in full and all financing arrangements among the Agent, the Lenders and the Borrowers have been terminated.

(1)       For consignees/processors.

2

The consent of the Bailor hereto constitutes its acknowledgment that Agent may assert any of the rights set forth or referred to herein, without objection by the Bailor, and that the undersigned may act in accordance with this Agreement without liability to the Bailor. By its signature below, the Bailor agrees to reimburse the undersigned for all reasonable costs and expenses incurred by the undersigned as a direct result of compliance with this Agreement. The parties hereto agree that all fees and expenses of the undersigned, including with respect to the storage and handling of the Collateral, shall be solely for the account of the Bailor.

The undersigned will notify all successor owners, transferees, purchasers and mortgagees of the existence of this waiver. The agreements contained herein may not be modified or terminated orally and shall be binding upon the successors, assigns and personal representatives of the undersigned, upon any successor owner or transferee of the Premises, and upon any purchasers, including any mortgagee, from the undersigned.

[Signature pages follow]

3

This Agreement may be executed in any number of counterparts and by different parties to this Agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto. The undersigned hereby waives notice of acceptance of this Agreement by Agent.

Executed and delivered this             day of                         , 20   .

[NAME OF BAILOR] [Address]

By:
Title:

CONSENTED AND AGREED TO:

[NAME OF BAILEE]
[Address]

By:
Title:

ACKNOWLEDGED AND ACCEPTED:

GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent

By:
Title: